As filed with the Securities and Exchange Commission on April 24, 2018

Registration No. 333-223956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLPS Incorporation

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	0001724542	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o 2nd Floor, Building 18, Shanghai Pudong Software Park

498 Guoshoujing Road, Pudong, Shanghai 201203

People’s Republic of China

Tel: (+86) 21-31268010

(Address, including zip code, and telephone number, including area code, of principal executive offices)

VCorp Services, LLC

25 Robert Pitt Drive, Suite 204,

Monsey, NY 10952

Telephone: (888) 528-2677

(Name, address, including zip code, and telephone number, including areas code, of agent for service)

Copies to:

Ralph V. De Martino, Esq. F. Alec Orudjev, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 Tel: 202-724-6848	Louis Taubman, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 917-512-0827

Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Shares, par value $0.0001 per share sold by the Registrant (2)	2,300,000	$5.50	$12,650,000	$1,574.92
Underwriters’ share purchase warrants (3)(5)	-	-	-	-
Shares underlying underwriter’s warrants (3)(4)	115,000	$6.60	$759,000	$94.49
Total	2,415,000	-	$13,409,000	$1,669.41	(6)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes 300,000 shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) We have agreed to issue to the underwriters, upon closing of this offering, warrants exercisable for a period of five years from the effective date of this registration statement entitling the representative to purchase: (i) up to 5% of the number of common shares sold to investors introduced by the underwriters in this offering; and (ii) up to 3% of the number of common shares issued to investors identified by the Company in this offering. Resales of shares of common stock issuable upon exercise of the underwriter warrants are being similarly registered on a delayed or continuous basis. See “Underwriting.”

(4) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 120% of the price per share sold in this offering.

(5) No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(6) Previously paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 24, 2018

CLPS Incorporation

2,000,000 common shares

This is the initial public offering of CLPS Incorporation. We are offering 2,000,000 common shares. We expect that the initial public offering price will be between $5.00 and $5.50 per common share.

No public market currently exists for our common shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “CLPS” for the common shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

We anticipate that following the completion of this initial public offering of our securities our Chairman, Xiao Feng Yang, and our Chief Executive Officer, Raymond Ming Hui Lin, each will beneficially own approximately 37.62% of the Company’s then outstanding securities. While under NASDAQ Marketplace Rules 5615(c), it may be deemed a “controlled company,” the Company does not intend to avail itself of the corporate governance exemptions afforded to a “controlled company” under the NASDAQ Marketplace Rules.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12 of this prospectus.

	Per share		Total
Initial public offering price	$	[●]	$	[●]
Underwriting discounts and commissions (1)(2)	$	[●]	$	[●]
Proceeds to us, before expenses	$	[●]	$	[●]

(1)	Represents underwriting discount and commissions equal to (i) 6.5% per share (or $[●] per share), which is the underwriting discount we have agreed to pay on all investors in this Offering introduced by the underwriters; and (ii) 4% per share (or $[●] per share), which is the underwriting discount we have agreed to pay on all investors in this Offering introduced by us.
(2)	Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering, payable the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 105 of this prospectus for additional information regarding total underwriter compensation.

In addition to the underwriting discounts listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue upon the closing of this offering, compensation warrants to The Benchmark Company, LLC, as representative of the underwriters, entitling them to purchase: (i) up to 5% of the number of common shares sold to investors introduced by the underwriters in this offering; and (ii) up to 3% of the number of common shares issued to investors identified by the Company in this offering. The registration statement of which this prospectus is a part also covers the underwriters’ warrants and the common shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 105.

We have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 300,000 common shares on the same terms as the other shares being purchased by the underwriters from us.

The underwriters expect to deliver the common shares against payment in U.S. dollars on or about May     , 2018.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Benchmark Book Running Manager	Cuttone & Co., LLC Co-Manager

The date of this prospectus is             , 2018

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares in the Company.

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are a global information technology (“IT”), consulting and solutions service provider focused on delivering services to global institutions in banking, insurance and financial sectors, both in China and globally. For more than ten years, we have served as an IT solutions provider to a growing network of clients in the global financial industry, including large financial institutions in the US, Europe, Australia and Hong Kong and their PRC-based IT centers. We have created and developed a particular market niche by providing turn-key financial solutions. Since our inception, we have aimed to build one of the largest sales and service delivery platforms for IT services and solutions in China. The nature of the Company’s services is such that it provides a majority of services to its banking and credit card clients in order to build new or modify existing clients’ own proprietary systems. On a very limited basis, the Company implements its own software systems, such as CLPS Virtual Banking Platform. We maintain eleven delivery and or research & development (“R&D”) centers to serve different customers in various geographic locations. Seven centers are located in China including cities of Shanghai, Beijing, Dalian, Tianjin, Chengdu, Guangzhou and Shenzhen. The remaining four centers are located in Hong Kong, Taiwan, Singapore and Australia. By combining onsite (when we send our team to our client) or onshore (when we send our team to client’s overseas location) support and consulting with scalable and high-efficiency offsite (when we send our team to a location other than client’s location) or offshore (when we send our team to a location that is other than a client’s location overseas) services and processing, we are able to meet client demands in a cost-effective manner while retaining significant operational flexibility. We believe that maintaining our Company as a proven, reliable partner to our financial industry clients both in China and globally positions us well to capture greater opportunities in the rapidly evolving global market for IT consulting and solutions.

Our clients include large corporations headquartered in China and globally which include, among others:

●	Banking or their China-based IT centers – Citibank, Standard Chartered Bank (China) Ltd., ANZ Bank, Commonwealth Bank of Australia, Bank of Communications.

●	Financial Industry – AIA, China Life Insurance, First Data, Haitong Securities, Orient Securities and China Universal Asset Management Company.

●	Technology – eBay, CRIF Information Technology, Experian, AGFA Healthcare and Neusoft.

By serving both Chinese and global clients on a common platform, we are able to leverage the shared resources, management, industry expertise and technological know-how to attract new business and remain cost competitive.

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Our primary focus is in the following key operational areas:

Consulting Services

Credit Card Services

Most of the global credit card issuers maintain branches and supporting technical infrastructure in China. The development, testing, support and maintenance of these platforms require in-depth understanding and knowledge of business processes supported by IT. There is a significant demand for such IT consulting services among large-scale credit card platforms because many of such institutions experience shortage of qualified personnel and resources.

We offer more than ten years of experience in IT consulting services across key credit card business areas, including credit card applications, account setup, authorization and activation, settlement, collection, promotion, point system, anti-fraud, statement, reporting and risk management. In the past years, we have successfully helped our China and global clients manage their credit card IT systems such as VisionPLUS, a credit card processing solution. We offer expertise in customizing these credit card tools and platforms to suit a variety of business models.

Our highly experienced team possesses the requisite expertise in providing these comprehensive credit card services. The IT consulting professional teams provide credit card services from Shanghai, Dalian and Hong Kong. We offer this experience and expertise in various currencies, across different geographical regions, including, but not limited to China, Singapore, UK, Philippine, Indonesia, and Latin America. In addition, we have developed a series of credit card solutions in order meet the needs of our clients better.

Core Banking Services

We are one of China’s largest core banking system services providers for global banks. Most global banks establish their IT development centers and gradually expand their business in China. Those banks require significant core banking IT services. We offer more than ten years of experience in providing leading global banks with the support and expertise needed to implement their core banking system, including business analysis, system design, development, testing services, system maintenance, and global operation support. We provide services across multiple functions including loans, deposit, general ledger, wealth management, debit card, anti-money-laundering, statement and reporting, and risk management. We also provide architecture consulting services for core banking systems and online and mobile banking. We successfully transformed the centralized core banking system for one of our US-based clients to a service-oriented architecture and integrate it into a global unified version, which successfully satisfied its business needs in various markets. In addition, we engage the cloud-native solution of core banking system with micro services architecture, which can serve both Chinese and global banks to meet the ever-changing demands of the market with high flexibility, high scalability, high reliability and multichannel connectivity.

For the years ended June 30, 2017 and 2016, revenues from our IT consulting services were approximately USD$29.1 million and USD$28.0 million, respectively. Revenues from our IT consulting services accounted for 92.9% and 96.5% of our total revenues in fiscal 2017 and 2016, respectively. For the six months ended December 31, 2017 and 2016, revenues from our IT consulting services were approximately USD$21.6 million and USD$13.3 million, respectively. Revenues from our IT consulting services accounted for 97.4% and 92.7% of our total revenues for the six months ended December 31, 2017 and 2016, respectively.

Solution Services

We are also an IT solution services provider for China and global financial institutions. We offer our clients over a decade of experience proving Chinese and global financial institutions with business and technological know-how including cloud computing and big data. We have accumulated an in-depth knowledge base that enables us to provide end-to-end customized solutions for our clients. The performance from our R&D center supports our ability to offer our clients creative solution design, especially in the areas of new information technology such as blockchain.

We offer software project development, maintenance and testing solution services, including COBOL, Java, .NET, Mobile and other technology applications. Specifically, we assist our clients in three aspects: (i) adopting and applying the most suitable technologies to ensure that software solutions are designed with information security and intellectual property rights protection in mind, (ii) building and managing a dedicated or leveraged software development, maintenance and quality and efficiency testing, and (iii) providing onshore and offshore IT solution services to ensure turn-key delivery.

We have been working with a number of Chinese domestic banks to assist them in leveraging blockchain technology. Using this technology, a loyalty reward solution was developed allowing domestic banks to track and trace transactions in real-time. It was recently implemented in Jiangnan Rural Commercial Bank. Also, the pilot phase of this solution was completed for Taicang Rural Commercial Bank.

The solution sets up a consortium chain platform using blockchain technology. When a bank or a merchant joins the consortium, it becomes a node of the consortium chain. This allows the bank’s customers to manage and use their rewards among different banks and merchants, as well as share rewards among different customers. There are four layers in the overall architecture in this solution which includes the blockchain core layer, the blockchain SDK layer, the application system layer and the front-end layer. The consensus mechanism, P2P protocol, distributed ledger and storage mechanism of core layer are used to record transactions and prevent fraud.

We will continue to develop our new IT solutions to meet the evolving needs of our Chinese and global financial institutional clientele drawing upon the forward-looking research of our R&D center.

For the years ended June 30, 2017 and 2016, revenues from our customized IT solution services were approximately USD$1.8 million and USD$0.9 million, respectively. Revenues from our customized IT solution service accounted for 5.9% and 3.2% of our total revenues in fiscal years 2017 and 2016, respectively. For the six months ended December 31, 2017 and 2016, revenues from our customized IT solution services were approximately USD$0.5 million and USD$0.8 million, respectively. Revenues from our customized IT solution service accounted for 2.4% and 5.3% of our total revenues for the six months ended December 31, 2017 and 2016, respectively.

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Other Services

CLPS Virtual Banking Platform (CLB) – CLB is a unique and successful training platform for IT talents owned by CLPS. For more than ten years, we have been focusing on recruiting, training, developing and retaining human capital and talents. We have been developing and continuously upgrading our CLB to train specialized financial IT personnel in order to differentiate ourselves from general IT developers. CLB is one of the crucial components of our Talent Creation Program (“TCP”). It contains a full set of banking application modules covering areas such as core banking, credit cards, and wealth management, incorporated with cutting-edge technologies, such as JAVA, Android & iOS, HTML, blockchain, cloud computing and big data.

In fiscal years 2017 and 2016, revenue from other services was approximately USD$0.4 million and USD$0.08 million, respectively. Revenues from other services accounted for 1.2% and 0.3% of our total revenues in fiscal years 2017 and 2016, respectively. For six months ended December 31, 2017 and 2016, revenue from other services was approximately USD$0.04 million and USD$0.3 million, respectively. Revenues from other services accounted for 0.2% and 2% of our total revenues for six months ended December 31, 2017 and 2016, respectively.

Research and Development

R&D is an integral part of our continued growth. In order to serve our Chinese and global clients’ needs better, we focus on exploring and researching new and advanced technologies and how to integrate them into our existing and new solutions.

Currently, we are working on applying new and advanced technologies and tools to enhance our project delivery capability and efficiency. For instance, we applied the DevOps methodology and tools in our project delivery process and platform. This methodology has greatly enhanced the development, operational efficiency and project quality. We focus on blockchain, big data and cloud native applications. We have developed a loyalty reward solution based on blockchain platform and implemented this solution with several China-based banks. With micro services architecture, we engage the cloud-native solution of core banking system, and have developed the first pilot business module to be tested on the client side. By utilizing big data technology, we research, develop and apply new features to existing credit scoring and anti-fraud solutions. We have invested a significant amount of capital in technology research and solution development. As a result, we have expanded our technological capabilities, improved efficiency of project delivery, and enhanced our offerings by improving existing solutions and inventing new solutions, which drive new revenue opportunities and improve our core competency.

During fiscal years 2017 and 2016, our R&D expense were approximately USD$4.2 million and USD$5.6 million, respectively, representing 13.5% and 19.2% of our total revenues for fiscal years 2017 and 2016, respectively. During six months ended December 2017 and 2016, our R&D expense were approximately USD$3.6 million and USD$2.0 million, respectively, representing 16% and 14% of our total revenues for six months ended December 31, 2017 and 2016, respectively.

Significant Customers

We believe that in the foreseeable future we will continue to derive a significant portion of our revenues from a small number of major clients. For the years ended June 30, 2017 and 2016, Citibank and its affiliates accounted for 38.6% and 59.2% of the Company’s total revenues, respectively. For the same fiscal periods, Citibank and eBay, accounted in the aggregate for 53.9% and 71.6% of the Company’s total revenues, respectively. For the six months ended December 31, 2017 and 2016, Citibank and its affiliates accounted for 30.7% and 41% of the Company’s total revenues, respectively. For the same periods, Citibank and eBay, accounted in the aggregate for 40.3% and 56.5% of the Company’s total revenues, respectively.

Industry and Market Background

Businesses, both domestically in China and globally, are outsourcing a growing portion of their IT services and business processes to China-based IT providers.

According to PRC’s Ministry of Industry and Information Technology (MIIT) data, the software industry revenues reached RMB 4.9 trillion (USD$723 billion) in 2016. IT service market has developed and grown rapidly in recent years with the revenue reached RMB 2.5 trillion (USD$369 billion) in 2016, accounting for 51.8% of the whole software industry.

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Financial institutions/banking IT services market is composed of software and services, which are shown as below:

Data source: Wind Terminal

In 2015, the overall banking IT services market reached RMB 22.5 billion (USD$3.3 billion). China's banking IT market has distinctive structure feature, with service sub-field occupying half of the market share, and maintains steady growth. According to IDC data, China's integrated banking IT services market increased from RMB 7.1 billion (USD$1.0 billion) to RMB 22.5 billion (USD$3.3 billion) from 2009 to 2015, growing at a compound annual growth rate of 21.2%; the market scale of service sub-field increased from RMB 5.5 billion (USD$811 million) to RMB 18.2 billion (USD$2.7 billion), with compound annual growth rate of 22.1%. According to IDC forecast, China's integrated banking IT services market is expected to increase to RMB 61.2 billion (USD$9.0 billion) in 2020, growing at compound annual growth rate of 22.1% compared with 2015 (IDC China Banking IT Services Market Forecast and Analysis 2016-2020). In 2015, these services still comprised the largest proportion in China's banking IT service market, reaching 81.8%. We believe that the IDC research suggests that the current Chinese banking IT services market is gradually transforming from a “software plus service” delivery model to a service-oriented delivery model. It is expected that services will account for a higher proportion of the entire banking industry's application services in 2020.

There are several factors driving the overall growth of China’s IT services industry, including the rapid growth of China’s economy and domestic demand for IT services, the strategic importance of China as a target market for global clients, strong offshore outsourcing demand, availability of low-cost qualified IT professionals with global and regional language skills, well-developed infrastructure in China and strong government support and spending. We believe that the market development trends include a growing emphasis on big data services, innovation in channel solutions, risk management and prevention, more customer-oriented services, and globalization of the financial services industry. We believe we are well positioned to capture the significant market opportunities in the IT services industry both in China and globally.

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Our Strategies

We have developed and intend to implement the following strategies to expand and grow the size of our Company:

●     Grow revenue with existing and new clients - We intend to pursue additional revenue opportunities from existing Chinese and global clients, which include many of the leading companies in our financial industry. We will focus on continuing to deliver high quality services and solutions and identifying additional opportunities with existing clients as they will continue to constitute a significant portion of our revenues and medium-term growth. We will also continue to target certain new Chinese and global clients, using our comprehensive service and solution offerings, combined with increasingly deep domain expertise in finance industry. Furthermore, we will continue to invest in a delivery platform that benefits both Chinese and global clients, capturing synergies between the Chinese and global markets to benefit both groups of clients.

●     Continue to invest in research and development, deepen domain expertise and develop specific solutions for target industry verticals - We will continue to enhance our domain knowledge in the financial industry and relevant business-specific processes. As we grow our industry and service area expertise, we intend to leverage the domain knowledge accumulated in our work with our Chinese and global clients to more effectively address their business-specific needs. In addition, we plan to continue investing in R&D, focusing on developing solutions that leverage our industry experience and R&D capabilities, to combine proprietary applications with our services to best address client needs.

●     Continue to invest in training and development of our world-class human capital base - We place a high priority on attracting, training, developing and retaining our human capital base to be increasingly competitive. We will continue to build our professional talent pool through our Talent Creation Program (“TCP”) and Talent Development Program (“TDP”) to ensure the sustainable supply of financial IT talent resources. These programs are the results of our collaboration with Shanda University and utilization of a technical curriculum and professional certifications developed and maintained by our Company. We will continue to develop our scalable human capital platform by implementing resource planning and staffing systems and by attracting, training and developing high-quality professionals to form CLPS’s large talent pool in order to meet ever-changing clients’ needs. We will build on and leverage existing training programs and leverage the CLPS College, which we intend to expand to other key cities and other industries, such as the insurance sector, to tap deeper into CLPS’s talent pool. In addition to our dedicated training centers, we expect to open additional training centers overseas as we anticipate increasing demand for our services and solutions. We will continue to strengthen our collaboration with leading domestic universities to improve our on-campus recruiting results and help to better prepare graduates for work in our industry. The strength of our TCP/TDP program adds to our recognition in the industry by competitors and customers alike.

●     Drive efficiencies through ongoing improvements in operational excellence - We strive to gain significant operating efficiencies by leveraging historical and ongoing investments in infrastructure, research and development and human capital. We operate our business on a single, integrated platform, with centralized functions which provide significant economies of scale across our business both domestically and globally, as well as cross service offerings. We also expect to continue investing in our own IT infrastructure and more advanced technologies, such as cloud computing, to allow us to enhance our scalability and continue to grow in a more cost-effective fashion. As part of expanding our scale, we intend to continue building up training centers tailored to our human capital needs to deploy human capital more efficiently, thereby improving overall resource utilization and productivity.

●     Capture new growth opportunities through strategic alliances and acquisitions - We will continue to pursue selective alliances and acquisitions in order to enhance our industry-specific technology and service delivery capabilities by building on our track record of successfully acquiring and integrating targeted companies. We will continue to identify and assess opportunities to enhance our abilities to serve our clients. We will focus on enhancing our technology capabilities, deepening our penetration into key clients, expanding our portfolio of service offerings and expanding our operations geographically.

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Our Competitive Strengths

We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price.

We believe that there are several key strengths that differentiate us from our competitors and will continue to contribute to our growth and success.

We have established employee loyalty through the core engine of TCP and TDP programs, both are integral parts of our supply chain which supports our service lines. Since 2008, our talent training services have offered training courses in five areas, including domain knowledge, technology skills, data security and management compliance training, soft skills for personnel; and English language skills including verbal and business correspondence for all level, especially for those who need to communicate with global customers directly on a daily basis. We believe that the depth and comprehensive nature of our talent training services are key features that distinguish us from our competitions. For more than ten years, the Company has been recruiting, training, developing and retaining human capital and talents. We have been developing and upgrading our CLPS Virtual Banking Platform (CLB) to train specialized financial IT professionals. CLB is one of the crucial components which enables our Talent Creation Program. It contains a full set of banking application modules covering areas such as core banking, credit cards and wealth management incorporated with cutting-edge technologies, such as JAVA, Android & iOS, HTML and big data. We select more than 200 students each year to participate in our training program. During their junior and senior years, the students learn to implement the concepts covered by our TCP platform along with their other computer science theory and coursework. Thereafter, the students join us as interns to continue improving their software development skills and will eventually become part of our development teams. As a result, graduates have an equivalent of nine months’ worth of “on the job” training and experience. In 2017, we collaborated with Global Business College of Australia (GCBA) to set up a Financial Innovation Center (FIC) on its campus to offer our TCP training program to GCBA students with a specific interest in banking industry.

Our TDP program is a continuous internal training program for our skilled-professionals in order to serve our clients better. The TDP program increases our professionals’ skillsets and business knowledge in their respective domain and technical fields. Our joint effort with Fudan University has established support to our senior staff to earn a financial-IT oriented master’s degree in Software Engineering (MSE). Since 2005, through our TCP and TDP programs, we have trained and retained a large pool of specialized personnel skilled in serving financial-related industry clients.

As a result of our employee loyalty programs, we have established an ecosystem of loyal client relationships. Employee satisfaction and enhanced career development have resulted in better service to our clients. Client satisfaction in return motivates our employees to continue to provide excellent service to our clients. In addition to the above-mentioned benefits, our Company’s strengths include the following:

●	core competency particularly in banking and insurance industry;

●	deep domain knowledge and solutions in financial industry verticals;

●	strategic engagements with financial blue-chip clients most of which have been with us since our inception;

●	comprehensive service offerings including financial IT solutions & consulting as well as other services;

●	experienced senior management team with proven track record of success.

Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	our inability to effectively manage our rapid growth, which could place significant strain on our management personnel, systems and resources

●	adverse changes in the economic environment either in China or globally

●	intense competition from onshore and offshore IT services companies

●	intense competition for highly skilled personnel

●	our reliance on a relatively small number of major clients, including Citibank and its affiliates accounted for 38.6% and 59.2% of our total revenue for fiscal years 2017 and 2016, respectively.

●	our ability to anticipate and develop new services and enhance existing services to keep pace with rapid changes in technology

●	our inability to integrate or manage acquired companies efficiently

●	our ability to attract new clients for our services and/or growing revenues from existing clients

●	risks associated with having a long selling and implementation cycle for our services that require us to make significant resource commitments prior to realizing revenues for those services

●	increases in wages for professionals in China

●	the international nature of our business

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●	risks related to unauthorized disclosure of sensitive and confidential information

●	risks related to intellectual property infringement claims

●	risks related to material weakness in our internal control over financial reporting such that if we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

●	losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events

●	fluctuation in the value of the Renminbi and other currencies

●	disruptions in telecommunications or significant failure in our IT systems that could harm our service model

●	our vulnerabilities to security risks that could disrupt our services and adversely affect our results of operations

In addition, we face other risks and uncertainties that may materially affect our business prospect, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common shares.

Corporate Information

Our principal executive office is located at the 2nd Floor, Building 18, Shanghai Pudong Software Park, 498 Guoshoujing Road, Pudong, Shanghai 201203, PRC. Our telephone number is (+86)21-31268010. Our website is as follows www.clpsglobal.com. The information on our website is not part of this prospectus.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history please refer to “Corporate History and Background” appearing on p. 53 of this prospectus.

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Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are incorporated in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the PRC information technology industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

8

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

Except where the context otherwise requires and for purposes of this prospectus only:

●	Depending on the context, the terms “we,” “us,” “our company,” and “our” refer to CLPS Incorporation, a Cayman Islands company, and its subsidiary and affiliated companies:

●	“Qinheng” refers to Qinheng Co., Limited, a Hong Kong company;

●	“Qiner” refers to Qiner Co., Limited, a Hong Kong company;

●	“CLIVST” refers to CLIVST Ltd., a British Virgin Islands company;

●	“FDT-CL” refers to FDT-CL Financial Technology Services Limited, a Hong Kong company;

●	“JQ” refers to JQ Technology Co., Limited, a Hong Kong company;

●	“JL” refers to JIALIN Technology Limited, a Taiwan company;

●	“CLPS QC (WOFE)” refers to Shanghai Qincheng Information Technology Co., Ltd., a PRC company;

●	“CLPS Shanghai” refers to ChinaLink Professional Services Co., Ltd., a PRC company;

●	“CLPS Dalian” refers to CLPS Dalian Co., Ltd., a PRC company;

●	“CLPS RC” refers to CLPS Ruicheng Co., Ltd., a PRC company;

●	“CLPS Beijing” refers to CLPS Beijing Hengtong Co., Ltd., a PRC company;

●	“Judge China” refers to Judge (Shanghai) Co., Ltd., a PRC company;

●	“Judge HR” refers to Judge (Shanghai) Human Resource Co., Ltd., a PRC company;

●	“CLPS AU” refers to CLPS Technology (Australia) Pty. Ltd., an Australian company;

●	“CLPS SG” refers to CLPS Technology (Singapore) Pte. Ltd., a Singaporean company;

●	“CLPS Hong Kong” refers to CLPS Technology (HK) Co., Ltd., a Hong Kong company;

●	“CLPS Shenzhen” refers to CLPS Shenzhen Co., Ltd., a PRC company;

●	“Huanyu” refers to Tianjin Huanyu Qinshang Network Technology Co., Ltd., a PRC company

●	“CLPS Guangzhou” refers to CLPS Guangzhou Co., Ltd., a PRC company.

●	“shares” and “common shares” refer to our shares, $0.0001 par value per share;

●	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong; and

●	all references to “RMB,” “yuan” and “Renminbi” are to the legal currency of China, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Our reporting currency is U.S. dollar and our functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Other than in accordance with relevant accounting rules and as otherwise stated, all translations of Renminbi into U.S. dollars in this prospectus were made at the rate of RMB6.7793 to USD1.00, the noon buying rate on June 30, 2017, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Where we make period-on-period comparisons of operational metrics, such calculations are based on the Renminbi amount and not the translated U.S. dollar equivalent. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

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The Offering

Shares Offered	2,000,000 common shares

Over-allotment Option	We have granted the underwriters 45 days from the date of this prospectus to purchase up to an additional 300,000 shares on the same terms as the other shares being purchased by the underwriters from us.

Shares outstanding before this offering	11,290,000 shares

Shares outstanding after this offering	13,290,000 shares (or 13,590,000 shares assuming that the underwriters’ over-allotment option is exercised in full)

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $10,500,000, based on an assumed initial public offering price of $5.25 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. We intend to use the net proceeds from this offering for global expansion, R&D, talent development and working capital and general corporate purposes. See “Use of Proceeds” for more information.

Underwriters’ Warrants

Upon the closing of this offering, we will issue to The Benchmark Company, LLC, as representative of the underwriters, warrants entitling the representative to purchase: (i) up to 5% of the number of common shares sold to investors introduced by the underwriters in this offering; and (ii) up to 3% of the number of common shares issued to investors identified by the Company in this offering. The warrants shall be exercisable for a period of five years from the effective date of the Registration Statement on Form F-1 of which this prospectus forms a part.

Lock-up	Our executive officers, directors, and stockholders, have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for a period of [twelve] months following the closing of this offering. See “Underwriting.”

NASDAQ Trading symbol Indemnification Escrow

We intend to apply for listing of our common shares on the NASDAQ Capital Market under the symbol “CLPS”.

We estimate that our net proceeds from this offering will be approximately $10,500,000, based on an assumed initial public offering price of $5.25 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. The above-referenced net proceeds figure does not include the $200,000 of the offering proceeds to be used to fund an escrow account to indemnify the underwriters). Proceeds of this offering in the amount of $200,000 shall be used to fund an escrow account for a period of 18 months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters. See “Use of Proceeds” for more information.

Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Summary Financial Data

The following summary consolidated statements of operations and cash flow data for the years ended June 30, 2017 and 2016 and the summary consolidated balance sheet data as of June 30, 2017 and June 30, 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial statements for the six months ended December 31, 2017 and 2016 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. You should not view our historical results as an indicator of our future performance.

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The following table presents our summary consolidated statements of income and comprehensive income for the fiscal years ended June 30, 2017 and 2016, and the six months ended December 31, 2017 and 2016.

Selected Consolidated Statement of Income and Comprehensive Income

 (In U.S. dollars, except number of shares)

	For the years ended June 30,		For the Six Months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
Revenues	$31,361,976	$29,024,178	$22,199,995	$14,323,938
Less: Cost of revenues	(18,669,812)	(17,463,416)	(13,341,978)	(8,483,897)
Gross profit	12,692,164	11,560,762	8,858,017	5,840,041

Operating expenses:
Selling and marketing	1,206,493	413,016	1,132,931	282,618
Research and development	4,232,788	5,579,058	3,562,988	2,006,766
General and administrative	5,647,790	4,955,037	3,064,232	3,032,589
Total operating expenses	11,087,071	10,947,111	7,760,151	5,321,973
Income from operations	1,605,093	613,651	1,097,866	518,068
Subsidies and other income	508,187	1,446,408	366,798	455,009
Other expense	(10,469)	(5,935)	(13,213)	(2,146)

Income before income tax	2,102,811	2,054,124	1,451,451	970,931
Provision (benefit) for income taxes	(118,546)	269,153	126,060	(54,042)
Net income	2,221,357	1,784,971	1,325,391	1,024,973
Less: Net income (loss) attributable to non-controlling interests	173,912	(41,141)	(5,938)	(475)
Net income attributable to CLPS Incorporation's shareholders	$2,047,445	$1,826,112	$1,331,329	$1,025,448

Other comprehensive (loss) income
Foreign currency translation (loss) gain	$(93,177)	$(387,100)	$231,224	$(233,825)
Less: foreign currency translation (loss) gain attributable to Non-controlling interests	1,732	(1,471)	20,773	(7,049)
Other comprehensive (loss) income attributable to CLPS Incorporation’s shareholders	$(94,909	$(385,629)	$210,451	$(226,776)

Comprehensive income
CLPS Incorporation shareholders	$1,952,536	$1,440,483	$1,541,780	$798,672
Non-controlling interests	175,644	(42,612)	14,835	(7,524)
	$2,128,180	$1,397,871	$1,556,615	$791,148

Basic and diluted earnings per common share *	$0.16	$0.18	$0.12	$0.09
Weighted average number of share outstanding – basic and diluted	11,290,000	11,290,000	11,290,000	11,290,000

* The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

The following table presents our summary consolidated balance sheet data as of June 30, 2017 and 2016, and December 31, 2017.

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Cash and cash equivalents	$4,814,568	$5,277,196	$4,659,037
Total Current Assets	$12,325,296	$9,910,841	$16,619,705
Total Assets	$13,521,923	$10,471,529	$17,853,399
Total Liabilities	$8,210,625	$6,264,005	$10,985,416
Total CLPS Incorporation’s Shareholders' Equity	$4,834,188	$4,203,490	$6,375,968
Non-controlling Interests	$477,110	$4,034	$492,015
Total Shareholders’ Equity	$5,311,298	$4,207,524	$6,867,983
Total Liabilities and Shareholders’ Equity	$13,521,923	$10,471,529	$17,853,399

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RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We may be unable to effectively manage our rapid growth, which could place significant strain on our management personnel, systems and resources. We may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

We have significantly grown and expanded our business recently. Our revenues grew from $29.0 million in fiscal 2016 to $31.4 million in fiscal 2017. As of the date of this prospectus, we maintain eleven delivery and or R&D centers, of which seven are located in China (Shanghai, Beijing, Dalian, Tianjin, Chengdu, Guangzhou and Shenzhen) and four are located globally (Hong Kong, Taiwan, Singapore and Australia), to serve different customers in various geographic locations. The number of our total employees grew from 1,055 in fiscal 2016 to 1,248 in fiscal 2017. As of March 25, 2018 we had 1,606 full-time employees. We are actively looking for additional locations to establish new offices and expand our current offices and sales and delivery centers. We intend to continue our expansion in the foreseeable future to pursue existing and potential market opportunities. Our growth has placed and will continue to place significant demands on our management and our administrative, operational and financial infrastructure. Continued expansion increases the challenges we face in:

●	recruiting, training, developing and retaining sufficient IT talents and management personnel;

●	creating and capitalizing upon economies of scale;

●	managing a larger number of clients in a greater number of industries and locations;

●	maintaining effective oversight of personnel and offices;

●	coordinating work among offices and project teams and maintaining high resource utilization rates;

●	integrating new management personnel and expanded operations while preserving our culture and core values;

●	developing and improving our internal administrative infrastructure, particularly our financial, operational, human resources, communications and other internal systems, procedures and controls; and

●	adhering to and further improving our high quality and process execution standards and maintaining high levels of client satisfaction.

Moreover, as we introduce new services or enter into new markets, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and it may require substantial management efforts and skills to mitigate these risks and challenges. As a result of any of these problems associated with expansion, our business, results of operations and financial condition could be materially and adversely affected. Furthermore, we may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

Adverse changes in the economic environment, either in China or globally, could reduce our clients’ purchases from us and increase pricing pressure, which could materially and adversely affect our revenues and results of operations.

The IT services industry is particularly sensitive to the economic environment, either in China or globally, and tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to the economic environment, especially for regions in which we and our clients operate. During an economic downturn, our clients may cancel, reduce or defer their IT spending or change their IT outsourcing strategy, and reduce their purchases from us. The recent global economic slowdown and any future economic slowdown, and the resulting diminution in IT spending, could also lead to increased pricing pressure from our clients. The occurrence of any of these events could materially and adversely affect our revenues and results of operations.

We face intense competition from onshore and offshore IT services companies, and, if we are unable to compete effectively, we may lose clients and our revenues may decline.

The market for IT services is highly competitive and we expect competition to persist and intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price. In addition, the trend towards offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. In the IT outsourcing market, clients tend to engage multiple outsourcing service providers instead of using an exclusive service provider, which could reduce our revenues to the extent that clients obtain services from other competing providers. Clients may prefer service providers that have facilities located globally or that are based in countries more cost-competitive than China. Our ability to compete also depends in part on a number of factors beyond our control, including the ability of our competitors to recruit, train, develop and retain highly skilled professionals, the price at which our competitors offer comparable services and our competitors’ responsiveness to client needs. Therefore, we cannot assure you that we will be able to retain our clients while competing against such competitors. Increased competition, our inability to compete successfully against competitors, pricing pressures or loss of market share could harm our business, financial condition and results of operations.

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Due to intense competition for highly skilled personnel, we may fail to attract and retain enough sufficiently trained personnel to support our operations; as a result, our ability to bid for and obtain new projects may be negatively affected and our revenues could decline.

The IT services industry relies on skilled personnel, and our success depends to a significant extent on our ability to recruit, train, develop and retain qualified personnel, especially experienced middle and senior level management. The IT services industry in China has experienced significant levels of employee attrition. Our attrition rates were 18% and 15% per annum in 2016 and 2017, respectively. We may encounter higher attrition rates in the future, particularly if China continues to experience strong economic growth. There is significant competition in China for skilled personnel, especially experienced middle and senior level management, with the skills necessary to perform the services we offer to our clients. Increased competition for these personnel, in the IT industry or otherwise, could have an adverse effect on us. We have established TCP and TDP programs to increase our human capital and employee loyalty, however, a significant increase in our attrition rate could decrease our operating efficiency and productivity and could lead to a decline in demand for our services. Additionally, failure to recruit, train, develop and retain personnel with the qualifications necessary to fulfill the needs of our existing and future clients or to assimilate new personnel successfully could have a material adverse effect on our business, financial condition and results of operations. Failure to retain our key personnel on client projects or find suitable replacements for key personnel upon their departure may lead to termination of some of our client contracts or cancellation of some of our projects, which could materially and adversely affect our business.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees. In particular, we rely on the expertise, experience, client relationships and reputation of Xiao Feng Yang, our Chairman, president and director. We currently do not maintain key man life insurance for any of the senior members of our management team or other key personnel. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executive and key personnel in the future, in which case our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. If any of our senior executives or key personnel joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and key professionals and staff members to them. Also, if any of our business development managers, who generally keep a close relationship with our clients, joins a competitor or forms a competing company, we may lose clients, and our revenues may be materially and adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. Most of our executives and key personnel have entered into employment agreements with us that contain non-competition provisions, non-solicitation and nondisclosure covenants. However, if any dispute arises between our executive officers and key personnel and us, such non-competition, non-solicitation and nondisclosure provisions might not provide effective protection to us, especially in China, where most of these executive officers and key employees reside, in light of the uncertainties with China’s legal system.

We generate a significant portion of our revenues from a relatively small number of major clients and loss of business from these clients could reduce our revenues and significantly harm our business.

We believe that in the foreseeable future we will continue to derive a significant portion of our revenues from a small number of major clients. For the years ended June 30, 2017 and 2016, Citibank and its affiliates accounted for 38.6% and 59.2% of the Company’s total revenues, respectively. For the six months ended December 31, 2017 and 2016, Citibank accounted for 30.7% and 41% of the Company’s total revenues, respectively. For fiscal 2017 and 2016, substantially all the service provided by the Company to Citibank was IT consulting service and billed through time-and-expense contracts. The Company has not entered into any material long term contracts with Citibank. Our ability to maintain close relationships with these and other major clients is essential to the growth and profitability of our business. However, the volume of work performed for a specific client is likely to vary from year to year, especially since we are generally not our clients’ exclusive IT services provider and we do not have long-term commitments from any of our clients to purchase our services. The typical team for our service agreements is between 1 and 3 years. A major client in one year may not provide the same level of revenues for us in any subsequent year. The IT services we provide to our clients, and the revenues and income from those services, may decline or vary as the type and quantity of IT services we provide changes over time. In addition, our reliance on any individual client for a significant portion of our revenues may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service. In addition, a number of factors other than our performance could cause the loss of or reduction in business or revenues from a client, and these factors are not predictable. These factors may include corporate restructuring, pricing pressure, changes to its outsourcing strategy, switching to another services provider or returning work in-house. In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. The loss of any of our major clients could adversely affect our financial condition and results of operations.

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If we are unable to collect our receivables from our clients, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. As of June 30, 2017 and 2016, our accounts receivable balance, net of allowance, amounted to approximately $6.6 million and $4.4 million, respectively. As of December 31, 2017 and 2016, our accounts receivable balance, net of allowance, amounted to approximately $10.8 million and $5.8 million, respectively. For the year ended June 30, 2017, Citibank accounted for 39.1% of the Company’s total accounts receivable balance. For the year ended June 30, 2016, Citibank and eBay accounted for 47.3% and 10.0% of the Company’s total accounts receivable balance, respectively. For the six months ended December 31, 2017, Citibank and its affiliates accounted for 33.8% of the Company’s total accounts receivable balance. For the six months ended December 31, 2016, Citibank and eBay accounted for 41.6% and 14.0% of the Company’s total accounts receivable balance, respectively. Since we generally do not require collateral or other security from our clients, we establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific clients. However, actual losses on client receivables balance could differ from those that we anticipate and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our clients. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our clients, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our clients in accordance with the contracts with our clients, our results of operations and cash flows could be adversely affected.

The growth and success of our business depends on our ability to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and in the industries we focus on.

The market for our services is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. Our future growth and success depend significantly on our ability to anticipate developments in IT services, and develop and offer new product and service lines to meet our clients’ evolving needs. We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the services or technologies we develop may not be successful in the marketplace. The development of some of the services and technologies may involve significant upfront investments and the failure of these services and technologies may result in our being unable to recover these investments, in part or in full. Further, services or technologies that are developed by our competitors may render our services uncompetitive or obsolete. In addition, new technologies may be developed that allow our clients to more cost-effectively perform the services that we provide, thereby reducing demand for our services. Should we fail to adapt to the rapidly changing IT services market or if we fail to develop suitable services to meet the evolving and increasingly sophisticated requirements of our clients in a timely manner, our business and results of operations could be materially and adversely affected.

We may be unsuccessful in entering into strategic alliances or identifying and acquiring suitable acquisition candidates, which could impede our growth and negatively affect our revenues and net income.

We have pursued and may continue to pursue strategic alliances and strategic acquisition opportunities to increase our scale and geographic presence, expand our service offerings and capabilities and enhance our industry and technical expertise. However, it is possible that in the future we may not succeed in identifying suitable alliances or acquisition candidates. Even if we identify suitable candidates, we may not be able to consummate these arrangements on terms commercially acceptable to us or to obtain necessary regulatory approvals in the case of acquisitions. Many of our competitors are likely to be seeking to enter into similar arrangements or acquire the same targets that we are looking to enter into or acquire. Such competitors may have substantially greater financial resources than we do and may be more attractive to our strategic partners or be able to outbid us for the targets. In addition, we may also be unable to timely deploy our existing cash balances to effect a potential acquisition, as use of cash balances located onshore in China may require specific governmental approvals or result in withholding and other tax payments. If we are unable to enter into suitable strategic alliances or complete suitable acquisitions, our growth strategy may be impeded and our revenues and net income could be negatively affected.

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If we fail to integrate or manage acquired companies efficiently, or if the acquired companies do not perform to our expectations, we may not be able to realize the benefits envisioned for such acquisitions, and our overall profitability and growth plans may be adversely affected.

Historically, we have expanded our service capabilities and gained new clients through selective acquisitions. Our ability to successfully integrate an acquired entity and realize the benefits of any acquisition requires, among other things, successful integration of technologies, operations and personnel. Challenges we face in the acquisition and integration process include:

●	integrating operations, services and personnel in a timely and efficient manner;

●	unforeseen or undisclosed liabilities;

●	generating sufficient revenue and net income to offset acquisition costs;

●	potential loss of, or harm to, employee or client relationships;

●	properly structuring our acquisition consideration and any related post-acquisition earn-outs and successfully monitoring any earn-out calculations and payments;

●	retaining key senior management and key sales and marketing and research and development personnel;

●	potential incompatibility of solutions, services and technology or corporate cultures;

●	consolidating and rationalizing corporate, information technology and administrative infrastructures;

●	integrating and documenting processes and controls;

●	entry into unfamiliar markets; and

●	increased complexity from potentially operating additional geographically dispersed sites, particularly if we acquire a company or business with facilities or operations outside of China.

In addition, the primary value of many potential targets in the outsourcing industry lies in their skilled professionals and established client relationships. Transitioning these types of assets to our business can be particularly difficult due to different corporate cultures and values, geographic distance and other intangible factors. For example, some newly acquired employees may decide not to work with us or to leave shortly after their move to our company and some acquired clients may decide to discontinue their commercial relationships with us. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses, including causing us to incur significant one-time expenses and write-offs, and make it more difficult and complex for our management to effectively manage our operations. If we are not able to successfully integrate an acquired entity and its operations and to realize the benefits envisioned for such acquisition, our overall growth and profitability plans may be adversely affected.

If we do not succeed in attracting new clients for our services and or growing revenues from existing clients, we may not achieve our revenue growth goals.

We plan to significantly expand the number of clients we serve to diversify our client base and grow our revenues. Revenues from a new client often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that client. Therefore, obtaining new clients is important for us to achieve rapid revenue growth. We also plan to grow revenues from our existing clients by identifying and selling additional services to them. Our ability to attract new clients, as well as our ability to grow revenues from existing clients, depends on a number of factors, including our ability to offer high quality services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing teams. If we are not able to continue to attract new clients or to grow revenues from our existing clients in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

15

As a result of our significant recent growth, evaluating our business and prospects may be difficult and our past results may not be indicative of our future performance.

Our future success depends on our ability to significantly increase revenue and maintain profitability from our operations. Our business has grown and evolved significantly in recent years. Our growth in recent years makes it difficult to evaluate our historical performance and make a period-to-period comparison of our historical operating results less meaningful. We may not be able to achieve a similar growth rate or maintain profitability in future periods. Therefore, you should not rely on our past results or our historic rate of growth as an indication of our future performance. You should consider our future prospects in light of the risks and challenges encountered by a company seeking to grow and expand in a competitive industry that is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. These risks and challenges include, among others:

●	the uncertainties associated with our ability to continue our growth and maintain profitability;

●	preserving our competitive position in the IT services industry in China;

●	offering consistent and high-quality services to retain and attract clients;

●	implementing our strategy and modifying it from time to time to respond effectively to competition and changes in client preferences;

●	managing our expanding operations and successfully expanding our solution and service offerings;

●	responding in a timely manner to technological or other changes in the IT services industry;

●	managing risks associated with intellectual property; and

●	recruiting, training, developing and retaining qualified managerial and other personnel.

If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

We face risks associated with having a long selling and implementation cycle for our services that require us to make significant resource commitments prior to realizing revenues for those services.

We have a long selling cycle for our technology services, which requires significant investment of capital, human resources and time by both our clients and us. In our consulting service request, we collect service fees on monthly and quarterly basis; in our solution services segment – by performance obligation fulfillment. Before committing to use our services, potential clients require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services (such as other providers or in-house resources) and the timing of our clients’ budget cycles and approval processes.

Implementing our services also involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may experience delays in obtaining internal approvals or delays associated with technology, thereby further delaying the implementation process. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our profitability will suffer if we are not able to maintain our resource utilization levels and continue to improve our productivity levels.

Our gross margin and profitability are significantly impacted by our utilization levels of human resources as well as other resources, such as computers, IT infrastructure and office space, and our ability to increase our productivity levels. We have expanded our operations significantly in recent years through organic growth and external acquisitions, which has resulted in a significant increase in our headcount and fixed overhead costs. We may face difficulties maintaining high levels of utilization, especially for our newly established or newly acquired businesses and resources. The master service agreements with our clients typically do not impose a minimum or maximum purchase amount and allow our clients to place service orders from time to time at their discretion. Client demand may fall to zero or surge to a level that we cannot cost-effectively satisfy. Although we try to use all commercially reasonable efforts to accurately estimate service orders and resource requirements from our clients, we may overestimate or underestimate, which may result in unexpected cost and strain or redundancy of our human capital and adversely impact our utilization levels. In addition, some of our professionals are specially trained to work for specific clients or on specific projects and some of our sales and delivery center facilities are dedicated to specific clients or specific projects. Our ability to continually increase our productivity levels depends significantly on our ability to recruit, train, develop and retain high-performing professionals, staff projects appropriately and optimize our mix of services and delivery methods. If we experience a slowdown or stoppage of work for any client or on any project for which we have dedicated professionals or facilities, we may not be able to efficiently reallocate these professionals and facilities to other clients and projects to keep their utilization and productivity levels high. If we are not able to maintain high resource utilization levels without corresponding cost reductions or price increases, our profitability will suffer.

16

A significant portion of our income is generated, and will in the future continue to be generated, on a project basis with a fixed price; we may not be able to accurately estimate costs and determine resource requirements in relation to our projects, which would reduce our margins and profitability.

A significant portion of our income is generated, and will in the future continue to be generated, from fees we receive for our projects with a fixed price. Our projects often involve complex technologies, entail the coordination of operations and workforces in multiple locations, utilizing workforces with different skill sets and competencies and geographically distributed service centers, and must be completed within compressed timeframes and meet client requirements that are subject to change and increasingly stringent. In addition, some of our fixed-price projects are multi-year projects that require us to undertake significant projections and planning related to resource utilization and costs. If we fail to accurately assess the time and resources required for completing projects and to price our projects profitably, our business, results of operations and financial condition could be adversely affected.

Increases in wages for professionals in China could prevent us from sustaining our competitive advantage and could reduce our profit margins.

Our most significant costs are the salaries and other compensation expenses for our professionals and other employees. Wage costs for professionals in China are lower than those in more developed countries and India. However, because of rapid economic growth, increased productivity levels, and increased competition for skilled employees in China, wages for highly skilled employees in China, in particular middle- and senior-level managers, are increasing at a faster rate than in the past. We may need to increase the levels of employee compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and number of employees that our business requires. Increases in the wages and other compensation we pay our employees in China could reduce our competitive advantage unless we are able to increase the efficiency and productivity of our professionals as well as the prices we can charge for our services. In addition, any appreciation in the value of the Renminbi relative to U.S. dollar and other foreign currencies will cause an increase in the relative wage levels in China, which could further reduce our competitive advantage and adversely impact our profit margin.

The international nature of our business exposes us to risks that could adversely affect our financial condition and results of operations.

We conduct our business throughout the world in multiple locations. As a result, we are exposed to risks typically associated with conducting business internationally, many of which are beyond our control. These risks include:

●	significant currency fluctuations between the Renminbi and the U.S. dollar and other currencies in which we transact business;

●	legal uncertainty owing to the overlap and inconsistencies of different legal regimes, problems in asserting contractual or other rights across international borders and the burden and expense of complying with the laws and regulations of various jurisdictions;

●	potentially adverse tax consequences, such as scrutiny of transfer pricing arrangements by authorities in the countries in which we operate;

●	current and future tariffs and other trade barriers, including restrictions on technology and data transfers;

●	unexpected changes in regulatory requirements; and

●	terrorist attacks and other acts of violence or war.

The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

17

Our net revenues and results of operations are affected by seasonal trends.

Our business is affected by seasonal trends. In particular, our net revenues are typically progressively higher in the second, third and fourth quarters of each year compared to the first quarter of each year due to seasonal trends, such as: (i) a general slowdown in business activities and a reduced number of working days for our professionals during the first quarter of each year as a result of the Chinese New Year holiday period, and (ii) our customers in general tend to spend their IT budgets in the second half of the year and in particular the fourth quarter. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China and the impact of unforeseen events. We believe that our net revenues will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance, and we believe it is more meaningful to evaluate our business on an annual basis.

We may be forced to reduce the prices of our services due to increased competition and reduced bargaining power with our clients, which could lead to reduced revenues and profitability.

The services outsourcing industry in China is developing rapidly and related technology trends are constantly evolving. This results in the frequent introduction of new services and significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and or reductions in our costs. Furthermore, we may be forced to reduce the prices of our services in response to offerings made by our competitors. Finally, we may not have the same level of bargaining power we have enjoyed in the past when it comes to negotiating for the prices of our services.

If we cause disruptions to our clients’ businesses or provide inadequate service, our clients may have claims for substantial damages against us, and as a result our profits may be substantially reduced.

If our professionals make errors in the course of delivering services to our clients or fail to consistently meet service requirements of a client, these errors or failures could disrupt the client’s business, which could result in a reduction in our net revenues or a claim for substantial damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business.

The services we provide are often critical to our clients’ businesses. We generally provide customer support from three months to one year after our customized application is delivered. Certain of our client contracts require us to comply with security obligations including maintaining network security and back-up data, ensuring our network is virus-free, maintaining business continuity planning procedures, and verifying the integrity of employees that work with our clients by conducting background checks. Any failure in a client's system or breach of security relating to the services we provide to the client could damage our reputation or result in a claim for substantial damages against us. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which we operate, could impede our ability to provide services to our clients, have a negative impact on our reputation, cause us to lose clients, reduce our revenues and harm our business.

Under our contracts with our clients, our liability for breach of our obligations is in some cases limited to a certain percentage of contract price. Such limitations may be unenforceable or otherwise may not protect us from liability for damages. In addition, certain liabilities, such as claims of third parties for which we may be required to indemnify our clients, are generally not limited under our contracts. We currently do not have commercial general or public liability insurance. The successful assertion of one or more large claims against us could have a material adverse effect on our business, reputation, results of operations, financial condition and cash flows. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.

We may be liable to our clients for damages caused by unauthorized disclosure of sensitive and confidential information, whether through our employees or otherwise.

We are typically required to manage, utilize and store sensitive or confidential client data in connection with the services we provide. Under the terms of our client contracts, we are required to keep such information strictly confidential. We use network security technologies, surveillance equipment and other methods to protect sensitive and confidential client data. We also require our employees and subcontractors to enter into confidentiality agreements to limit access to and distribution of our clients’ sensitive and confidential information as well as our own trade secrets. We can give no assurance that the steps taken by us in this regard will be adequate to protect our clients’ confidential information. If our clients’ proprietary rights are misappropriated by our employees or our subcontractors or their employees, in violation of any applicable confidentiality agreements or otherwise, our clients may consider us liable for those acts and seek damages and compensation from us. Any such acts could cause us to lose existing and future business and damage our reputation in the market. In addition, we currently do not have any insurance coverage for mismanagement or misappropriation of such information by our subcontractors or employees. Any litigation with respect to unauthorized disclosure of sensitive and confidential information might result in substantial costs and diversion of resources and management attention.

18

We may not be able to prevent others from unauthorized use of intellectual property of our clients, which could harm our business and competitive position.

We rely on software licenses from our clients with respect to certain projects. To protect proprietary information and other intellectual property of our clients, we require our employees, subcontractors, consultants, advisors and collaborators to enter into confidentiality agreements with us. These agreements may not provide effective protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, protection of intellectual property rights and confidentiality in China may not be as effective as that in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of proprietary technology of our clients. Reverse engineering, unauthorized copying or other misappropriation of proprietary technologies of our clients could enable third parties to benefit from our or our clients’ technologies without paying us and our clients for doing so, and our clients may hold us liable for that act and seek damages and compensation from us, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could cause a loss of clients, reduce our revenues and harm our competitive position.

We rely on a combination of copyright, trademark, software registration, anti-unfair competition and trade secret laws, as well as confidentiality agreements and other methods to protect our intellectual property rights. To protect our trade secrets and other proprietary information, employees, clients, subcontractors, consultants, advisors and collaborators are required to enter into confidentiality agreements. These agreements might not provide effective protection for the trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other developed countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Reverse engineering, unauthorized copying, other misappropriation, or negligent or accidental leakage of our proprietary technologies could enable third parties to benefit from our technologies without obtaining our consent or paying us for doing so, which could harm our business and competitive position. Though we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

Our success largely depends on our ability to use and develop our technology and services without infringing the intellectual property rights of third parties, including copyrights, trade secrets and trademarks. We may be subject to litigation involving claims of violation of other intellectual property rights of third parties. We typically indemnify clients who purchase our services and solutions against potential infringement of intellectual property rights underlying our services and solutions, which subjects us to the risk of indemnification claims. The holders of other intellectual property rights potentially relevant to our service offerings may make it difficult for us to acquire a license on commercially acceptable terms. Also, we may be unaware of intellectual property registrations or applications relating to our services that may give rise to potential infringement claims against us. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. We are subject to additional risks as a result of our recent and proposed acquisitions and the hiring of new employees who may misappropriate intellectual property from their former employers. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering our services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. A successful infringement claim against us, whether with or without merit, could, among others things, require us to pay substantial damages, develop non-infringing technology, or re-brand our name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential clients deferring or limiting their purchase or use of our products until resolution of such litigation, or could require us to indemnify our clients against infringement claims in certain instances. Any intellectual property claim or litigation in this area, whether we ultimately win or lose, could damage our reputation and have a material adverse effect on our business, results of operations or financial condition.

19

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We believe that our current cash, cash flow from operations and the proceeds from this offering should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

●	investors’ perception of, and demand for, securities of technology services outsourcing companies;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations and financial condition;

●	PRC government regulation of foreign investment in China;

●	economic, political and other conditions in China; and

●	PRC government policies relating to the borrowing and remittance outside China of foreign currency.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

Failure to adhere to regulations that govern our clients’ businesses could result in breaches of contracts with our clients. Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services.

Our clients’ business operations are subject to certain rules and regulations in China or elsewhere. Our clients may contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in such a manner could result in breaches of contract with our clients and, in some limited circumstances, civil fines and criminal penalties for us. In addition, we are required under various Chinese laws to obtain and maintain permits and licenses to conduct our business. If we do not maintain our licenses or other qualifications to provide our services, we may not be able to provide services to existing clients or be able to attract new clients and could lose revenues, which could have a material adverse effect on our business and results of operations.

We may incur losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events.

Our operational facilities may be damaged in natural disasters such as earthquakes, floods, heavy rains, sand storms, tsunamis and cyclones, or other events such as fires. Such natural disasters or other events may lead to disruption of information systems and telephone service for sustained periods. Damage or destruction that interrupts our provision of outsourcing services could damage our relationships with our clients and may cause us to incur substantial additional expenses to repair or replace damaged equipment or facilities. We may also be liable to our clients for disruption in service resulting from such damage or destruction. Prolonged disruption of our services as a result of natural disasters or other events may also entitle our clients to terminate their contracts with us. We currently do not have insurance against business interruptions.

20

Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.

Our financial statements are expressed in U.S. dollars. However, a majority of our revenues and expenses are denominated in Renminbi (RMB). Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity and limited revenue contracts dominated in Singapore dollar, Hong Kong dollar and Australian dollar in certain PRC operating entities. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our common shares will be affected by the foreign exchange rate between U.S. dollars and RMB because the primary value of our business is effectively denominated in RMB, while the common shares will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rate and achieve certain exchange rate targets, and through such intervention kept the U.S. dollar-RMB exchange rate relatively stable.

As we may rely on dividends paid to us by our PRC subsidiaries, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our common shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common share or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Furthermore, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert into foreign currencies.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, euro and other foreign currencies are affected by, among other things, changes in china’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollar we receive from our offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollar for the purpose of paying dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Since July 2005, the RMB is no longer pegged to the U.S. dollar, although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Legislation in certain countries in which we have clients may restrict companies in those countries from outsourcing work to us.

Offshore outsourcing is a politically sensitive issue in the United States. For example, many organizations and public figures in the United States have publicly expressed concern about a perceived association between offshore outsourcing providers and the loss of jobs in their home countries. A number of U.S. states have passed legislation that restricts state government entities from outsourcing certain work to offshore service providers. Other U.S. federal and state legislation has been proposed that, if enacted, would provide tax disincentives for offshore outsourcing or require disclosure of jobs outsourced abroad. Similar legislation could be in enacted in other countries in which we have clients. Any expansion of existing laws or the enactment of new legislation restricting or discouraging offshore outsourcing by companies in the United States, or other countries in which we have clients could adversely impact our business operations and financial results. In addition, from time to time there has been publicity about negative experiences associated with offshore outsourcing, such as theft and misappropriation of sensitive client data. As a result, current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to offshore providers. Any slowdown or reversal of existing industry trends towards offshore outsourcing in response to political pressure or negative publicity would harm our ability to compete effectively with competitors that operate out of onshore facilities and adversely affect our business and financial results.

21

Disruptions in telecommunications or significant failure in our IT systems could harm our service model, which could result in a reduction of our revenue.

A significant element of our business strategy is to continue to leverage and expand our sales and delivery centers strategically located in China. We believe that the use of a strategically located network of sales and delivery centers will provide us with cost advantages, the ability to attract highly skilled personnel in various regions of the country and the world, and the ability to service clients on a regional and global basis. Part of our service model is to maintain active voice and data communications, financial control, accounting, customer service and other data processing systems between our main offices in Shanghai, our clients’ offices, and our other deliveries centers and support facilities. Our business activities may be materially disrupted in the event of a partial or complete failure of any of these IT or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks, conversion errors due to system upgrading, damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Loss of all or part of the systems for a period of time could hinder our performance or our ability to complete client projects on time which, in turn, could lead to a reduction of our revenue or otherwise have a material adverse effect on our business and business reputation. We may also be liable to our clients for breach of contract for interruptions in service.

Our computer networks may be vulnerable to security risks that could disrupt our services and adversely affect our results of operations.

Our computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. Although we intend to continue to implement security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through our computer systems. Actual or perceived concerns that our systems may be vulnerable to such attacks or disruptions may deter our clients from using our solutions or services. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Data networks are also vulnerable to attacks, unauthorized access and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible that, despite existing safeguards, an employee could misappropriate our clients’ proprietary information or data, exposing us to a risk of loss or litigation and possible liability. Losses or liabilities that are incurred as a result of any of the foregoing could have a material adverse effect on our business.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

In connection with our review of our financial statements for the six months ended December 31, 2017, our independent registered public accounting firm identified a material weakness in the design and operation of our internal controls. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness related to the Company’s lack of controls and procedures in place to monitor, capture, report and disclose subsequent events that occurred after the balance sheet date, specifically relating to certain revolving credit facilities that were put in place by the Company following such date (See Note 10 to the financial statements). Although the Company was aware of such transactions referenced in the Note, the relevant information was not provided to the financial accounting and reporting personnel, and, as a result, was not reflected in the subsequent note disclosures to the Company’s financial statements.

After review and the performance of additional analysis and other procedures, no material adjustments, restatement or other revisions to our previously issued financial statements were required.

In addition, in order to address the material weakness and to further strengthen our accounting staff and internal controls, we have designated a “point” person within the Company’s accounting and finance reporting structure to whom all information relating to material transactions after the balance sheet closing date is reported to ensure that it is then properly and timely disclosure as subsequent event(s) in notes to the Company’s financial statements; the foregoing measure has been implemented immediately to further enhance and revise the design and operation of our existing controls and procedures in the near term.

All internal control systems, no matter how well designed, have inherent limitations including the possibility of human error and the circumvention or overriding of controls. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

We cannot be certain that these measures will successfully remediate the material weakness or that other material weaknesses will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our common stock to decline. In addition, it could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. Because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.

22

Our insurance coverage may be inadequate to protect us against losses.

Although we maintain professional liability insurance and property insurance coverage for certain of our facilities and equipment, we do not have any loss of data or business interruption insurance coverage for our operations. If any claims for damage are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources.

Risks Relating to Our Corporate Structure

We will likely not pay dividends in the foreseeable future.

Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our Board of Directors will declare dividends even if we are profitable. The payment of dividends by entities organized in China is subject to limitations as described herein. Under Cayman Islands law, we may only pay dividends from profits of the Company, or credits standing in the Company’s share premium account, and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our Company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. Pursuant to the Chinese enterprise income tax law, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of 10%. Similarly, dividends payable by a foreign investment entity to its Hong Kong investor who owns 25% or more of the equity of the foreign investment entity is subject to a withholding tax of 5%. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The transfer to this reserve must be made before distribution of any dividend to shareholders.

Our business may be materially and adversely affected if any of our Chinese subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of China provides that an enterprise may be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts. Our Chinese subsidiaries hold certain assets that are important to our business operations. If any of our Chinese subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

WOFE is required to allocate a portion of its after-tax profits, to the statutory reserve fund, and as determined by its board of directors, to the staff welfare and bonus funds, which may not be distributed to equity owners.

Pursuant to Company Law of P.R. China (2013 Revision), Wholly Foreign-Owned Enterprise Law of the P.R. China (2000 Revision) and Implementing Rules for the Law of the People’s Republic of China on Wholly Foreign Owned Enterprises (2014 Revision), our WOFE entity is required to allocate a portion of its after-tax profits, to the statutory reserve fund, and in its discretion, to the staff welfare and bonus funds. No lower than 10% of an enterprise’s after tax-profits should be allocated to the statutory reserve fund. When the statutory reserve fund account balance is equal to or greater than 50% of the WOFE’s registered capital, no further allocation to the statutory reserve fund account is required. WOFE determines, in its own discretion, the amount contributed to the staff welfare and bonus funds. These reserves represent appropriations of retained earnings determined according to Chinese law.

Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our common shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our common shares.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”). The M&A Rule contains provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. However, the application of the M&A Rule remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope and applicability of the CSRC approval requirement. The CSRC has not issued any such definitive rule or interpretation, and we have not chosen to voluntarily request approval under the M&A Rule. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

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If the chops of our PRC companies and subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

If we fail to maintain continuing compliance with the PRC state regulatory rules, policies and procedures applicable to our industry, we may risk losing certain preferential tax and other treatments which may adversely affect the viability of our current corporate structure, corporate governance and business operations.

According to the Guidelines on Foreign Investment issued by the State Council in 2002 and the Catalog on Foreign Invested Industries (2007 Revision) issued by the National Development and Reform Commission and the Ministry of Commerce, IT services fall into the category of industries in which foreign investment is encouraged. The State Council has promulgated several notices since 2000 to launch favorable policies for IT services, such as preferential tax treatments and credit support. Under rules and regulations promulgated by various Chinese government agencies, enterprises that have met specified criteria and are recognized as software enterprises by the relevant government authorities in China are entitled to preferential treatment, including financing support, preferential tax rates, export incentives, discretion and flexibility in determining employees’ welfare benefits and remuneration. Software enterprise qualifications are subject to annual examination. Enterprises that fail to meet the annual examination standards will lose the favorable enterprise income tax treatment. Enterprises exporting software or producing software products that are registered with the relevant government authorities are also entitled to preferential treatment including governmental financial support, preferential import, export policies and preferential tax rates. Companies in China engaging in systems integration are required to obtain qualification certificates from the Ministry of Industry and Information Technology. Companies planning to set up computer information systems may only retain systems integration companies with appropriate qualification certificates. Currently the Company does not engage in information system integration business, therefore the Company is not required to have such qualification certificates. The qualification certificate is subject to review every two years and is renewable every four years. In 2003, the Ministry of Industry and Information Technology promulgated the Amended Appraisal Condition for Qualification Grade of Systems Integration of Computer Information to elaborate the conditions for appraising each of the four qualification grades of systems integration companies. Companies applying for qualification are graded depending on the scale of the work they undertake. The grades range from Grade 1 (highest) to Grade 4 (lowest) in the scale of the work the respective companies can undertake. Companies with Grade 3 qualification can independently undertake projects at the medium-scale and small-scale enterprise level and undertake projects at the large-scale enterprise level in cooperation with other entities. If and to the extent we fail to maintain compliance with such applicable rules and regulations, our operations and financial results may be adversely affected.

Risks Related to Doing Business in China

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

The majority of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between the Renminbi and foreign currencies, and regulate the growth of the general or specific market. While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. Furthermore, the current global economic crisis is adversely affecting economies throughout the world. As the PRC economy has become increasingly linked with the global economy, China is affected in various respects by downturns and recessions of major economies around the world. The various economic and policy measures enacted by the PRC government to forestall economic downturns or bolster China’s economic growth could materially affect our business. Any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China could have a material adverse effect on the overall economic growth of China and market demand for our outsourcing services. Such developments could adversely affect our businesses, lead to reduction in demand for our services and adversely affect our competitive position.

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Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has been building a comprehensive system of laws and regulations governing economic matters in general. The overall effect has been to significantly enhance the protections afforded to various forms of foreign investments in China. We conduct our business primarily through our subsidiaries established in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, clients and suppliers. In addition, such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other more developed countries. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and failure to obtain such approval, if required, could have a material adverse effect on our business, results of operation and reputation and could also create uncertainties for this offering.

In 2006, the CSRC and five other PRC regulatory agencies jointly promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which regulates foreign investment in PRC domestic enterprises. The M&A Rule requires offshore special purpose vehicles formed for the purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of the special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the M&A Rule is currently unclear. If the CSRC or another PRC regulatory agency subsequently determines that prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations, limit our operating privileges, delay or restrict the repatriation of the proceeds from this offering into China or the payment or distribution of dividends by our PRC subsidiaries, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects.

U.S. regulators’ ability to conduct investigations or enforce rules in China is limited.

The majority of our operations conducted outside of the U.S. As a result, it may not be possible for the U.S. regulators to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere outside China on us, our subsidiaries, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws and the laws of the Cayman Islands, may be difficult or impossible.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of the stock of our operating company.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation on December 10, 2009, or Circular 698, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly by way of the sale of equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor should report such Indirect Transfer to the competent tax authority of the PRC resident enterprise. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. In addition, the PRC resident enterprise is supposed to provide necessary assistance to support the enforcement of Circular 698. At present, the PRC tax authorities will neither confirm nor deny that they would enforce Circular 698, in conjunction with other tax collection and tax withholding rules, to make claims against our PRC subsidiary as being indirectly liable for unpaid taxes, if any, arising from Indirect Transfers by shareholders who did not obtain their shares in the public offering of our shares.

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PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in 2005 known as Circular 75 that requires PRC residents, including both legal persons and natural persons, to register with an appropriate local SAFE branch before establishing or controlling any company outside of China, referred to as an offshore special purpose company, for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. When a PRC resident contributes the assets or equity interests it holds in a PRC company into the offshore special purpose company, or engages in overseas financing after contributing such assets or equity interests into the offshore special purpose company, such PRC resident must modify its SAFE registration in light of its interest in the offshore special purpose company and any change thereof. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. If these shareholders fail to comply, the PRC subsidiaries of the offshore special purpose company may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

We are committed to complying with the Circular 75 requirements and to ensuring that our shareholders who are PRC citizens or residents comply with them. We believe that all of our current PRC citizen or resident shareholders and beneficial owners have completed their required registrations with SAFE. However, we may not at all times be fully aware or informed of the identities of all our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with the Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, Circular 75 or other related regulations. Failure by any such shareholders or beneficial owners to comply with Circular 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

In addition, the PRC National Development and Reform Commission promulgated a rule in 2004 requiring its approval for overseas investment projects made by PRC entities. However, there exist extensive uncertainties as to the interpretation of this rule with respect to its application to a PRC individual’s overseas investment and, in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been either approved by the National Development and Reform Commission or challenged by the National Development and Reform Commission based on the absence of its approval. Our current beneficial owners who are PRC individuals did not apply for the approval of the National Development and Reform Commission for their investment in us. We cannot predict how and to what extent this will affect our business operations or future strategy.

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PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds from this public offering or any future offerings, as an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries and controlled PRC affiliate, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or controlled PRC affiliate are subject to PRC regulations and approvals. For example, loans by us to our PRC subsidiaries in China, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local counterpart.

We may also decide to finance our PRC subsidiaries through capital contributions. These capital contributions must be approved by the Ministry of Commerce in China or its local counterpart. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or controlled PRC affiliate or capital contributions by us to our subsidiaries or any of their respective subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

In 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested enterprise of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise in its business scope. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the foreign-invested enterprise’s approved business scope.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or controlled PRC affiliate or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.

The PRC government imposes control on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a majority of our revenues in Renminbi, which currently is not a freely convertible currency. Restrictions on currency conversion imposed by the PRC government may limit our ability to use revenues generated in Renminbi to fund our expenditures denominated in foreign currencies or our business activities outside China. Under China’s existing foreign exchange regulations, Renminbi may be freely converted into foreign currency for payments relating to current account transactions, which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, by complying with certain procedural requirements. Our PRC subsidiaries may also retain foreign currency in their respective current account bank accounts for use in payment of international current account transactions. However, we cannot assure you that the PRC government will not take measures in the future to restrict access to foreign currencies for current account transactions.

Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to capital account transactions, which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. We cannot assure you that the registration process will not delay or prevent our conversion of Renminbi for use outside of China.

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We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income. In addition, a tax circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises established outside of China as resident enterprises clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities. Under the implementation rules to the Enterprise Income Tax Law, a de facto management body is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. In addition, the tax circular mentioned above details that certain Chinese-invested enterprises will be classified as resident enterprises if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining de facto management bodies which are applicable to our company or our overseas subsidiary. If our company or any of our overseas subsidiaries is considered a PRC tax resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, our company or our overseas subsidiary will be subject to the uniform 25% enterprise income tax rate as to our global income as well as PRC enterprise income tax reporting obligations. Second, although under the Enterprise Income Tax Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as tax-exempted income, we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends payable by us to our investors and gain on the sale of our shares may become subject to PRC withholding tax. It is possible that future guidance issued with respect to the new resident enterprise classification could result in a situation in which a withholding tax of 10% for our non-PRC enterprise investors or a potential withholding tax of 20% for individual investors is imposed on dividends we pay to them and with respect to gains derived by such investors from transferring our shares. In addition to the uncertainty in how the new resident enterprise classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. If we are required under the Enterprise Income Tax law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our shares or ADSs may be materially and adversely affected. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear. These M&A Rules and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

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Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

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We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

As a holding company, we conduct substantially all of our business through our consolidated subsidiaries incorporated in China. We may rely on dividends paid by these PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

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Our current employment practices may be restricted under the PRC Labor Contract Law and our labor costs may increase as a result.

The PRC Labor Contract Law and its implementing rules impose requirements concerning contracts entered into between an employer and its employees and establishes time limits for probationary periods and for how long an employee can be placed in a fixed-term labor contract. Because the Labor Contract Law and its implementing rules have not been in effect very long and because there is lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how it will impact our current employment policies and practices. We cannot assure you that our employment policies and practices do not, or will not, violate the Labor Contract Law or its implementing rules and that we will not be subject to related penalties, fines or legal fees. If we are subject to large penalties or fees related to the Labor Contract Law or its implementing rules, our business, financial condition and results of operations may be materially and adversely affected. In addition, according to the Labor Contract Law and its implementing rules, if we intend to enforce the non-compete provision with an employee in a labor contract or non-competition agreement, we have to compensate the employee on a monthly basis during the term of the restriction period after the termination or ending of the labor contract, which may cause extra expenses to us. Furthermore, the Labor Contract Law and its implementation rules require certain terminations to be based upon seniority rather than merit, which significantly affects the cost of reducing workforce for employers. In the event we decide to significantly change or decrease our workforce in the PRC, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our circumstances or in a timely and cost effective manner, thus our results of operations could be adversely affected.

Risks Associated with this Offering

There has been no public market for our common shares prior to this offering, and you may not be able to resell our common shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We intend to list our common shares on the NASDAQ Capital Market. If an active trading market for our common shares does not develop after this offering, the market price and liquidity of our common shares will be materially and adversely affected. Negotiations with the underwriters will determine the initial public offering price for our common shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our common shares will develop or that the market price of our common shares will not decline below the initial public offering price.

If we are unable to comply with certain conditions, our common shares may not trade on the NASDAQ Capital Market.

[We have received approval to list our common shares on the NASDAQ Capital Market provided that we pay the balance of our entry fee and show that we will have 300 round-lot shareholders prior to our first day of trading.] If we are unable to meet these final conditions our shares may not trade on the NASDAQ Capital Market. In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the final conditions for listing, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering until we have met the final conditions.

If we are listed on the NASDAQ Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our shares are listed on the NASDAQ Capital Market but are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares. In addition, if our common shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our common shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our common shares are not so listed or are delisted at some later date, our common shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common shares might decline. If our common shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

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If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our common shares may be volatile.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

$200,000 from the proceeds of this offering will be placed in escrow for 18 months from the date of this offering for the purpose of indemnifying the underwriters and may not be used during such time, or potentially at all, for further developing our business.

We have entered into an indemnification escrow agreement, whereby, we have agreed to place $200,000 from the proceeds of this offering into an escrow account in the United States for a period of 18 months following this offering for the purpose of satisfying an initial $200,000 in indemnity claims of the underwriters. Accordingly, we will not be able to use $200,000 from the proceeds of this offering to develop our business operations for such period, or at all, if we are required to indemnify the underwriters, which could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, and per share trading price of our common shares.

The market price for our shares may be volatile.

The trading prices of our common shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our common shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our shares. In addition to the above factors, the price and trading volume of our common shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our users, or our industry;

●	regulatory uncertainties with regard to our variable interest entity arrangements;

●	announcements of studies and reports relating to our service offerings or those of our competitors;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the RMB and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding common shares; and

●	sales or perceived potential sales of additional common shares.

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We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of shares is outstanding before the consummation of this offering and 13,290,000 shares (or 13,590,000 shares assuming that the underwriters’ over-allotment option is exercised in full) will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

You will experience immediate and substantial dilution.

The initial public offering price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our common shares. Assuming the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $4.12 or approximately 78.5% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. Specifically, we intend to use the net proceeds from this offering for expansion and upgrades of our production lines and warehouse facilities, establishment promotion of overseas sales websites, and working capital and general corporate purposes. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds.”

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We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our Memorandum and Articles of Association, the Cayman Islands Companies Law (Revised) (the “Companies Law”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

Judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of our assets are located outside of the United States. Our current operations are based in China. In addition, our current directors and executive officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. There is no formal requirement under the Company’s memorandum and articles of association mandating that we hold an annual meeting of our shareholders. However, notwithstanding the foregoing, we intend to hold such meetings on our annual meeting to, among other things, elect our directors. As a result, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

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We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on or after June 30, 2018. We would lose our foreign private issuer status if (1) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and (2) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

We will incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley Act of 2002.

Pursuant to Sarbanes-Oxley Act of 2002, our management will be required to report on, and our independent registered public accounting firm may in the future be required to attest to, the effectiveness of our internal control over financial reporting. Our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and, if required, our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the trading price of our common shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

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We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.

Based on the anticipated market price of our common shares in this offering and expected price of our common shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. holder holds our common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our common shares and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, the market price for our common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common shares to decline.

Our corporate structure, together with applicable law, may impede shareholders from asserting claims against us and our principals.

All of our operations and records, and all of our senior management are located in the PRC. Shareholders of companies such as ours have limited ability to assert and collect on claims in litigation against such companies and their principals. In addition, China has very restrictive secrecy laws that prohibit the delivery of many of the financial records maintained by a business located in China to third parties absent Chinese government approval. Since discovery is an important part of proving a claim in litigation, and since most if not all of our records are in China, Chinese secrecy laws could frustrate efforts to prove a claim against us or our management. In addition, in order to commence litigation in the United States against an individual such as an officer or director, that individual must be served. Generally, service requires the cooperation of the country in which a defendant resides. China has a history of failing to cooperate in efforts to affect such service upon Chinese citizens in China.

If we become directly subject to the recent scrutiny involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and or defend the matter, which could harm our business operations, stock price and reputation and could result in a complete loss of your investment in us.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and or SEC enforcement actions that are conducting internal and or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

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DEFINED TERMS AND CONVENTIONS FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

●	the timing of the development of future services;

●	projections of revenue, earnings, capital structure and other financial items;

●	the development of future company-owned call centers;

●	statements regarding the capabilities of our business operations;

●	statements of expected future economic performance;

●	statements regarding competition in our market; and

●	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of common shares of approximately $9.09 million, based upon an assumed initial public offering price of $5.25 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional common shares is exercised in full, we estimate that we will receive net proceeds of approximately $10.57 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Each $0.25 increase (decrease) in the assumed initial public offering price of $5.25 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $467,500, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

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Proceeds of this offering in the amount of $200,000 shall be used to fund an indemnification escrow account for a period of 18 months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an Underwriting Agreement with the underwriters.

We intend to use the net proceeds of this offering as follows after we complete the remittance process (these below-referenced net proceeds amounts do not include $200,000 of the offering proceeds to be allotted to the indemnification escrow account to pay for the underwriters’ indemnity):

●	Approximately $3.64 million or 40% for global expansion, i.e., to expand our existing locations to develop new clients by hiring more qualified personnel, system integration and marketing effort;

●	Approximately $2.73 million or 30% for working capital and general corporate purposes;

●	Approximately $1.82 million or 20% for R&D;

●	Approximately $0.90 million or 10% for talent development.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions are they develop. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. Pending remitting the offering proceeds to the PRC, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

DIVIDEND POLICY

The holders of our common shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

EXCHANGE RATE INFORMATION

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. Assets and liabilities are translated at the exchange rates as of the balance sheet date.

Balance sheet items, except for equity accounts	June 30, 2017	June 30, 2016	December 31, 2017	December 31, 2016
USD:RMB	6.7793	6.6459	6.5063	6.9430

Items in the statements of operations and comprehensive loss, and statements cash flows are translated at the average exchange rate of the period.

	Years ended		Six months ended
	June 30, 2017	June 30, 2016	December 31, 2017	December 31, 2016
USD:RMB	6.8087	6.4405	6.6412	6.7457

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SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents our selected historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statement and notes thereto included elsewhere in this prospectus.

The following selected consolidated financial and operating data for the fiscal years ended June 30, 2017 and 2016, and the consolidated balance sheet data as of June 30, 2017 and 2016, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements for the six months ended December 31, 2017 and 2016 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income and comprehensive income for the fiscal years ended June 30, 2017 and 2016, and six months ended December 31, 2017 and 2016.

Selected Consolidated Statement of Income and Comprehensive Income

(In U.S. dollars, except number of shares)

	For the years ended June 30,		For the Six Months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
Revenues	$31,361,976	$29,024,178	$22,199,995	$14,323,938
Less: Cost of revenues	(18,669,812)	(17,463,416)	(13,341,978)	(8,483,897)
Gross profit	12,692,164	11,560,762	8,858,017	5,840,041

Operating expenses:
Selling and marketing	1,206,493	413,016	1,132,931	282,618
Research and development	4,232,788	5,579,058	3,562,988	2,006,766
General and administrative	5,647,790	4,955,037	3,064,232	3,032,589
Total operating expenses	11,087,071	10,947,111	7,760,151	5,321,973
Income from operations	1,605,093	613,651	1,097,866	518,068
Subsidies and other income	508,187	1,446,408	366,798	455,009
Other expense	(10,469)	(5,935)	(13,213)	(2,146)

Income before income tax	2,102,811	2,054,124	1,451,451	970,931
Provision (benefit) for income taxes	(118,546)	269,153	126,060	(54,042)
Net income	2,221,357	1,784,971	1,325,391	1,024,973
Less: Net income (loss) attributable to non-controlling interests	173,912	(41,141)	(5,938)	(475)
Net income attributable to CLPS Incorporation's shareholders	$2,047,445	$1,826,112	$1,331,329	$1,025,448

Other comprehensive (loss) income
Foreign currency translation (loss) gain	$(93,177)	$(387,100)	$231,224	$(233,825)
Less: foreign currency translation (loss) gain attributable to Non-controlling interests	1,732	(1,471)	20,773	(7,049)
Other comprehensive (loss) income attributable to CLPS Incorporation’s shareholders	$(94,909	$(385,629)	$210,451	$(226,776)

Comprehensive income
CLPS Incorporation shareholders	$1,952,536	$1,440,483	$1,541,780	$798,672
Non-controlling interests	175,644	(42,612)	14,835	(7,524)
	$2,128,180	$1,397,871	$1,556,615	$791,148

Basic and diluted earnings per common share *	$0.16	$0.18	$0.12	$0.09
Weighted average number of share outstanding – basic and diluted	11,290,000	11,290,000	11,290,000	11,290,000

* The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

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The following table presents our summary consolidated balance sheet data as of June 30, 2017 and 2016, and December 31, 2017.

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Cash and cash equivalents	$4,814,568	$5,277,196	$4,659,037
Total Current Assets	$12,325,296	$9,910,841	$16,619,705
Total Assets	$13,521,923	$10,471,529	$17,853,399
Total Liabilities	$8,210,625	$6,264,005	$10,985,416
Total CLPS Incorporation’s Shareholders' Equity	$4,834,188	$4,203,490	$6,375,968
Non-controlling Interests	$477,110	$4,034	$492,015
Total Shareholders’ Equity	$5,311,298	$4,207,524	$6,867,983
Total Liabilities and Shareholders’ Equity	$13,521,923	$10,471,529	$17,853,399

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017:

●       On an actual basis; and

●       On a pro forma basis to give effect to the sale of 2,000,000 common shares by us in this offering at the assumed initial public offering price of $5.25 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting commissions and estimated offering expenses and assuming that the underwriters do not exercise their over-allotment option.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.” You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

As of December 31, 2017

	As Reported	Pro Forma Adjusted for IPO
Common shares
Shares	11,290,000	13,290,000
Par Value Amount	$1,129	$1,329
Additional Paid-In Capital	$7,120,943	$15,719,044
Statutory Reserves	$905,553	$905,553
Retained Earnings	$(1,414,838)	$(1,414,838)
Accumulated Other Comprehensive Income	$(236,819)	$(236,819)
Total	$6,375,968	$14,974,269

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share after the offering. Our pro forma net tangible book value as of December 31, 2017 was $14,974,269, or $1.13 per share. Our pro forma net tangible book value per share set forth below represents our total tangible assets less total liabilities, divided by the number of shares of our share stock outstanding.

Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. After giving effect to our issuance and sale of 2,000,000 shares in this offering at an assumed initial public offering price of $5.25 per share, after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of December 31, 2017 would have been $14,974,269, or $1.13 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.61 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $4.12 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

Offering(1)
Assumed offering price per common share	$5.25
Net tangible book value per common share as of December 31, 2017	$0.52
Increase per common share attributable to this offering	$0.61
Pro forma net tangible book value per common share after the offering	$1.13
Dilution per common share to new investors	$4.12

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A $1.00 increase (decrease) in the assumed public offering price of $5.25 per share would increase (decrease) the pro forma net tangible book value by $1.87 million, the pro forma net tangible book value per share after this offering by $1.13 per share and the dilution in pro forma net tangible book value per share to investors in this offering by $4.12 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

POST-OFFERING OWNERSHIP

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Amount (#)	Percent (%)	Amount ($)	Percent (%)	Per Share ($)
Existing shareholders	11,290,000	85.0%	7,122,072	40.4%	$0.63
New investors	2,000,000	15.0%	10,500,000	59.6%	$5.25
Total	13,290,000	100.0%	17,622,072	100.0%	$

The table below shows what happens when over-allotment option exercised:

	Shares Purchased		Total Consideration		Average Price
	Amount (#)	Percent (%)	Amount ($)	Percent (%)	Per Share ($)
Existing shareholders	11,290,000	83.1%	7,122,072	37.1%	$0.63
New investors	2,300,000	16.9%	12,075,000	62.9%	$5.25
Total	13,590,000	100.0%	19,197,072	100.0%	$

If the underwriters’ over-allotment option of 300,000 shares is exercised in full, the number of shares held by existing stockholders will be reduced to 83.1% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 2,300,000 shares, or 16.9%, of the total number of shares outstanding after this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview of Company

CLPS Incorporation (“CLPS” or the “Company”), is a company that was established under the laws of the Cayman Islands on May 11, 2017 as a holding company. The Company, through its subsidiaries, designs, builds, and delivers IT services, solutions and other services. The Company customizes its services to specific industries with customer service teams typically based on-site at the customer locations. The Company’s solutions enable its clients to meet the changing demands of an increasingly global, internet-driven, and competitive marketplace. Mr. Xiao Feng Yang, the Company’s Chairman of the Board and President, together with Mr. Raymond Ming Hui Lin, the Company’s Chief Executive Officer and Director are the controlling shareholders of the Company (the “Controlling Shareholders”).

A reorganization of the Company’s legal structure was completed on November 2, 2017. The reorganization involved the incorporation of CLPS, a Cayman Islands holding company; Qinheng Co., Limited (“Qinheng”) and Qiner Co., Limited (“Qiner”), two holding companies established in Hong Kong, and Shanghai Qincheng Information Technology Co., Ltd (“CLPS QC” or “WOFE”) established in the People’s Republic of China (“PRC”); and the transfer of ChinaLink Professional Service Co., Ltd (“CLPS Shanghai”) from the Controlling Shareholders to CLPS QC.

Prior to the reorganization, CLPS Shanghai’s equity interests were 100% controlled by the same group of Controlling Shareholders of CLPS. CLIVST and FDT-CL are subsidiaries of Qinheng. JQ Technology Co., Limited (“JQ”) and JIALIN Technology Limited (“JL”) are subsidiaries of Qiner since October 17, 2017. CLPS Dalian Co., Ltd (“CLPS Dalian”), CLPS Ruicheng Co., Ltd (“CLPS RC”), CLPS Beijing Hengtong Co., Ltd (“CLPS Beijing”), CLPS TECHNOLOGY (SINGAPORE) PTE.LTD (“CLPS SG”), CLPS TECHNOLOGY (AUSTRALIA) PTY LTD (“CLPS AU”), CLPS Technology (Hong Kong) Co., Limited (“CLPS Hong Kong”), Judge (Shanghai) Co., Ltd (“Judge China”), Judge (Shanghai) Human Resource Co., Ltd (“Judge HR”), CLPS Shenzhen Co., Ltd (“CLPS Shenzhen”) and CLPS Guangzhou Co., Ltd (“CLPS Guangzhou”) are all subsidiaries of CLPS Shanghai.

On July 25, 2017, the Company incorporated CLIVST, as a holding company, in BVI. On September 27, 2017 and October 24, 2017, the Company incorporated CLPS Guangzhou in Guangzhou, PRC and FDT-CL in Hong Kong.

On September 27, 2017, the Company and a non-controlling interest shareholder of CLPS Beijing incorporated Tianjin Huanyu Qinshang network technology Co., Ltd. (“Huanyu”). The Company subscribed 30% of equity interest in Huanyu for $0.4 million. The Company planned to complete the capital contribution of $0.4 million by the end of 2017. On October 17, 2017, the Company acquired 55% of JQ equity interest and its 100% owned subsidiary – JL for a consideration of approximately $0.07 million to operate software consulting business in Taiwan.

On November 2, 2017, the Controlling Shareholders transferred their 100% ownership interests in CLPS Shanghai to CLPS QC and Qiner, which are 100% owned by Qinheng and CLPS. On October 31, 2017, the Controlling Shareholders transferred 100% of their equity interests in Qiner to CLPS. After the reorganization, CLPS owns 100% equity interests of the entities mentioned above. On December 7, 2017, the Board of Directors approved an amendment of the Article of Association of CLPS and a nominal share issuance to the existing shareholders. As a result, the existing shareholders own the same percentage of ownership in CLPS as their ownership interests in CLPS Shanghai prior to the reorganization. Since the Company and its subsidiaries are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

The Company is dedicated to providing a full range of services and solutions across technology needs in finance. In recent years, we have both one of the largest IBM mainframe teams, and the largest VisionPLUS team in China, providing both development and implementation of core banking, credit card, online and e-commerce systems, as well as expertise across technology stacks including J2EE, .Net, C, C++ and mobile. We are ISO9001:2008 and CMMI 5 certified, and have been granted certificates of recognition by the Shanghai government, including Enterprise Software Certification, High-tech Enterprise, Little Giant Company for Science and Technology and Professional Talent Development Training Camp. In addition, the Company was recognized as one of the recipients of 2017 IDC China Top 25 FinTech Pioneers during the award ceremony spearheaded by IDC on August 25, 2017.

Our operations are primarily based in China, where we derive a substantial portion of our revenues. For the years ended June 30, 2017 and 2016, our revenues were $31.4 million and $29.0 million, respectively. Revenue generated outside of China was approximately $0.5 million and Nil for fiscal 2017 and 2016, respectively. In fiscal 2017 and 2016, we had a net income of $2.2 million and $1.8 million, respectively. Our total assets as of June 30, 2017 were $13.5 million of which cash and cash equivalent amounted to $4.8 million. Our total liabilities as of June 30, 2017 were $8.2 million.

For the six months ended December 31, 2017 and 2016, our revenues were $22.2 million and $14.3 million, respectively. Revenue generated outside of China was approximately $0.7 million and $0.07 million for the six months ended December 31, 2017 and 2016, respectively. For the six months ended December 31 2017 and 2016, we had a net income of approximately $1.3 million and $1.0 million, respectively. Our total assets as of December 31, 2017 were $17.9 million of which cash and cash equivalent amounted to $4.7 million. Our total liabilities as of December 31, 2017 were $11.0 million.

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Factors Affecting Our Results of Operations

We believe the most significant factors that affect our business and results of operations include the following:

●	Our ability to obtain new clients and repeat business from existing clients. Revenues from individual clients typically grow over time as we seek to increase the number and scope of services provided to each client and as clients increase the complexity and scope of the work outsourced to us also increases. Therefore, our ability to obtain new clients, as well as our ability to maintain and increase business from our existing clients, will have a significant effect on our results of operations and financial condition. During fiscal 2017, our revenue derived from our IT consulting services increased by 4.0% or $1.1 million from fiscal 2016, all attributable to revenue growth from our new clients. IT consulting service revenue from new clients amounted to approximately $2.5 million in fiscal 2017, offset with a reduction of revenue from our existing clients. Our revenues derived from our customized IT solution service significantly increased by 99.1% or $0.9 million from fiscal 2016. The increase in revenue attributable to our new clients was approximately $0.6 million and the rest of growth was attributable to revenue from our existing clients. During the six months ended December 31, 2017, our revenue derived from our IT consulting services increased by 62.9% or $8.3 million from the six months ended December 31, 2016, all attributable to revenue growth from our new and existing clients. IT consulting service revenue from new clients amounted to approximately $1.5 million for the six months ended December 31, 2017.

●	Our ability to expand our portfolio of service offerings. We intend to increase our revenues by continuing to expand our service offerings and providing quality service to our existing customers and to attract new customers. Through research and development, targeted hiring and strategic acquisitions, we have proactively invested in broadening our existing service lines, including those for serving our specific industry verticals. As part of our strategy, we will continue to expand our service offerings to provide customized IT solutions to our clients. Our revenue derived from our customized IT solution service significantly increased by 99.1% or $0.9 million from fiscal 2016.

●	Our ability to attract, retain and motivate qualified employees. Our ability to attract, train and retain a large and cost-effective pool of qualified professionals, including our ability to leverage and expand our proprietary database of qualified IT professionals, to develop additional joint training programs with universities, and our employees’ job satisfaction, will affect our financial performance.

We use the following key operating metrics to oversee and manage the Company’s business: (i) developing new business, (ii) focusing on the TCP/TDP training programs to provide highly trained and qualified employees to the clients; and (iii) retaining employees to continue to meet client ever-changing needs.

Our objective is to create value for both our customers and shareholders by enhancing our position as a leading IT services provider in the banking industry in China. We believe our strategic initiatives will continue to generate our sales growth, allow us to focus on managing capital and leveraging costs and drive margins to produce profitability and return on investment for our stockholders.

Acquisitions

On November 9, 2016, CLPS Shanghai acquired 60% of Judge (Shanghai) Co., Ltd (“Judge China”) and its 70% owned subsidiary Judge (Shanghai) Human Resource Co., Ltd (“Judge HR”) from Judge Company Asia Limited with the final purchase price of $480,061 (RMB 3.25 million). The Company funded the acquisition with cash and a loan payable of $128,928 (RMB 0.9 million), of which $103,255 was subsequently offset with the company’s receivables from Judge Asia. The Company believes that the acquisition will allow it to better manage opportunities and capitalize on the growth potential of the human resource related industries. The transaction was accounted for as a business combination using the purchase method of accounting. The purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date. The Company recognized goodwill of $195,080 from this acquisition. The goodwill is comprised of the assembled work force and the expected but unidentifiable business growth that the Company expects to realize due to the synergies related to the acquisition.

On October 17, 2017, the Company acquired 55% of JQ equity interest, and its 100% owned subsidiary – JL in Taiwan for a cash consideration of approximately $0.07 million. As of the acquisition date, the assets of JQ were cash and other receivables and JQ and its subsidiary has no significant operating activities since inception. The estimated fair value of the assets acquired and liabilities assumed at the acquisition date was approximately the carrying value of the assets and liabilities based on the short-term nature of the assets acquired and liabilities assumed. The Company believes that this investment could offer new opportunities for operational synergies in the related markets.

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Results of Operations

For the Years Ended June 30, 2017 and 2016

The following table summarizes the results of our operations for the years ended June 30, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	Year ended June 30, 2017		Year ended June 30, 2016		Amount	Percentage
	Amount	As % of Sales	Amount	As % of Sales	Increase (Decrease)	Increase (Decrease)

Revenues	$31,361,976	100.0%	$29,024,178	100.0%	$2,337,798	8.1%
Cost of revenues	18,669,812	59.5%	17,463,416	60.2%	1,206,396	6.9%
Gross profit	12,692,164	40.5%	11,560,762	39.8%	1,131,402	9.8%
Operating expenses
Selling and marketing	1,206,493	3.8%	413,016	1.4%	793,477	192.1%
Research and development expense	4,232,788	13.5%	5,579,058	19.2%	(1,346,270)	(24.1%)
General and administrative expenses	5,647,790	18.0%	4,955,037	17.1%	692,753	14.0%
Total operating expenses	11,087,071	35.4%	10,947,111	37.7%	139,960	1.3%
Income from operations	1,605,093	5.1%	613,651	2.1%	991,442	161.6%

Subsidies and other income	508,187	1.6%	1,446,408	5.0%	(938,221)	(64.9%)
Other expenses	(10,469)	-	(5,935)	-	(4,534)	76.4%
Income before income taxes	2,102,811	6.7%	2,054,124	7.1%	48,687	2.4%
Provision (benefit) for income taxes	(118,546)	(0.4%)	269,153	0.9%	(387,699)	(144.0)%
Net income	$2,221,357	7.1%	$1,784,971	6.1%	$436,386	24.4%

Revenues

We derive revenues by providing integrated IT services and solutions, including: (i) IT consulting services, which primarily includes application development services for banks and institutions in the financial industry and which are billed for on a time-and-expense basis, (ii) customized IT Solutions Service, which primarily includes customized solution development and maintenance service for general enterprises and which are billed for on a fixed-price basis, and (iii) other revenue from product and third-party software sales.

Our customer contracts may be categorized by pricing model into time-and-expense contracts and fixed-price contracts. Under time-and-expense contracts, we are compensated for actual time incurred by our IT professionals at negotiated daily billing rates. We are also entitled to charge overtime fees in addition to the daily billing rates under some time-and-expense contracts.  Fixed-price contracts require us to develop customized IT solutions throughout the contractual period, and we are paid in installments upon completion of specified milestones under the contracts with enforceable right to payments.

For fiscal 2017 and 2016, all of our time-and-expense contracts are generated by our IT consulting service for clients in the financial industry. In comparison, all of our fixed-price contracts are generated by our customized IT solution business for clients in the financial industry and others.

The following table presents our revenues by our service lines.

	For the Year ended June 30,
	2017		2016
	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance	Variance %

IT consulting service	$29,146,470	92.9%	$28,015,173	96.5%	$1,131,297	4.0%
Customized IT solution service	1,846,423	5.9%	927,185	3.2%	919,238	99.1%
Other	369,083	1.2%	81,820	0.3%	287,263	351.1%
Total	$31,361,976	100.0%	$29,024,178	100.0%	$2,337,798	8.1%

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Our total revenues increased by approximately $2.3 million, or 8.1%, to approximately $31.4 million for the fiscal year ended June 30, 2017 from approximately $29.0 million for the fiscal year ended June 30, 2016. The overall growth in our revenues reflected an increase in revenues from both of our IT consulting service and customized IT solution service.

For the year ended June 30, 2017, revenue derived from our IT consulting services increased by 4.0% to $29.1 million from $28.0 million in fiscal 2016, primarily reflecting the increasing demands for our IT consulting service from banks and other financial institutions. For fiscal 2017 and 2016, 54.0% and 69.5% of our IT consulting service revenue were from international banks. In fiscal 2017, we strengthened our expertise in the financial industry to leverage our existing industry knowledge and grew our customer base of local Chinese financial institutions.

For the year ended June 30, 2017, revenues derived from our customized IT solution service significantly increased by 99.1% to $1.8 million from $0.9 million in fiscal 2016. Historically, IT consulting services have contributed the substantial majority of our net revenues. In recent years, we started to develop customized IT solution service to small and medium enterprises (“SME”) in China. With the growing demand for our financial IT solution innovations and e-banking technology, our financial IT solutions service provides SMEs affordable integrated technologies that are reshaping our customers’ business and operating models. We plan to expand our financial IT solution service in China, which is driven by the increased adoption of big data, platform engineering for cloud solutions and an expanded range of services, such as artificial intelligence.

Cost of revenues

Our cost of revenues mainly consists of compensation benefit expenses for our IT professionals, travel expenses and material costs. Our cost of revenues increased by $1.2 million or 6.9% to approximately $18.7 million in fiscal 2017 from approximately $17.5 million in fiscal 2016, primarily as a result of increased headcount, expanded office facilities and increase of depreciation and amortization expenses to enable and match the growth of our business. As a percentage of revenues, our cost of revenues is consistently around 60% for both fiscal 2017 and 2016. Our total number of employees grew from 1,055 employees as of June 30, 2016 to 1,242 employees as of June 30, 2017.

Gross profit

Our gross profit increased by $1.1 million, or 9.8%, to approximately $12.7 million in fiscal 2017 from approximately $11.6 million in fiscal 2016. As a percentage of revenues, our gross margin slightly increased from 39.8% in fiscal 2016 to 40.5% in fiscal 2017. The higher gross profit margin in fiscal 2017 was primarily attributable to the increase in our billing rates of both IT consulting services and customized IT solution services. As our IT consulting services scale and mature, we are able to generate higher gross margins. Also, customized IT solution services contribute favorably to our client retention and understanding of our clients’ businesses, and provide opportunities to cross-sell our other services

Selling and marketing expenses

Selling and marketing expenses primarily consisted of salary and compensation expenses relating to our revenues and marketing personnel, and also included entertainment, travel and transportation, and other expenses relating to our marketing activities.

Selling and marketing expenses increased by $0.8 million or 192.1% from $0.4 million in fiscal 2016 to $1.2 million in fiscal 2017. The increase was primarily attributable to our expansion of the pre-sales and marketing teams in Shanghai and Dalian, China to support our operations. Accordingly, as a percentage of sales, our selling expenses were 3.8% of revenues in fiscal 2017 as compared to 1.4% in fiscal 2016. While we expect our selling and marketing expenses to increase as we continue our business expansion, we expect these expenses to remain relatively steady as a percentage of our net revenues to support our business growth in the near future.

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Research and development (“R&D”) expenses

R&D expenses primarily consisted of compensation and benefit expenses relating to our research and development personnel as well as office overhead and other expenses relating to our R&D activities. Our R&D expenses decreased by $1.4 million from $5.6 million in fiscal 2016 to $4.2 million in fiscal 2017, representing 13.5% and 19.2% of our total revenues for fiscal 2017 and 2016, respectively. The increased R&D expense in fiscal 2016 is attributable to the launch of several research projects related to cloud computing and mobile internet application in fiscal 2016. Upon completion of these projects in fiscal 2017, the related IT developers were transferred to our production department. As a result, the related compensation for these individuals was included as a cost of revenue in fiscal 2017. We expect to increase our investment in research and development to enhance our industry knowledge, improve our competitiveness and enable us to identify attractive market opportunities for new and enhanced services and solutions.

General and administrative expenses

General and administrative expenses primarily consisted of salary and compensation expenses relating to our finance, legal, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs.

General and administrative expenses increased by $0.6 million or 14.0% from approximately $5.0 million in fiscal 2016 to approximately $5.6 million in fiscal 2017, almost all of which is attributable to increasing headcount and related staff costs in Hong Kong and Australia, which approximated $0.6 million. We incorporated CLPS Technology (Australia) PTY LTD (“CLPS AU”) in November 2015 and CLPS Technology (Hong Kong) Co., Limited (“CLPS Hong Kong”) in January 2016 to provide service for our international client’s local operations. Additionally, we acquired Judge (Shanghai) Technology service Co., Ltd (“Judge China”) in November 2016; Judge China accounted for approximately $0.1 million increase in our general and administrative expense in fiscal 2017. As a percentage of revenues, general and administrative expenses were 18.0% and 17.1% of our revenue in fiscal 2017 and 2016, respectively.

Subsidies and other income

Subsidies and other income primarily included government subsidies which represented amounts granted by local government authorities as a general incentive for us to promote development of the local technology industry. The Company records government subsidies in subsidies and other income upon received and when there is no further performance obligation. Total government subsidies amounted to $0.4 million and $1.3 million for the years ended June 30, 2017 and 2016, respectively. The decrease in government subsidies in fiscal 2017 was because local government was in the process of amending the existing subsidy policy and deferred the approvals for government subsidies that are applicable to us. While we expect the continued support of local government to promote the technology industry, we only record government subsidies as subsidies and other income when received due to uncertainties.

Income before income taxes

Our income before income taxes was approximately $2.1 million in fiscal 2017, an increase of 2.4% compared with fiscal 2016.

Provision (benefit) for income taxes

Our provision for income taxes benefit was $0.1 million in fiscal 2017, compared to $0.3 million income tax expense in fiscal 2016. Our current income tax provision decrease by approximately $0.3 million. The decrease of the current income tax provision is mainly due to CLPS Dalian has qualified as Software Enterprise and is enjoying two-year income tax exemption starting from their first profitable year. The increase of $0.1 million in deferred tax benefit was mainly because we recognized deferred tax assets as a result of the net operating losses carry forward for some of our subsidiaries.

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Net Income

Our net income was approximately $2.2 million in fiscal 2017, an increase of $0.4 million from $1.8 million in fiscal 2016. The increase in net income was in line with increased revenues, gross profit and operating expenses for fiscal 2017 as compared to fiscal 2016 as mentioned above.

Other comprehensive income

Foreign currency translation adjustments amounted to a loss of $0.1 million and $0.4 million for the years ended June 30, 2017 and 2016, respectively. The balance sheet amounts with the exception of equity as of June 30, 2017 were translated at 6.7793 RMB to 1.00 USD as compared to 6.6459 RMB to 1.00USD as of June 30, 2016. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the years ended June 30, 2017 and 2016 were 6.8087 RMB to 1.00 USD and 6.4405 RMB to 1.00 USD, respectively. The change in the value of the RMB relative to the U.S. dollar may affect our financial results reported in the U.S, dollar terms without giving effect to any underlying change in our business or results of operation.

For the Six Months Ended December 31, 2017 and 2016

The following table summarizes the results of our operations for the six months ended December 31, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	Six months ended December 31, 2017 (Unaudited)		Six months ended December 31, 2016 (Unaudited)		Amount	Percentage
	Amount	As % of Sales	Amount	As % of Sales	Increase (Decrease)	Increase (Decrease)

Revenues	$22,199,995	100.0%	$14,323,938	100.0%	$7,876,057	55.0%
Cost of revenues	13,341,978	60.1%	8,483,897	59.2%	4,858,081	57.3%
Gross profit	8,858,017	39.9%	5,840,041	40.8%	3,017,976	51.7%
Operating expenses
Selling and marketing	1,132,931	5.1%	282,618	2.0%	850,313	300.9%
Research and development expense	3,562,988	16.0%	2,006,766	14.0%	1,556,222	77.5%
General and administrative expenses	3,064,232	13.8%	3,032,589	21.2%	31,643	1.0%
Total operating expenses	7,760,151	35.0%	5,321,973	37.2%	2,438,178	45.8%
Income from operations	1,097,866	4.9%	518,068	3.6%	579,798	111.9%

Subsidies and other income	366,798	1.7%	455,009	3.2%	(88,211)	(19.4%)
Other expenses	(13,213)	(0.1%)	(2,146)	-	11,067	515.7%
Income before income taxes	1,451,451	6.5%	970,931	6.8%	480,520	49.5%
Provision (benefit) for income taxes	126,060	0.6%	(54,042)	(0.4%)	180,102	333.3%
Net income	$1,325,391	6.0%	$1,024,973	7.2%	$300,418	29.3%

Revenues

We derive revenues by providing integrated IT services and solutions, including: (i) IT consulting services, which primarily includes application development services for banks and institutions in the financial industry and which are billed for on a time-and-expense basis, (ii) customized IT Solutions Service, which primarily includes customized solution development and maintenance service for general enterprises and which are billed for on a fixed-price basis, and (iii) other revenue from product and third-party software sales.

Our customer contracts may be categorized by pricing model into time-and-expense contracts and fixed-price contracts. Under time-and-expense contracts, we are compensated for actual time incurred by our IT professionals at negotiated daily billing rates. We are also entitled to charge overtime fees in addition to the daily billing rates under some time-and-expense contracts.  Fixed-price contracts require us to develop customized IT solutions throughout the contractual period, and we are paid in installments upon completion of specified milestones under the contracts with enforceable right to payments.

For the six months ended December 31, 2017 and 2016, all of our time-and-expense contracts are generated by our IT consulting service for clients in the financial industry. In comparison, all of our fixed-price contracts are generated by our customized IT solution business for clients in the financial industry and others.

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The following table presents our revenues by our service lines.

	For the six months ended December 31, 2017
	2017		2016
	(Unaudited)		(Unaudited)
	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance	Variance %

IT consulting service	$21,632,609	97.4%	$13,282,841	92.7%	$8,349,768	62.9%
Customized IT solution service	524,220	2.4%	760,599	5.3%	(236,379)	(31.1%)
Other	43,166	0.2%	280,498	2.0%	(237,332)	(84.6%)
Total	$22,199,995	100.0%	$14,323,938	100.0%	$7,876,057	55.0%

Our total revenues increased by approximately $7.9 million, or 55%, to approximately $22.2 million for the six months ended December 31, 2017 from approximately $14.3 million for the six months ended December 31, 2016. The overall growth in our revenues reflected an increase in revenues from our IT consulting service.

For the six months ended December 31, 2017, revenue derived from our IT consulting services increased by 62.9% to $21.6 million from $13.3 million for the six months ended December 31, 2016, primarily reflecting the increasing demand for our IT consulting service from banks and other financial institutions. For the six months ended December 31, 2017 and 2016, 46.1% and 56.5%, respectively, of our IT consulting service revenue were from international banks. For the six months ended December 31, 2017, we strengthened our expertise in the financial industry to leverage our existing industry knowledge and grew our customer base of local Chinese financial institutions.

Cost of revenues

Our cost of revenues mainly consists of compensation and benefit expenses for our IT professionals, travel expenses and material costs. Our cost of revenues increased by $4.9 million or 57.3% to approximately $13.3 million for the six months ended December 31, 2017 from approximately $8.5 million for the six months ended December 31, 2016, primarily as a result of increased headcount, expanded office facilities and increased depreciation and amortization expenses to support the growth of our business. As a percentage of revenues, our cost of revenues is consistently around 60% for both periods of 2017 and 2016. Our total number of employees grew from 1,179 employees as of December 31, 2016 to 1,586 employees as of December 31, 2017.

Gross profit

Our gross profit increased by $3 million, or 51.7%, to approximately $8.8 million for the six months ended December 31, 2017 from approximately $5.8 million for the six months ended December 31, 2016. As a percentage of revenues, our gross margin slightly decreased from 40.8% for the six months ended December 31, 2016 to 39.9% for the six months ended December 31, 2017.

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Selling and marketing expenses

Selling and marketing expenses primarily consisted of salary and compensation expenses relating to our revenues and marketing personnel, and also included entertainment, travel and transportation, and other expenses relating to our marketing activities.

Selling and marketing expenses increased by $0.8 million or 300.9% from $0.3 million for the six months ended December 31, 2016 to $1.1 million for the six months ended December 31, 2017. The increase was primarily attributable to our expansion of the pre-sales and marketing teams in Shanghai and Dalian, China to support our operations. Accordingly, as a percentage of sales, our selling expenses were 5.1% of revenues for the six months ended December 31, 2017 as compared to 2.0% for the six months ended December 31, 2016. While we expect our selling and marketing expenses to increase as we continue our business expansion, we expect these expenses to remain relatively steady as a percentage of our net revenues to support our business growth in the near future.

Research and development (“R&D”) expenses

R&D expenses primarily consisted of compensation and benefit expenses relating to our research and development personnel as well as office overhead and other expenses relating to our R&D activities. Our R&D expenses increased by $1.6 million from $2.0 million for the six months ended December 31, 2016 to $3.6 million for the six months ended December 31, 2017, representing 16.0% and 14.0% of our total revenues for the period of 2017 and 2016, respectively. The increased R&D expense for the six months ended December 31, 2017 was attributable to the two research projects on office automation system and big data platform for decision-making. We expect to increase our investment in research and development to enhance our industry knowledge, improve our competitiveness and enable us to identify attractive market opportunities for new and enhanced services and solutions.

General and administrative expenses

General and administrative expenses primarily consisted of salary and compensation expenses relating to our finance, legal, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs.

General and administrative expenses increased by $0.03 million or 1.0% from approximately $3.0 million for the six months ended December 31, 2016 to approximately $3.1 million for the six months ended December 31, 2017. As a percentage of revenues, general and administrative expenses were 13.8% and 21.2% of our revenue for the six months ended December 31, 2017 and 2016, respectively.

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Subsidies and other income

Subsidies and other income primarily included government subsidies which represented amounts granted by local government authorities as a general incentive for us to promote development of the local technology industry. The Company records government subsidies in subsidies and other income upon received and when there is no further performance obligation. Total government subsidies amounted to $0.3 million and $0.4 million for the six months ended December 31, 2017 and 2016, respectively. The decrease in government subsidies in fiscal 2017 was because the local government was in the process of amending the existing subsidy policy and deferred the approvals for government subsidies that are applicable to us. While we expect the continued support of local government to promote the technology industry, we only record government subsidies as subsidies and other income when received due to uncertainties.

Income before income taxes

Our income before income taxes was approximately $1.5 million for the six months ended December 31, 2017, an increase of 49.5% compared with the period 2016.

Provision (benefit) for income taxes

Our provision for income taxes expense was $0.1 million for the six months ended December 31, 2017, compared to $0.05 million income tax benefit for the six months ended December 31, 2016. Our current income tax provision decreased by approximately $0.05 million. The increase of $0.2 million in deferred tax expense was due to an increase in our deferred tax liabilities as a result an increase in unbilled accounts receivables from our subsidiaries.

Net Income

Our net income was approximately $1.3 million for the six months ended December 31, 2017, an increase of $0.3 million with $1.0 million for the six months ended December 31, 2016. For the six months ended December 31, 2017, income tax provision increased but government subsidies decreased as compared to the period of 2016 as mentioned above.

Other comprehensive income

Foreign currency translation adjustments amounted to a gain of $0.2 million for the six months ended December 31, 2017 and a loss of $0.2 million for the six months ended December 31, 2016, respectively. The balance sheet amounts with the exception of equity as of December 31, 2017 were translated at 6.5063 RMB to 1.00 USD as compared to 6.9430 RMB to 1.00 USD as of December 31, 2016. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the periods ended December 31, 2017 and 2016 were 6.6412 RMB to 1.00 USD and 6.7457 RMB to 1.00 USD, respectively. The change in the value of the RMB relative to the U.S. dollar may affect our financial results reported in the U.S, dollar terms without giving effect to any underlying change in our business or results of operation.

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Liquidity and Capital Resources

As of December 31, 2017, we had cash and cash equivalents of approximately $4.7 million. Our current assets were approximately $16.6 million, and our current liabilities were approximately $11.0 million. Total shareholders’ equity as of December 31, 2017 was approximately $6.9 million. We believe that we will have sufficient working capital to operate our business for the next 12 months.

As of June 30, 2017, we had cash and cash equivalents of approximately $4.8 million. Our current assets were approximately $12.3 million, and our current liabilities were approximately $8.2 million. Total shareholders’ equity as of June 30, 2017 was approximately $5.3 million.

Substantially all of our operations are conducted in China and all of our revenue, expenses, cash and cash equivalents are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars. As of June 30, 2017, cash and cash equivalents of approximately $4.2 million, $0.1 million, $0.1 million and $0.4 million were held by the Company and its subsidiaries in mainland PRC, Singapore, Australia and Hong Kong, respectively. As of December 31, 2017, the Company had $ 4,384,139, $ 47,432, $ 44,794, $134,880 and $ 47,792 of cash and cash equivalents on deposit at financial institutions in mainland PRC, Singapore, Australia, Hong Kong and Taiwan, respectively. We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. The Company plans to fund working capital through its operations, bank borrowings and additional capital contribution from shareholders. For years ended June 30, 2017 and 2016, our operating cash flow was positive. Our operating cash flow was negative for the six months ended December 31, 2017 but positive for the period of 2016. We have historically funded our working capital needs primarily from operations, advance payments from customers and shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our sales contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections.

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The following table sets forth summary of our cash flows for the periods indicated:

	For The Years Ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$624,344	$4,462,268	$(137,467)	$740,065
Net cash (used in) provided by investing activities	(101,218)	(374,348)	(219,693)	236,476
Net cash (used in) provided by financing activities	(832,752)	(378,837)	(13,730)	170,232
Effect of exchange rate change	(153,002)	(227,771)	215,359	(120,034)
Net (decrease) increase in cash	(462,628)	3,481,312	(155,531)	1,026,739
Cash and cash equivalents, beginning of period	5,277,196	1,795,884	4,814,568	5,277,196
Cash and cash equivalents, end of period	$4,814,568	$5,277,196	$4,659,037	$6,303,935

Operating Activities

Net cash provided by operating activities was approximately $0.6 million in fiscal 2017, including net income of $2.2 million, adjusted for non-cash items of $8,975 and negative adjustments for changes in operating assets and liabilities of $1.6 million. The adjustments for changes in operating assets and liabilities mainly included an increase in accounts receivable of $2.4 million due to increased sales in fiscal 2017. During fiscal 2017, our revenue turnover in days was 65 days, slightly increased from 64 days in fiscal 2016. The adjustments for changes in operating assets and liabilities also included an increase in deferred costs of $0.2 million for project progress and an increase in prepaid income tax of $0.2 million, and offset with an increase in salaries and benefits payable of $0.9 million due to unpaid employee compensation and benefits and an increase in tax payable of $0.2 million due to increased revenue in fiscal 2017.

Net cash provided by operating activities for the year ended June 30, 2016 was approximately $4.5 million, which was primarily attributable to net income of approximately $1.8 million, adjusted for non-cash items for approximately $0.04 million and positive adjustments for changes in working capital of approximately $2.7 million. The adjustments for changes in working capital mainly included (i) decrease in accounts receivable of approximately $1.1 million due to an increase in sales collections in fiscal 2016, (ii) increase in salaries and benefits payable of $1.0 million due to unpaid employee compensation and benefits and (iii) decrease in prepayment of approximately $0.4 million due to utilization in our operation.

Net cash used in operating activities was approximately $0.1 million for the six months ended December 31, 2017, including net income of $1.3 million, adjusted for non-cash items of $0.2 million and negative adjustments for changes in operating assets and liabilities of $1.6 million. The adjustments for changes in operating assets and liabilities mainly included an increase in accounts receivable of $4.1 million due to increased sales for the six months ended December 31, 2017. For the six months ended December 31, 2017, our revenue turnover in days was 72 days, an increase from 65 days for the period of 2016. The adjustments for changes in operating assets and liabilities also included an increase in deferred costs of $0.2 million for project progress, and offset with an increase in salaries and benefits payable of $1.8 million due to unpaid employee compensation and benefits for the six months ended December 31, 2017.

Net cash provided by operating activities for the six months ended December 31, 2016 was approximately $0.7 million, which was primarily attributable to net income of approximately $1.0 million, adjusted for non-cash items for approximately $0.01 million and negative adjustments for changes in working capital of approximately $0.3 million. The adjustments for changes in working capital mainly included (i) increase in accounts receivable of approximately $1.5 million due to an increase in revenues and slight reduction in accounts receivable collections for the six months ended December 31, 2016, (ii) increase in salaries and benefits payable of $0.9 million due to unpaid employee compensation and benefits and (iii) increase in accounts payable and other payable of $0.2 million due to the accrued cost of IT solutions services.

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Investing Activities

Net cash used in investing activities was approximately $0.1 million in fiscal 2017, primarily due to our acquisition of Judge China in fiscal 2017, to better manage opportunities and capitalize on the growth potential in the human resource related industry in China.

Net cash used in investing activities was approximately $0.4 million in fiscal 2016, primarily due to our purchases of office equipment and furniture.

For the six months ended December 31, 2017, net cash used in investing activities was approximately $0.2 million, primarily due to our purchases of office equipment and furniture.

For the six months ended December 31, 2016, net cash provided by investing activities was approximately $0.2 million primarily due to our acquisition of Judge China in November, 2016 to better manage opportunities and capitalize on the growth potential in the human resource related industry in China.

Financing Activities

Net cash used in financing activities was approximately $0.8 million in fiscal 2017. During fiscal 2017, we repaid related parties loans of approximately $0.1 million and paid $0.7 million of dividends to our existing shareholders.

Net cash used in financing activities was approximately $0.4 million in fiscal 2016. In fiscal 2016, proceeds from our shareholder’s contributions amounted to $2.1 million, and collection of restricted cash of $2.5 million. We paid $5.3 million of dividends to our existing shareholders.

Net cash used in financing activities was approximately $0.01 million for the six months ended December 31, 2017. During the period of 2017, we borrowed bank loans of approximately $2.2 million, repaid loans of approximately $1.5 million, and paid $0.6 million of dividends to our existing shareholders.

Net cash provided in financing activities was approximately $0.2 million for the six months ended December 31, 2016. They were primarily proceeds from our shareholder’s contributions.

Capital Expenditures

The Company made capital expenditures of $0.06 million and $0.3 million for the years ended June 30, 2017 and 2016, respectively. In these periods, our capital expenditures were mainly used for purchases of office equipment. The Company will continue to make capital expenditures to meet the expected growth of its business.

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The Company made capital expenditures of $0.2 million and $0.03 million for the six months ended December 31, 2017 and 2016, respectively. In these periods, our capital expenditures were mainly used for purchases of office equipment. The Company will continue to make capital expenditures to meet the expected growth of its business.

Impact of Inflation

We do not believe the impact of inflation on our company is material. Our operations are in China and China’s inflation rates have been relatively stable over the last two years: 1.4% in 2016 and 2.0% in 2015. Our operations are in China and China’s inflation rates have been relatively stable over the last two years: 1.6% in 2017 and 1.4% in 2016.

Contractual Obligations

The Company’s subsidiaries lease office spaces under various operating leases. Operating lease expense amounted to $565,328 and $431,043 for the years ended June 30, 2017 and 2016, respectively. The following table sets forth our contractual obligations and commercial commitments as of June 30, 2017:

	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease arrangements	$931,047	$520,637	$410,410	$-	$-
Total	$931,047	$520,637	$410,410	$-	$-

Operating lease expense amounted to $310,505 and $ 244,458 for the six months ended December 31, 2017 and 2016, respectively. Outstanding balance of short-term bank loans was $753,116 as of December 31, 2017. Interest expense was $14,681 and Nil for the six months ended December 31, 2017 and 2016, respectively. The following table sets forth our contractual obligations and commercial commitments as of December 31, 2017:

	Payment Due by Period (Unaudited)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Short-term bank loans*	$2,681,240	$2,681,240
Operating lease arrangements	$785,431	$543,174	$242,257	$-	$-
Total	$3,466,671	$3,224,414	$242,257	$-	$-

*	On February 8, 2018, the Company borrowed $775,047 (RMB 4,900,000) from Bank of Communication at an interest rate of 5.655% per annum and due on July 20, 2018.

In February 2018, the Company borrowed $1,906,193 (RMB 12,000,000) from China Merchants Bank. These loans are due in May and July 2018.

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Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the years ended June 30, 2017 and 2016 and for the six months ended December 31, 2017, 2016 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted by the United States of America (“U.S. GAAP”), which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past two years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Use of Estimates and Assumptions

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, valuation of accounts receivable, prepayments, deposits and other assets, useful lives of property and equipment, intangible assets, goodwill impairment, the impairment of long-lived assets, provision for contingent liabilities, revenue recognition, accrued expenses and other current liabilities and realization of deferred tax assets. Actual results could differ from those estimates.

Revenue recognition

The Company provides a comprehensive range of IT services and solutions, the contracts for which are billed for primarily are on a time-and-expense basis, or fixed-price basis.

Revenue is considered realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.

Time-and-expense basis contracts

Revenues from time-and-expense basis contracts are recognized as the related services are rendered assuming all other basic revenue recognition criteria are met. Under time-and-expense basis contracts, the Company is reimbursed for actual hours incurred at pre-agreed negotiated hourly billing rates. Clients may terminate the contracts at any time before the work is completed but are obligated to pay the actual service hours incurred through the termination date at the contract billing rate.

Fixed-price basis contracts

Revenues from fixed-price customized solution contracts require the Company to perform services for systems design, planning and integration based on customers’ specific needs. These solutions require significant production and customization. The required customization work period is generally less than one year. Upon delivery of the services, customer acceptance is generally required. In the same contract, the Company is generally required to provide post-contract customer support (“PCS’) for a period of time ranging from three months to one year (“PCS period”) after the customized application is delivered. The type of service for PCS clause is generally not specified in the contract or stand-ready service on when-and-if-available basis.

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The Company considers the following service elements in negotiating a fixed-fee solution contract:

1.	Solution development service

2.	PCS, and

3.	Specific service such as training, if applicable

For multiple-element arrangements that include application customized services and PCS as well as specific service components, if applicable, the Company allocates contract revenue to all deliverables based on their relative selling prices. The Company uses a hierarchy to determine the selling price to be used for allocating revenue to the deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of the selling price (“TPE”) and (iii) best estimate of the selling price (“BESP”). The Company uses VSOE of selling price in the selling price allocation in all instances where it exists; otherwise, BESP is used. Because the Company’s customized application differs substantially from that of competitors, it is difficult to obtain the reliable standalone competitive pricing necessary to establish TPE. VSOE of selling price for products and services is determined when a substantial majority of the selling prices fall within a reasonable range when sold separately.

Revenue allocated to solution development service components is recognized using contract accounting in accordance with Accounting Standards Codification (“ASC”) 605-35. The revenue recognition for these contracts varies depending on the terms of the individual contracts, and may be recognized proportionally over the term of the contract or deferred until the end of the contract term and recognized when our obligations to the customer have been fulfilled with the customer. For contacts with development period within three months, the related revenue is recognized on the completed contract method. Otherwise, revenue is recognized as the service is performed using the percentage of completion method of accounting, under which the total value of revenue is recognized on the basis of the percentage that total labor cost to date bears to the total expected labor costs. The Company considers labor time as the best available indicator of the pattern and timing in which contract obligations are fulfilled. Pursuant to the contract terms, the Company has enforceable rights to payments for the work performed. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. In instances where substantive acceptance provisions are specified in customer contracts, revenues are deferred until all acceptance criteria have been met.

The fixed-priced customized solution arrangement provides customers with rights to unspecified PCS, if and when available. These services grant the customers on line and telephone access to technical support personnel during the term of the service. The revenue allocated to unspecific PCS component is deferred and recognized on a straight-line basis over the PCS period. Revenue allocates to the specific PCS or other services is recognized as the related services are rendered.

To date, the Company has not incurred a material loss on any contracts. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated.

Differences between the timing of billings and the recognition of revenue based on various methods of accounting are recorded as deferred revenue.

Net revenue includes reimbursements of travel and out-of-pocket expense, with equivalent amounts of expense recorded in cost of revenue. The Company reports revenues net of value added tax (“VAT”).  The Company’s subsidiaries in the PRC are subject to a 6% to 17% value added tax (“VAT”) and related surcharges on the revenues earned from providing services.

Accounts receivable

Accounts receivable are recorded at original invoice. The Company determines the adequacy of a reserve for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

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Unbilled accounts receivable included in accounts receivable represent revenue earned on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

Business combination

Business combinations are recorded using the business acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired.

Non-controlling interests

The non-controlling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interests in the results of the Company are presented on the face of the consolidated statement of operations as an allocation of the total income or loss for the year between non-controlling interest holders and the shareholders of the Company.

Intangible assets with definite lives

Intangible assets, other than goodwill, are initially measured and recorded at their fair values. Intangible assets primarily consist of customer contacts acquired by Judge China. Customer contacts are amortized using the estimated attrition pattern which is estimated over 10 years.

Goodwill

Goodwill represents the excess of the consideration over the fair value of the net assets acquired at the date of acquisition. Goodwill is not amortized but rather tested for impairment at least annually at the reporting unit level by applying a fair value based test in accordance with accounting and disclosure requirements for goodwill and other indefinite lived intangible assets. This test is performed by management annually or more frequently if the Company believes impairment indicators are present. Goodwill was allocated to the one reporting unit as of June 30, 2017 and December 31, 2017.

Impairment of long-lived assets

The Company reviews its long-lived assets, other than goodwill including property and equipment and intangible assets with definite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.  When these events occur, the Company measures impairment by comparing the carrying values of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.  If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Company would recognize an impairment loss based on the excess of the carrying value over the assessed discounted cash flow amount.

Impairment of goodwill

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the option to assess qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantities impairment test described below is required. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. There was no impairment of goodwill during the years ended June 30, 2017 and 2016 and for the six months ended December 31, 2017.

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Research and development

Research and development incurred in the development of new software modules and products, either as part of the internally used software or in conjunction with anticipated customer projects.  Technological feasibility for the Company’s software products is reached before the products are released for sale.  To date, expenditures incurred after technological feasibility was established and prior to completion of software development have not been material, and accordingly, the Company has expensed all when incurred.

Government subsidies

Government subsidies mainly represent amounts granted by local government authorities as an incentive for companies to promote development of the local technology industry. The Company receives government subsidies related to government sponsored projects, and records such government subsidies as a liability when it is received. The Company records government subsidies as other income when there is no further performance obligation. Total government subsidies amounted to $385,448 and $1,282,882 for the years ended June 30, 2017 and 2016, respectively. Total government subsidies amounted to $332,070 and $388,099 for the six-month periods ended December 31, 2017 and 2016, respectively.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended June 30, 2017 and 2016 and for the six months ended December 31, 2017, and 2016. All of the tax returns of the Company remain subject to examination by the tax authorities for five years from the date of filing through year 2022.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company’s fiscal year beginning July 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 606 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. We are planning to adopt Topic 606 in the first quarter of our fiscal 2020 using the retrospective transition method, and are continuing to evaluate the impact our pending adoption of Topic 606 will have on our consolidated financial statements. The Company’s current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09.  Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts.  While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

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In November 2015, the FASB issued ASU No. 2015-17 ("ASU 2015-17"), Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax liabilities and assets into current and noncurrent amounts in the consolidated balance sheet statement of financial position. The amendments in the update require that all deferred tax liabilities and assets be classified as noncurrent in the consolidated balance sheet. The amendments in this update are effective for fiscal years beginning after December 15, 2016, and interim periods therein and may be applied either prospectively or retrospectively to all periods presented. Early adoption is permitted. The Company elected to early adopt the ASU 2015-17 in 2016 on a retrospective basis. The adoption of ASU 2015-17 did not have material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on July 1, 2020. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August, 2016, the FASB issued a new pronouncement ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic. The ASU’s amendments add or clarify guidance on eight cash flow issues: (1)Debt prepayment or debt extinguishment costs; (2)Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) Contingent consideration payments made after a business combination; (4) Proceeds from the settlement of insurance claims; (5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) Distributions received from equity method investees; (7) Beneficial interests in securitization transactions; (8) Separately identifiable cash flows and application of the predominance principle. For public business entities, the guidance in the ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years assuming the Company will remain as emerging growth company at that date. Early adoption is permitted for all entities. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

In October 2016, FASB issued ASU 2016-16, “Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” which amends the accounting for income taxes. The new guidance requires the recognition of the income tax consequences of an intra-entity asset transfer, other than transfers of inventory, when the transfer occurs. For intra-entity transfers of inventory, the income tax effects will continue to be deferred until the inventory has been sold to a third party. The ASU is effective for reporting periods beginning after December 15, 2017 assuming the Company will remain as emerging growth company at the date, with early adoption permitted. The new guidance is required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company is currently evaluating the effects, if any, that the adoption of this guidance will have on the Company’s consolidated financial position, results of operations and cash flows.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years assuming the Company will remain an emerging growth company at that date. Early adoption is permitted, including adoption in an interim period. The Company has not early adopted this update and it will become effective on July 1, 2017. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods assuming the Company will remain an emerging growth company at that date. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

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In January 2017 the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” This new standard eliminates Step 2 from the goodwill impairment test. Instead, an entity should compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, which means that it will be effective for us in the first quarter of our fiscal year beginning July 1, 2020 assuming the Company still remains an emerging growth company at that date. Early adoption is permitted. The Company is currently evaluating the impact of our pending adoption of ASU 2017-04 on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Scope of Modification Accounting, to provide guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the changes in terms or conditions. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017 assuming the Company still remains an emerging growth company at that date. Early adoption is permitted and application is prospective. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815). The guidance of Part I is to clarify accounting for certain financial instruments with down round feature in a financial instrument that reduces the strike price of an issued financial instrument if the issuer sells shares of its stock for an amount less than the currently stated strike price of the issued financial instrument or issues an equity-linked financial instrument with a strike price below the currently stated strike price of the issued financial instrument. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features. The amendments also recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. The amendments in Part I of ASU No. 2017-11 are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company has not early adopted this update and it will become effective on July 1, 2020. The Company is currently evaluating the impact of our pending adoption of ASU 2017-11 on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. The amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. ASU No. 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company has not early adopted this update and it will become effective on July 1, 2019. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10), to provide guidance to clarify recognition and measurement of financial assets and financial liabilities. The amendments clarify certain aspects of the guidance issued in ASU No. 2016-01. All entities may early adopt ASU No. 2018-03 for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, as long as they have adopted Update 2016-01. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company is currently evaluating the impact of our pending adoption of ASU 2018-03 on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting statements, if recently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

OUR BUSINESS

Overview

We are a global information technology (“IT”), consulting and solutions service provider focused on delivering services to global institutions in banking, insurance and financial sectors, both in China and globally. For more than ten years, we have served as an IT Solutions provider to a growing network of clients in the global financial industry, including large financial institutions from the US, Europe, Australia and Hong Kong, and their PRC-based IT centers. We have created and developed a particular market niche by providing turn-key financial solution. Since our inception, we have aimed to build one of the largest sales and service delivery platforms for IT services and solutions in China. We maintain eleven delivery and or research and development (“R&D”) centers to serve different customers in various geographic locations. Seven centers are located in China, including cities of Shanghai, Beijing, Dalian, Tianjin, Chengdu, Guangzhou and Shenzhen. The remaining four centers are located in Hong Kong, Taiwan, Singapore and Australia. By combining onsite or onshore support and consulting with scalable and high-efficiency offsite or offshore services and processing, we are able to meet client demands in a cost-effective manner while retaining significant operational flexibility. We believe that maintaining our Company as a proven, reliable partner to our financial industry clients both in China and globally positions us well to capture greater opportunities in the rapidly evolving global market for IT consulting and solutions.

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Corporate History and Background

CLPS Incorporation was incorporated under the laws of the Cayman Islands on May 11, 2017. Our share capital of the Company is US$10,000, which is divided into 100,000,000 common shares are authorized with US$0.0001 par value per share. On December 7, 2017, the Board of Directors approved a nominal issuance of the following shares to the existing shareholders:  5,000,000 shares to Qinrui Ltd., 5,000,000 shares to Qinhui Ltd; 430,823 shares to Qinlian Ltd., 430,804 shares to Qinmeng Ltd. and 428,373 shares to Qinyao Ltd. All of the five shareholders are incorporated in the British Virgin Islands.

The Company owns all of the outstanding capital stock of both Qinheng (incorporated on June 9, 2017) and Qiner (incorporated on April 21, 2017). Qinheng owns all of the outstanding capital stock of CLPS QC (WOFE) (incorporated on August 4, 2017). CLPS QC (WOFE) and Qiner respectively own 55.30% and 44.70% of the outstanding capital stock of CLPS Shanghai, the Company’s operating subsidiary based in Pudong New District, Shanghai, China, originally incorporated on August 30, 2005.

On August 30, 2005, CLPS Shanghai was established by Jingsu Pan and Xiaochun Deng as a PRC limited liability company. Jingsu Pan and Xiaochun Deng each actually paid RMB250,000 (approximately US$30,881) in cash for 50% of equity interest in CLPS Shanghai, and the total registered capital of CLPS Shanghai was RMB500,000 (approximately US$61,763).

On December 23, 2005, CLPS Shanghai increased its registered capital to RMB1,000,000 (approximately US$123,671). Jingsu Pan and Xiaochun Deng respectively made full payment for their subscribed capital to RMB500,000 (approximately US$61,835) on December 21.

On March 29, 2010, Yan Pan entered into a Share Purchase Agreement with Jingsu Pan to purchase all of Jingsu Pan’s shares in CLPS Shanghai. Pursuant to the Share Purchase Agreement, Yan Pan paid RMB¥ 500,000 (approximately US$61,835) for 50% shares of CLPS Shanghai. After this share transfer, Yan Pan and Xiaochun Deng respectively held 50% shares of CLPS Shanghai.

On October 19, 2010, Raymond Ming Hui Lin entered into a Share Purchase Agreement with Xiaochun Deng to purchase all of Xiaochun Deng’s shares in CLPS Shanghai. Pursuant to the Share Purchase Agreement, Raymond Ming Hui Lin paid RMB500,000 (approximately US$61,835) for 50% shares of CLPS Shanghai. After this share transfer, Yan Pan and Raymond Ming Hui Lin respectively held 50% shares of CLPS Shanghai. Since Raymond Ming Hui Lin is a Hong Kong resident, CLPS Shanghai changed its form in a Sino-foreign equity joint venture.

On October 31, 2012, CLPS Shanghai increased its registered capital to RMB5,000,000 (approximately US$799,987). Yan Pan and Raymond Ming Hui Lin each increased their subscribed capital to RMB2,500,000 (approximately US$399,993). Yan Pan actually paid RMB1,000,000 (approximately US$159,997) and Raymond Ming Hui Lin actually paid RMB1,008,120 (approximately US$161,296) for the capital contributions on October 18, 2012.

On October 30, 2013, Xiao Feng Yang entered into a Share Purchase Agreement with Yan Pan to purchase all of Yan Pan’s shares in CLPS Shanghai. Pursuant to the Share Purchase Agreement, Xiao Feng Yang paid RMB2,500,000 (approximately US$399,993) for 50% shares of CLPS Shanghai. After this share transfer, Xiao Feng Yang and Raymond Ming Hui Lin respectively held 50% shares of CLPS Shanghai.

On June 24, 2014, CLPS Shanghai increased its registered capital to RMB30,000,000 (approximately US$4,759,004). Xiao Feng Yang and Raymond Ming Hui Lin respectively increased their subscribed capital to RMB15,000,000 (approximately US$2,379,502).

On April 23, 2015, Raymond Ming Hui Lin paid RMB6,163,560 (approximately US$994,523) for the capital contribution that he has made.

On May 27, 2015, Raymond Ming Hui Lin paid RMB3,391,883 (approximately US$546,980) for the capital contribution that he has made.

On May 29, 2015, Xiao Feng Yang paid RMB4,400,000 (approximately US$709,906), plus with his cash dividends for the capital contribution that he has made.

On August 5, 2015, Raymond Ming Hui Lin paid RMB3,894,060 (approximately US$627,103) for the capital contribution that he has made.

On August 27, 2015, Raymond Ming Hui Lin paid RMB42,377 (approximately US$6,615) for the capital contribution that he has made.

On July 21, 2015, Xiao Feng Yang paid RMB1,100,000 (approximately US$177,147) for the capital contribution that he has made.

On August 14, 2015, Xiao Feng Yang paid RMB8,000,000 (approximately US$1,251,799), plus with his cash dividends for the capital contribution that he has made.

On December 15, 2015, CLPS Shanghai changed its form into a PRC joint stock limited company. The share capital of CLPS Shanghai was RMB30,000,000, which was divided into 30,000,000 shares of RMB1.00 per share.

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On May 26, 2016, three limited partnerships subscribed new shares issued by CLPS Shanghai and became shareholders of CLPS Shanghai. These three limited partnerships were: Shanghai Qinyao Investment Partnership (LLP), Shanghai Qinzhi Investment Partnership (LLP) and Shanghai Qinshang Software Technology Counsel Partnership (LLP). After above-mentioned subscription, the shareholding structure of CLPS Shanghai was as follows:

INVESTORS	PLACE OF REGISTRATION	SHARES
Xiao Feng Yang	PRC	15,000,000
Raymond Ming Hui Lin	Hong Kong	15,000,000
Shanghai Qinyao Investment Partnership (LLP)	PRC	1,700,000
Shanghai Qinzhi Investment Partnership (LLP)	PRC	1,270,000
Shanghai Qinshang Software Technology Counsel Partnership (LLP)	PRC	900,000
Total:	33,870,000

On June 5, 2017, Qinheng was established by CLPS Incorporation in Hong Kong. The total amount of share capital of Qinheng to be subscribed by CLPS Incorporation was HKD 10,000.00 and CLPS Incorporation held 100% of equity interest in Qinheng.

In July 2017, three abovementioned limited partnerships transferred all of their equity interest in CLPS Shanghai to their individual partners according to the proportion of each partner’s capital contribution. Total 47 individuals became shareholders of CLPS Shanghai.

In August 2017, Qiner entered into three Share Purchase Agreement with three non-Chinese individual shareholders of CLPS Shanghai, The three non-Chinese individual shareholders are Raymond Ming Hui Lin (Hong Kong), Limpiada Zosimo (Philippines) and Lin James De-Mou (Taiwan). Including, Raymond Ming Hui Lin sold 15,000,000 shares, Limpiada Zosimo sold 71,229 shares and Lin James De-Mou sold 67,510 shares. The aforementioned share transfer was part of reorganization of the group company, the share purchase price was 0. Qiner was not actually paid share purchase price.

On August 4, 2017, CLPS QC (WOFE) got the business license from China (Shanghai) Pilot Free Trade Zone Administration for Industry and Commerce and was established by Qinheng as a PRC limited liability company. Qinheng subscribed USD 200,000 and held 100% of equity interest in CLPS QC (WOFE).

On October 31, 2017, CLPS Incorporation entered into a SOLD NOTE with Raymond Lin Ming Hui to purchase all of Raymond Lin Ming Hui’s shares in Qiner. After this transfer, CLPS Incorporation held 100% shares of Qiner. Qiner has become CLPS Incorporation’s wholly-owned subsidiary.

In October 2017, all Chinese individual shareholders of CLPS Shanghai completed the procedures for foreign exchange registration of overseas investments in accordance with the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (SAFE 2014 No. 37). After these registrations, CLPS QC (WOFE) entered into 46 Share Purchase Agreement with all 46 Chinese individual shareholders and 46 Chinese individual shareholders totally held 18,731,261 shares of CLPS Shanghai. The aforementioned share transfer was part of reorganization of the group company, the share purchase price was 0. CLPS QC (WOFE) was not actually paid share purchase price.

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On November 2, 2017, the transfer between 46 Chinese individual shareholders and CLPS QC (WOFE) has completed the record-filing of changes of Foreign-invested Company and got the record receipt.

As of the date of this prospectus, the shareholding structure of CLPS Shanghai is as follows:

INVESTORS	PLACE OF REGISTRATION	SHARES
Shanghai Qincheng Information Technology Co., Ltd.	PRC	18,731,261
Qiner Co., Limited	Hong Kong	15,138,739
Total:	33,870,000

As of the date of this prospectus, CLPS Shanghai has four wholly-owned subsidiaries: CLPS Dalian, CLPS RC, CLPS AU and CLPS SG. Besides the four wholly-owned subsidiaries, CLPS Shanghai participated in the following investments:

●	CLPS Beijing — CLPS Shanghai holds 70% of equity interest in CLPS Beijing, a PRC limited liability company

●	Judge China — CLPS Shanghai holds a 60% of equity interest in Judge China, a PRC limited liability company

●	CLPS Hong Kong — CLPS Shanghai holds 80% of equity interest in CLPS Hong Kong, a Hong Kong company

●	CLPS Shenzhen — CLPS Shanghai holds 70% of equity interest in CLPS Shenzhen, a PRC limited liability company.

●	Huanyu — CLPS Shanghai holds 30% of equity interest in Huanyu a PRC limited liability company.

●	CLPS Guangzhou — CLPS Shanghai holds 51% of equity interest in CLPS Guangzhou, a PRC limited liability company.

IT consulting services primarily includes application development services for banks and institutions in the financial industry and which are billed for on a time-and-expense basis.

Customized IT Solutions Service primarily includes customized solution development and maintenance service for general enterprises and which are billed for on a fixed-price basis.

The following entities provide either consulting or solution services or both, depending on where our clients are based. The entities are currently servicing one of the services might expand to both services if our clients’ needs arise.

CLPS Dalian provides both consulting and solution services. CLPS Dalian services clients in China’s north east region, including Dalian.

CLPS RC provides both consulting and solution services. CLPS RC focuses on small and medium domestic financial institutions.

CLPS Beijing provides both consulting and solution services. CLPS Beijing services clients in China’s central east region, including Beijing and Tianjin.

CLPS AU currently only provides consulting services. CLPS AU services clients in Australia.

CLPS SG currently only provides consulting services CLPS SG services clients in South East Asia region, including Singapore.

Judge China is a joint venture with The Judge Group in the US. Judge China continues to service The Judge Group’s clients in China. Judge China focuses on expanding its client bases with collaboration efforts with The Judge Group.

CLPS Hong Kong currently only provides consulting services. CLPS Hong Kong services clients in East Asia region, including Hong Kong.

CLPS Shenzhen currently only provides consulting services. CLPS Shenzhen services clients in Shenzhen.

CLPS Guangzhou currently only provides consulting services. CLPS Guangzhou services clients in Guangzhou.

CLPS Shanghai holds 30% of equity interest in Huanyu which was incorporated in September 2017 for the purposes of providing Internet technology services and products to clients. CLPS Shanghai, CLPS Dalian, CLPS RC, CLPS Beijing and Judge China all contribute material amounts of the Company’s total revenues.

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Industry and Market Background

China’s Banking Industry

According to the annual report of the China Banking Regulatory Commission (CBRC) in 2016, by the end of 2016, China’s banking financial institutions had total assets of RMB 232.3 trillion (USD$34.3 trillion), an increase of RMB 33.0 trillion (USD$4.9 trillion), or 16.6%, when compared with the end of 2015, total liabilities equaled RMB 214.8 trillion (USD$31.7 trillion), an increase of RMB 30.7 trillion (USD$4.5 trillion), or 16.7% when compared with the end of 2015, total assets of banking financial institutions were RMB 27.6 trillion (USD$4.1 trillion) in 2003. Over the past 10 years, total assets of China’s banking financial institutions grew at a compound annual growth rate of nearly 20%. Notwithstanding the growth rates, however, the banking industry is facing many challenges, such as the competition with private capital, the participation of technological enterprises, changes in the financial market, the tightening of regulatory policies, and more diversified deposit substitute products, among others. Following the 2006 repeal of geographical and customer restrictions on foreign banks, the CBRC continued the policies to open China’s banking industry for entry by foreign competitors to promote healthy competition in the industry. As a result, foreign banks are now present in 69 cities of 27 provinces in China, with headquarters, branches, sub-branches and a complete service network with certain coverage and market depth, with more than 1000 outlets.

Software and Information Technology Service Industry in China

China’s software industry is a high-tech industry has developed and grown rapidly in recent years. According to PRC’s Ministry of Industry and Information Technology (MIIT) data, the software industry revenues reached RMB 4.9 trillion (USD$723 billion) in 2016 – more than tripling the 2010 revenues of RMB 1.3 trillion (USD$192 billion). During the 12th five-year period, the industry’s compound annual growth rate reached 24.3%. Revenue attributed to the software industry as a percentage of total GDP increased steadily from 2.16% in 2007 to 6.75% in 2016. The revenue of China’s software industry from 2007 to 2016 is shown as below:

Data Source: The Ministry of Industry and Information Technology, National Bureau of Statistics of China.

The development of China’s software and IT service industry is generally characterized by:

●         The service-oriented focus – Over the past ten years, the software and IT industry in China has gradually become service-, network- and platform-oriented. During this period, the revenues from operation-related services, including online software operation services, platform operation services, infrastructure operation services and other IT services, increased by 16.1%; the revenues from e-commerce platform services, including online trading platform services, online transaction support services and other IT support services, increased by 17.7%; and the revenues from IT services, including IT consulting and design services, system integration, operation and maintenance services, data services, etc., increased by 16%. These growth rates are higher than the industry’s average growth rate.

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●         Development on regional level - The software industry has also tended to grow and expand on the regional, rather than national/centralized level. According to the MIIT statistics, in 2016, China’s Eastern region’s software industry revenues were RMB 3.8 trillion (USD$561 billion), or approximately 78.6% of the national software business revenues, while the country’s Central region’s revenues were RMB 230.3 billion (USD$34.0 billion). In 2016, 15 sub-provincial central cities in China realized software business revenues of RMB 2.7 trillion (USD$398 billion), accounting for 55.3% of national software business revenues, with year-on-year growth rate of 15.5%, which was 0.6% higher than the national average level. There are 15 cities with software business revenue of more than RMB 10.0 billion (USD$1.5 billion).

Financial Institutions/Banking IT services refer to the software or IT related services provided by professional IT service providers who use their own experience and technology to meet each bank’s individual needs in business development, strategic development and management efficiency. The market shares of China Banking IT Services Industry are shown as below:

Source: Wind Terminal

In 2015, the overall banking IT services market reached RMB 22.5 billion (USD$3.3 billion). China's banking IT market has distinctive structure feature, with service sub-field occupying half of the market share, and maintains steady growth. According to IDC data, China's integrated banking IT services market increased from RMB 7.1 billion (USD$1.0 billion) to RMB 22.5 billion (USD$3.3 billion) from 2009 to 2015, growing at a compound annual growth rate of 21.2%; the market scale of service sub-field increased from RMB 5.5 billion (USD$811 million) to RMB 18.2 billion (USD$2.7 billion), with compound annual growth rate of 22.1%. According to IDC forecast, China's integrated banking IT services market is expected to increase to RMB 61.2 billion (USD$9.0 billion) in 2020, growing at compound annual growth rate of 22.1% compared with 2015 (IDC China Banking IT Services Market Forecast and Analysis 2016-2020). In 2015, these services still compared largest proportion in China's banking IT service market, reaching 81.8%. We believe that the IDC research suggests that the current Chinese banking IT services market is gradually transforming from a “software plus service” delivery model to a service-oriented delivery model. It is expected that services will account for a higher proportion of the entire banking industry's application services in 2020.

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China’s banking IT industry faces various challenges. In accordance with CRBC’s 2014 Guiding Opinions, China’s banking institutions are required to master core knowledge and key technologies of banking informatization by 2019. Beginning in 2015, each year banking financial institutions are required to increase the application rate of safe and controllable information technologies by 15%. The banking financial institutions are also required to set aside no less than 5% of the annual information budget to support their forward-looking, innovative and planning research on safe and controllable information systems, and help the organization to grasp the core IT knowledge and skills. In addition, as traditional banks combine their services with online banking, they require IT support from the front payment to background asset structure matching.

With the participation of private banks, foreign banks, Internet banks and other non-traditional, non-state-owned banks, the competition in the banking industry has intensified and the banking IT service support is an important means for banks to enhance the user experience, differentiate themselves from the competition and save costs. In order to gain market share, new participants in the banking industry invest in what differentiates them from competition. Improved user experience, risk control and risk prevention, information upgrades, network infrastructure, and mobile terminal layout are complex projects, requiring significant capital investment. These factors contribute to the continuous growth of China’s banking IT investment, and promote the rapid development of China’s banking IT industry. IDC statistics suggested that the total IT investment of China’s banking industry reached RMB 83.1 billion (USD$12.3 billion) in 2015, increased by 11.9% when compared with RMB 74.3 billion (USD$11.0 billion) in 2014; in 2015, hardware investment accounted for 54.7% of the total investment; service investment accounted for 36.2%; and software investment accounted for 9.1% (data source: IDC). Large state-owned commercial banks accounted for the largest proportion of IT investment in 2015 (45.2%); the IT investment of city commercial banks and rural commercial banks, rural cooperative banks and other rural financial institutions accounted for 29.5% of the banking industry’s total IT investment; the IT investment of joint-stock commercial banks accounted for 21.1%, and the investment ratio of other banking financial institutions represented by foreign banks was 4.2% (data source: IDC).

The current development of the PRC banking industry is characterized by the re-use of data, Internet and other business innovation, and increasing demands for information security. We perceive the following development trends in the industry:

●         Big data services - The banking industry has accumulated a large amount of transaction data in the operations process, representing a significant value for its owners. Big data applications can help banks make strategic decisions integrate resources, and make adjustments when industry changes take place so as to gain competitive advantages.

●         Innovation in channel solutions - Channel innovation has become the key to innovations for China’s commercial banks, including Internet and mobile banking. IDC research indicates that e-banking construction will be the key target of channel solution investment for China’s banking industry, especially small and medium-sized banks, in the next five years.

●         Risk prevention - China’s commercial banks are required to establish a comprehensive risk management framework under the new capital supervision, thus making risk management a top priority for the industry. China’s IT service providers will continue to explore in this field to meet the increasingly strict and comprehensive risk management requirements of financial industry.

●         Specialized services – Financial service providers strive to deepen their understanding of bank users’ individual needs. As an individual’s needs change, the banks tend to purchase more specialized services and IT services.

●         Internationalization of business - With the reform and opening up of China’s financial market, more foreign banks and financial institutions have settled in China. Foreign financial institutions tend to outsource a large number of non-core IT services. As a result, Chinese IT service providers have the opportunity to pursue the internationally outsourced IT business. Those domestic services providers with experience of servicing international business, with foreign language skills and abundance of IT human capital are likely to succeed in this market.

Our primary focus is in the following key operational areas:

Consulting Services

Credit Card Services

Most of the global credit card issuers maintain branches and supporting technical infrastructure in China. The development, testing, support and maintenance of these platforms require in-depth understanding and knowledge of business processes supported by IT. There is a significant demand for such IT consulting services among large-scale credit card platforms because many of such institutions experience shortage of qualified personnel and resources.

We offer more than ten years of experience in IT consulting services across key credit card business areas, including credit card applications, account setup, authorization and activation, settlement, collection, promotion, point system, anti-fraud, statement, reporting and risk management. In the past years, we have successfully helped our China and global clients manage their credit card IT systems such as VisionPLUS. We offer expertise in customizing these credit card tools and platforms to suit a variety of business models.

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Our highly experienced team possesses the requisite expertise in providing the credit card services. The IT consulting professional teams provides the credit card services from Shanghai, Dalian and Hong Kong. We offer this experience and expertise in various currencies, across different geographical regions, including, but not limited to China, Singapore, UK, Philippine, Indonesia, Latin America. In addition, we have developed a series of credit card solutions in order to meet the needs of our clients better.

Core Banking Services

We are one of China’s largest core banking system services providers for global banks. Most global banks establish their IT development centers and gradually expand their business in China. Those banks require significant core banking IT services. We offer more than ten years of experience in providing leading global banks with the support and expertise needed to implement their core banking system, including business analysis, system design, development, testing services, system maintenance, and global operation support. We provide services across multiple functions including loans, deposit, general ledger, wealth management, debit card, anti-money-laundering, statement and reporting, and risk management. We also provide architecture consulting services for core banking systems and online and mobile banking. We successfully transformed the centralized core banking system for one of our US-based clients to a service-oriented architecture and integrate it into a global unified version, which successfully satisfied its business needs in various markets. In addition, we engage the cloud-native solution of core banking system with micro services architecture, which can serve both Chinese and global banks to meet the ever-changing demands of the market with high flexibility, high scalability, high reliability and multichannel connectivity.

For the years ended June 30, 2017 and 2016, revenues from our IT consulting services were approximately USD$29.1 million and USD$28.0 million, respectively. Revenues from our IT consulting services accounted for 92.9% and 96.5% of our total revenues in fiscal 2017 and 2016, respectively. For the six months ended December 31, 2017 and 2016, revenues from our IT consulting services were approximately USD$21.6 million and USD$13.3 million, respectively. Revenues from our IT consulting services accounted for 97.4% and 92.7% of our total revenues for the six months ended December 31, 2017 and 2016, respectively.

Solution Services

We are also an IT solution services provider in China and globally. We offer our clients over a decade of experience proving Chinese and global financial institutions with business and technological know-how including cloud computing and big data. We have accumulated an in-depth knowledge base that enables us to provide end-to-end customized solutions for our clients. The performance from our R&D center supports tour ability to offer our clients creative solution design, especially in the areas of new information technology such as blockchain.

We offer software project development, maintenance and testing solution services, including COBOL, Java, .NET, Mobile and other technology applications. Specifically, we assist our clients in three aspects: (i) adopting and applying the most suitable technologies to ensure that software solutions are designed with information security and intellectual property rights protection in mind, (ii) building and managing a dedicated or leveraged software development, maintenance and testing quality and efficiency testing, and (iii) providing onshore and offshore IT solution services to ensure turn-key delivery.

We have been working with a number of Chinese domestic banks to assist them in leveraging blockchain technology. Using this technology, a loyalty reward solution was developed allowing domestic banks to track and trace transactions in real-time. It was recently implemented in Jiangnan Rural Commercial Bank. Also, the pilot phase of this solution was completed for Taicang Rural Commercial Bank.

The solution sets up a consortium chain platform using blockchain technology. When a bank or a merchant joins the consortium, it becomes a node of the consortium chain. This allows the bank’s customers to manage and use their rewards among different banks and merchants, as well as share rewards among different customers. There are four layers in the overall architecture in this solution which includes the blockchain core layer, the blockchain SDK layer, the application system layer and the front-end layer. The consensus mechanism, P2P protocol, distributed ledger and storage mechanism of core layer are used to record transactions and prevent fraud.

We will continue to develop our new IT solutions to meet the evolving needs of our Chinese and global financial institutional clientele drawing upon the forward-looking research of our R&D center.

For the years ended June 30, 2017 and 2016, revenues from our customized IT solution services were approximately USD$1.8 million and USD$0.9 million, respectively. Revenues from our customized IT solution service accounted for 5.9% and 3.2% of our total revenues in fiscal years 2017 and 2016, respectively. For the six months ended December 31, 2017 and 2016, revenues from our customized IT solution services were approximately USD$0.5 million and USD$0.8 million, respectively. Revenues from our customized IT solution service accounted for 2.4% and 5.3% of our total revenues for the six months ended December 31, 2017 and 2016, respectively.

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Other Services

CLPS Virtual Banking Platform (CLB) – CLB is a unique and successful training platform for IT talents owned by CLPS. For more than ten years, we have been focusing on recruiting, training, developing and retaining human capital and talents. We have been developing and continuously upgrading our CLB to train specialized financial IT personnel in order to differentiate ourselves from general IT developers. CLB is one of the crucial components of our Talent Creation Program (“TCP”). It contains a full set of banking application modules covering areas such as core banking, credit cards, and wealth management, incorporated with cutting-edge technologies, such as JAVA, Android & iOS, HTML, blockchain, cloud computing and big data.

Our Strategies

We have developed and intend to implement the following strategies to expand and grow the size of our Company:

●        Grow revenue with existing and new clients - We intend to pursue additional revenue opportunities from existing Chinese and global clients, which include many of the leading companies in our financial industry. We will focus on continuing to deliver high quality services and solutions and identifying additional opportunities with existing clients as they will continue to constitute a significant portion of our revenues and medium-term growth. We will also continue to target certain new Chinese and global clients, using our comprehensive service and solution offerings, combined with increasingly deep domain expertise in finance industry. Furthermore, we will continue to invest in a delivery platform that benefits both Chinese and global clients, capturing synergies between the China and global markets to benefit both groups of clients.

●        Continue to invest in research and development, deepen domain expertise and develop specific solutions for target industry verticals - We will continue to enhance our domain knowledge in the financial industry and relevant business-specific processes. As we grow our industry and service area expertise, we intend to leverage the domain knowledge accumulated in our work with our Chinese and global clients to more effectively address their business-specific needs. In addition, we plan to continue investing in R&D, focusing on developing solutions that leverage our industry experience and R&D capabilities, to combine proprietary applications with our services to best address client needs.

●        Continue to invest in training and development of our world-class human capital base - We place a high priority on attracting, training, developing and retaining our human capital base to be increasingly competitive. We will continue to build our professional talent pool through our Talent Creation Program (“TCP”) and Talent Development Program (“TDP”) to ensure the sustainable supply of financial IT talent resources. These programs are the result of our collaboration with Shanda University and utilization of a technical curriculum and professional certifications developed and maintained by our Company. We will continue to develop our scalable human capital platform by implementing resource planning and staffing systems and by attracting, training and developing high-quality professionals to form CLPS’s large talent pool in order to meet ever-changing clients’ needs. We will build on and leverage existing training programs and leverage the CLPS College, which we intend to expand to other key cities and other industries, such as the insurance sector, to tap deeper into CLPS’s talent pool. In addition to our dedicated training centers, we expect to open additional training centers overseas as we anticipate increasing demand for our services and solutions. We will continue to strengthen our collaboration with leading domestic universities to improve our on-campus recruiting results and help to better prepare graduates for work in our industry. The strength of our TCP/TDP program adds to our recognition in the industry by competitors and customers alike.

●        Drive efficiencies through ongoing improvements in operational excellence - We strive to gain significant operating efficiencies by leveraging historical and ongoing investments in infrastructure, research and development and human capital. We operate our business on a single, integrated platform, with centralized functions which provide significant economies of scale across our business both domestically and globally, as well as cross service offerings. We also expect to continue investing in our own IT infrastructure and more advanced technologies, such as cloud computing, to allow us to enhance our scalability and continue to grow in a more cost-effective fashion. As part of expanding our scale, we intend to continue building up training centers tailored to our human capital needs to deploy human capital more efficiently, thereby improving overall resource utilization and productivity.

●        Capture new growth opportunities through strategic alliances and acquisitions - We will continue to pursue selective alliances and acquisitions in order to enhance our industry-specific technology and service delivery capabilities by building on our track record of successfully acquiring and integrating targeted companies. We will continue to identify and assess opportunities to enhance our abilities to serve our clients. We will focus on enhancing our technology capabilities, deepening our penetration into key clients, expanding our portfolio of service offerings and expanding our operations geographically.

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Our Competitive Strengths

We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price.

We believe that there are several key strengths that differentiate us from our competitors and will continue to contribute to our growth and success.

We have established employee loyalty through the core engine of TCP and TDP programs both are integral parts of our supply chain which supports our service lines. Since 2008, our talent training services have offered training courses in five areas, including domain knowledge, technology skills, data security and management compliance training, soft skills for personnel; and English language skills including verbal and business correspondence for all level, especially for those who need to communicate with global customers directly on a daily basis. We believe that the depth and comprehensive nature of our talent training services are key features that distinguish us from our competitions. For more than ten years, the Company has been recruiting, training, developing and retaining human capital and talents. We have been developing and upgrading our CLPS Virtual Banking Platform (CLB) to train specialized financial IT professionals. CLB is one of the crucial components which enables our Talent Creation Program. It contains a full set of banking application modules covering areas such as core banking, credit cards and wealth management incorporated with cutting-edge technologies, such as JAVA, Android & iOS, HTML and big data. We select more than 200 students each year to participate in our training program. During their junior and senior years, the students learn to implement the concepts covered by our TCP platform along with their other computer science theory and coursework. Thereafter, the students join us as interns to continue improving their software development skills and will eventually become part of our development teams. As a result, graduates have an equivalent of nine months’ worth of “on the job” training and experience. In 2017, we collaborated with Global Business College of Australia (GCBA) to set up a Financial Innovation Center (FIC) on its campus to offer our TCP training program to GCBA students with a specific interest in banking industry.

Our TDP program is a continuous internal training program for our skilled-professionals in order to serve our clients better. The TDP program increases our professionals’ skillsets and business knowledge in their respective domain and technical fields. Our joint effort with Fudan University has established support to our senior staff to earn a financial-IT oriented master’s degree in Software Engineering (MSE). Since 2005, through our TCP and TDP programs, we have trained and retained a large pool of specialized personnel skilled in serving financial-related industry clients.

As a result of our employee loyalty programs, we have established an ecosystem of loyal client relationships. Employee satisfaction and enhanced career development have resulted in better service to our clients. Client satisfaction in return motivates our employees to continue to provide excellent service to our clients. In addition to the above-mentioned benefits, our Company’s strengths include the following:

●	core competency particularly in banking and insurance industry;

●	deep domain knowledge and solutions in financial industry verticals;

●	strategic engagements with financial blue-chip clients most of whom have been with us since our inception;

●	comprehensive service offerings including financial IT solutions & consulting as well as other services;

●	experienced senior management team with proven track record of success.

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Customers

Our clients include large corporations headquartered in China and globally which include, among others:

●         Banking or their China-based IT centers - Citibank, Standard Chartered Bank (China) Ltd., ANZ Bank, Commonwealth Bank of Australia, Bank of Communications.

●         Financial Industry - AIA, China Life Insurance, First Data, Haitong Securities, Orient Securities and China Universal Asset Management Company.

●        Technology Customers - eBay, CRIF Information Technology, Experian, AGFA Healthcare and Neusoft.

By serving both Chinese and global clients on a common platform, we are able to leverage the shared resources, management, industry expertise and technology know-how to attract new business and remain cost competitive.

Sales and Marketing

We have invested in building a broad sales force and marketing team. As of December 31, 2017, our business development teams consisted of 24 full-time sales and marketing personnel, including 19 sales managers, each of whom is responsible for a designated sales region or client account. We plan to enhance our sales efforts by recruiting more sales personnel both domestically and overseas.

Competition

The market for IT services is highly competitive and we expect competition to intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing skills and price. Domestically, we face competition from the following major competitors: Shenzhen Forms Syntron Information Co., Ltd, Sunline Tech, Amarsoft and CSII. These competitors are all domestic listed companies and possess a considerable market share in IT services industry. Shenzhen Forms Syntron Information Co., Ltd is committed to provide professional IT service outsourcing and consulting for large domestic commercial banks. Sunline Tech, Amarsoft and CSII have the similar business model who are engaged in providing IT solutions and services mainly for domestic banks and other financial institutions. While compared with above competitors, as an IT solution and consulting services provider, we’ve been specializing in industry demands analysis and focusing on delivering services to global institutions in banking, insurance and financial sectors, both in China and globally. As one of the earliest companies engaging in Banking IT services in China, we have accumulated rich industrial experience and successful cases during more than 10 years of business development and our market share is gradually increased. With the interest marketization and rise of Internet Finance, banking industry market grows more competitive. Since Core Banking Business is occupying a key position in the overall banking IT services market, we will enhance our core market competence by taking advantage of our current technology; internationally, our competitors include Wipro, TCS Consultancy, and Infosys Limited. To date, we do not typically compete directly with the larger global consulting and outsourcing firms, such as Accenture, Capgemini, Hewlett-Packard and IBM, who are typically engaged in conjunction with large global projects. However, we may compete with these firms if they seek smaller engagements, particularly in conjunction with a strategy to enter the domestic Chinese market. In addition, the trend towards offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological innovation will result in new and different competitors entering our markets. We believe that our delivery capabilities are competitive with companies such as these, and that our domestic China market experience and know-how provides us with a competitive advantage in serving our clients.

Research and Development

R&D is an integral part of our continued growth. In order to serve our Chinese and global clients’ needs better, we focus on exploring and researching new and advanced technologies and how to best integrate them into our existing and new solutions.

Currently, we are working on applying new and advanced technologies and tools to enhance our project delivery capability and efficiency. For instance, we applied the DevOps methodology and tools in our project delivery process and platform. This methodology has greatly enhanced the development, operational efficiency and project quality. We focus on block chain, big data and cloud native applications. We have developed a loyalty reward solution based on a block chain platform and implemented this solution with several China-based banks. With micro services architecture, we engage the cloud-native solution of core banking system, and have developed the first pilot business module to be tested on the client side. By utilizing big data technology, we research, develop and apply new features to existing credit scoring and anti-fraud solutions. We have invested a significant amount of capital in technology research and solution development. As a result, we have expanded our technological capabilities, improved efficiency of project delivery, and enhanced our solution offerings by improving existing solutions and inventing new solutions, which drive new revenue opportunities and improve our core competencies.

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Employees

We believe resource management and planning is critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our human capital. Our total number of employees has grown from 1,055 employees in fiscal 2016 to 1,487 employees as of November 30, 2017. Approximately 70.3% of our personnel are dedicated to serving our foreign financial institution clients. Such personnel maintain up to date financial domain knowledge, technical development and testing skills in Java, .Net, C, C++, testing tools, android or IOS app, blockchain, big data, cloud computing and mainframe COBOL.

None of our employees are represented by a labor union or collective bargaining agreements. We consider our employee relations to be good. We believe that attracting and retaining highly experienced associates and sales and marketing personnel is a key to our success. In addition, we believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Intellectual Property Rights

The PRC has domestic laws for the protection of rights in copyrights, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

●	Convention establishing the World Intellectual Property Organization (June 3, 1980);

●	Paris Convention for the Protection of Industrial Property (March 19, 1985);

●	Patent Cooperation Treaty (January 1, 1994); and

●	Agreement on Trade-Related Aspects of Intellectual Property Rights (November 11, 2001).

The PRC Trademark Law, adopted in 1982 and revised in 2013, with its implementation rules adopted in 2014, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce of the PRC, handles trademark registrations and grants trademark registrations for a term of ten years.

Our intellectual property rights are important to our business. We rely on a combination of trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We also rely on and protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain our competitive position. We enter into confidentiality agreements with most of our employees and consultants, and control access to and distribution of our documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. Since the Chinese legal system in general, and the intellectual property regime in particular, is relatively weak, it is often difficult to enforce intellectual property rights in China. Policing unauthorized use of our technology is difficult and the steps we take may not prevent misappropriation or infringement of our proprietary technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, results of operations and financial condition. We require our employees to enter into non-disclosure agreements to limit access to and distribution of our proprietary and confidential information. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf must be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business must be kept confidential by such third parties. In the event of trademark infringement, the State Administration for Industry and Commerce has the authority to fine the infringer and to confiscate or destroy the infringing products.

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Our primary trademark portfolio consists of 9 registered trademarks (with 5 trademarks currently under review). Our trademarks are valuable assets that reinforce the brand and our consumers’ favorable perception of our products. The current registrations of these trademarks are effective for varying periods of time and may be renewed periodically, provided that we, as the registered owner, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods. In addition to trademark protection, we own 3 URL designations and domain names, including clps.com.cn, clpsglobal.com.cn, and clpsgroup.com.cn.

We have registered for the following trademarks:

Mark	Country of Registration	Application Number	Class/Description	Current Owner	Status
	China	19288958	Class 9: Recorded computer programs (programs); Recorded computer operating programs Computer peripherals; Computer software (recorded); Connector (data processing equipment); Monitor program (computer program); Electronic publications (downloadable); Computer program (downloadable software); Downloadable computer application software; Computer hardware	ChinaLink Professional Services Co., Ltd	Registered
	China	19289112	Class 38: Information transmission; Computer terminal communication; Computer-aided information and image transmission; Information transmission equipment rental; Provide telecommunications link services to connect with the global computer network; Telecommunications routing and junction services; Provide access service for global computer network users; Provide database access service; Digital file transfer Teleconference call service	ChinaLink Professional Services Co., Ltd	Registered
	China	19289503	Class 9: Recorded computer programs (programs); Recorded computer operating programs; Computer peripherals; Computer software (recorded); Connector (data processing equipment); Monitor program (computer program); Electronic publications (downloadable); Computer program (downloadable software); Downloadable computer application software; Computer hardware	ChinaLink Professional Services Co., Ltd	Registered
	China	19289341	Class 42: Technical research; Research or develop new products for others; Computer programming; Computer software design; Computer hardware design and development consulting; Computer software rental; Computer software maintenance; Computer system analysis; Computer software installation; Computer software consulting	ChinaLink Professional Services Co., Ltd	Registered

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We have applied to register the following trademarks:

Mark	Country of Registration	Application Number	Class/Description	Current Owner	Status
	China	19289066	Class 35: Advertising; Advertising agency Advertising space rental; Online advertising on the computer network; Advertisement layout design; Business management assistance; Business inquiry; Business information agency; Business management and organization consulting; Business management consulting	ChinaLink Professional Services Co., Ltd	Pending

	China	19289214	Class 41: Teaching; Education; Training; Practical training (demonstration); Employment guidance (education or training consultants); Arrange and organize academic seminars; Arrange and organize meetings; Arrange and organize general meeting; Arrange and organize symposium; Arrange and organize training classes	ChinaLink Professional Services Co., Ltd	Pending

	China	19289175	Class 42: Technical research; Research or develop new products for others; Computer programming; Computer software design; Computer hardware design and development consulting; Computer software rental; Computer software maintenance; Computer system analysis; Computer software installation; Computer software consulting	ChinaLink Professional Services Co., Ltd	Pending

	China	19289492	Class 38: Information transmission; Computer terminal communication; Computer-aided information and image transmission; Information transmission equipment rental; Provide telecommunications link services to connect with the global computer network; Telecommunications routing and junction services; Provide access service for global computer network users; Provide database access service; Digital file transfer; Teleconference call service	ChinaLink Professional Services Co., Ltd	Pending
	China	19289420	Class 41: Teaching; Education; Training; Practical training (demonstration); Employment guidance (education or training consultants); Arrange and organize academic seminars; Arrange and organize meetings; Arrange and organize general meeting; Arrange and organize symposium; Arrange and organize training classes	ChinaLink Professional Services Co., Ltd	Pending

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The following is a list of the Company’s copyrights:

	Country of	Registration
Software Name	Registration	Number	Current Owner	Approval Date	Status
CLPS HR Management Platform Software V1.0	China	2009SR015975	ChinaLink Professional Services Co., Ltd	29th April 2009	Registered
CLPS Food and Beverage Report Analysis and Management Platform Software V1.0	China	2009SR060110	ChinaLink Professional Services Co., Ltd	28th December 2009	Registered
CLPS Apparel Industry POS Management Platform Software V1.0	China	2009SR060102	ChinaLink Professional Services Co., Ltd	28th December 2009	Registered
CLPS Express Information Interactive Platform Software V1.0	China	2009SR060112	ChinaLink Professional Services Co., Ltd	28th December 2009	Registered
CLPS Chain Store Information Interactive Platform Software V1.0	China	2009SR060108	ChinaLink Professional Services Co., Ltd	28th December 2009	Registered
CLPS Project Analysis and Management Platform Software V1.0	China	2009SR060169	ChinaLink Professional Services Co., Ltd	28th December 2009	Registered
CLPS Payroll Accounting System Platform Software V1.0	China	2010SR043564	ChinaLink Professional Services Co., Ltd	25th August 2010	Registered
CLPS Fast Moving Consumer Goods Frontline Staff Management Platform Software V1.0	China	2010SR043561	ChinaLink Professional Services Co., Ltd	25th August 2010	Registered
CLPS Staff Management Platform Software V1.0	China	2010SR043562	ChinaLink Professional Services Co., Ltd	25th August 2010	Registered
CLPS Coal Mining Enterprise Information System Management Platform Software V1.0	China	2010SR045449	ChinaLink Professional Services Co., Ltd	1st September 2010	Registered
CLPS Campus Expense Card Web Service System Platform Software V1.0	China	2010SR045441	ChinaLink Professional Services Co., Ltd	1st September 2010	Registered

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	Country of	Registration
Software Name	Registration	Number	Current Owner	Approval Date	Status
CLPS Campus Expense Card Bathroom Management Service Software V1.0	China	2010SR045444	ChinaLink Professional Services Co., Ltd	1st September 2010	Registered
CLPS Machinery Industry ERP Management Platform Software V1.0	China	2010SR045802	ChinaLink Professional Services Co., Ltd	2nd September 2010	Registered
CLPS Assignment and Task Management Platform Software(short name: Assignment and Task Management System) V1.0	China	2011SR076863	ChinaLink Professional Services Co., Ltd	25th October 2011	Registered
CLPS Marketing Assistant System Platform Software V1.0	China	2012SR096727	ChinaLink Professional Services Co., Ltd	15th October 2012	Registered
CLPS Outsourcing Service Staff Management System Platform Software V1.0	China	2012SR096666	ChinaLink Professional Services Co., Ltd	15th October 2012	Registered
CLPS Outsourcing Service Staff System Background Management Software V1.0	China	2012SR096731	ChinaLink Professional Services Co., Ltd	15th October 2012	Registered
CLPS Logistics Terminal Distribution Platform Software V1.0	China	2012SR096668	ChinaLink Professional Services Co., Ltd	15th October 2012	Registered
CLPS HR Background Support Management System V1.0	China	2012SR098440	ChinaLink Professional Services Co., Ltd	19th October 2012	Registered
CLPS HR Management System Platform Software(short name: HR management system) V1.0	China	2012SR098429	ChinaLink Professional Services Co., Ltd	19th October 2012	Registered
CLPS Outsourcing Service Staff Resume Entry System Platform Software V1.0	China	2012SR098687	ChinaLink Professional Services Co., Ltd	19th October 2012	Registered
CLPS Bank Document Business Management Software(short name: Document Management)V1.0	China	2013SR054800	ChinaLink Professional Services Co., Ltd	5th June 2013	Registered

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	Country of	Registration
Software Name	Registration	Number	Current Owner	Approval Date	Status
CLPS Bank Monetary Transaction Management Software (short name: Monetary Transaction Management) V1.0	China	2013SR054796	ChinaLink Professional Services Co., Ltd	5th June 2013	Registered
CLPS Bank Expense Management Software V1.0	China	2014SR168125	ChinaLink Professional Services Co., Ltd	4th November 2014	Registered
CLPS Bank Repayment Process Software V1.0	China	2014SR168130	ChinaLink Professional Services Co., Ltd	4th November 2014	Registered
CLPS Bank Point Accumulative Management Software V1.0	China	2014SR168132	ChinaLink Professional Services Co., Ltd	4th November 2014	Registered
CLPS Bank Interest Process Software V1.0	China	2014SR168136	ChinaLink Professional Services Co., Ltd	4th November 2014	Registered
CLPS Bank Credit Application Software V1.0	China	2014SR168138	ChinaLink Professional Services Co., Ltd	4th November 2014	Registered
CLPS Credit Card Risk Management Software V1.0	China	2015SR028695	ChinaLink Professional Services Co., Ltd	10th February 2015	Registered
CLPS Credit Card Account Establishment and Card Making Software V1.0	China	2015SR029015	ChinaLink Professional Services Co., Ltd	10th February 2015	Registered
CLPS Credit Card Customer Service Management Software V1.0	China	2015SR029012	ChinaLink Professional Services Co., Ltd	10th February 2015	Registered
CLPS Credit Card Cleaning Management Software V1.0	China	2015SR028884	ChinaLink Professional Services Co., Ltd	10th February 2015	Registered
CLPS Credit Card Authorization Management Software V1.0	China	2015SR028914	ChinaLink Professional Services Co., Ltd	10th February 2015	Registered
CLPS Mortgage Loan Plan Spreadsheet Tool Software (short name: loan spreadsheet) V1.0	China	2015SR198772	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Product Management Software V1.0	China	2015SR198610	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Deposit and Withdrawal Services Management Software V1.0	China	2015SR198176	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Loan Application Management Software V1.0	China	2015SR198654	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered

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	Country of	Registration
Software Name	Registration	Number	Current Owner	Approval Date	Status
CLPS Bank Repayment Management Software V1.0	China	2015SR198649	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Exchange Rate Management Software V1.0	China	2015SR198774	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Interest Settlement Software V1.0	China	2015SR198246	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Foreign Exchange Transaction Software V1.0	China	2015SR198240	ChinaLink Professional Services Co., Ltd	16th October 2015	Registered
CLPS Bank Investment Management Securities Business Software V1.0	China	2016SR376924	ChinaLink Professional Services Co., Ltd	16th December 2016	Registered
CLPS Bank Big Data Decision-making Platform Customer Portrayal Software V1.0	China	2016SR382920	ChinaLink Professional Services Ca, Ltd	20th December 2016	Registered
CLPS Internet Financial Cloud Mobile Banking Software V2.0	China	2016SR398821	ChinaLink Professional Services Co., Ltd	27th December 2016	Registered
CLPS Wantong Calculas Mall Software V2.0	China	2017SR118507	CLPS Beijing Hengtong Co., Ltd	17th April 2017	Registered
CLPS RcRules Engine Software	China	2017SR169307	CLPS Ruicheng Co., Ltd	9th May 2017	Registered
CLPS Internet Financing Collection Management Software V2.0	China	2017SR119266	CLPS Ruicheng Co., Ltd	17th April 2017	Registered
CLPS Points Management Platform Software	China	2017SR119078	CLPS Ruicheng Co., Ltd	17th April 2017	Registered
CLPS Full-web Order Receiving Unified Platform Management Software V2.0	China	2017SR202535	CLPS Ruicheng Co., Ltd	24th May 2017	Registered

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	Country of	Registration
Software Name	Registration	Number	Current Owner	Approval Date	Status
CLPS Quanxi Intelligent Marketing Platform Clients Growth Center Software V2.0	China	2017SR565576	ChinaLink Professional Services Co., Ltd	13th October 2017	Registered
CLPS Enterprise Recruitment Intelligent Cooperation Platform Software V2.0	China	2017SR646712	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered
CLPS Intelligent Online Training Test Instructional Management Software V1.0	China	2017SR646507	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered
CLPS Enterprise Internet Qinqin Loan Background Management Software V1.0	China	2017SR647634	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered
CLPS Blockchain Based Virtual Credits Background Management Software V2.0	China	2017SR645676	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered
CLPS Enterprise Talent Information Intelligent Mangement Software V2.0	China	2017SR645650	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered
CLPS Credit Card Big Data Integrated Management Background Software V2.0	China	2017SR645763	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered
CLPS Enterprise Recruitment Intelligent Cooperation Platform Software V2.0	China	2017SR647190	ChinaLink Professional Services Co., Ltd	24th November 2017	Registered

Properties

Our principal executive office is located on the 2nd Floor, Building 18, Shanghai Pudong Software Park 498 Guoshoujing Road, Pudong, Shanghai 201203, PRC. We lease the premises and the lease term expires on 30th June, 2019.

In addition, the Company manages and operates several other facilities. We rent an office space in Tianjin, Shenzhen, Guangzhou, Dalian, Chengdu, Beijing, Australia and Singapore. Rent expenses amounted to $565,328 and $431,043 for the years ended June 30, 2017 and 2016, respectively. Rent expenses amounted to $310,505 and $244,458 for the six months ended December 31, 2017 and 2016, respectively. We believe our facilities are adequate for our current needs.

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Facility	Address	Space (㎡)

Shanghai Office	2nd Floor, Building 18, Shanghai Pudong Software Park, 498 Guoshoujing Road, Pudong District, Shanghai, PRC	1,259.94

Tianjin Office	W5-C1-403-1, 51 West Area of Financial Street, the 3rd Street, Economic Development District, Tianjian, PRC	61.52

Shenzhen Office	Room 2008, Anhui Building, Shennan Avenue, Futian District, Shenzhen, Guangdong Province, PRC	234.16

Guangzhou Office	6C03, 377 Tianhe Road, Tianhe District, Guangzhou, Guangdong Province, PRC	10

Dalian Office	Room#01-04, 1/F, 1 Huixian Garden, New & High-tech Industrial Park, Dalian, Liaoning Province, PRC	2,344.04

Chengdu Office	Unit 10, 25/Floor, Tower 2, 88 Jitai 5th Road, Gaoxin District, Chengdu, Sichuan District, PRC	59.74

Beijing Office	1/F, Shangke Chuangye Area, Guotou Shangke Building, 111 Huihe South Street, Gaobeidian, Chaoyang District, Beijing, PRC	64

Australia Office	Part Tenancy 5, Part Level 9, 276 Flinders Street, Melbourne, VIC, Australia	83.5

Singapore Office	No. 456 Office, Singapore	16

Legal Proceedings

We are currently not involved in any legal proceedings; nor are we aware of any claims that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Government Regulation

Regulations Relating to PRC Information Technology Service Industry

According to the Guidelines on Foreign Investment issued by the State Council in 2002 and the Catalog on Foreign Invested Industries (2007 Revision) issued by the National Development and Reform Commission and the Ministry of Commerce, IT services fall into the category of industries in which foreign investment is encouraged. The State Council has promulgated several notices since 2000 to launch favorable policies for IT services, such as preferential tax treatments and credit support.

Under rules and regulations promulgated by various Chinese government agencies, enterprises that have met specified criteria and are recognized as software enterprises by the relevant government authorities in China are entitled to preferential treatment, including financing support, preferential tax rates, export incentives, discretion and flexibility in determining employees’ welfare benefits and remuneration. Software enterprise qualifications are subject to annual examination. Enterprises that fail to meet the annual examination standards will lose the favorable enterprise income tax treatment. Enterprises exporting software or producing software products that are registered with the relevant government authorities are also entitled to preferential treatment including governmental financial support, preferential import, export policies and preferential tax rates.

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Companies in China engaging in information systems integration are required to obtain qualification certificates from the Ministry of Industry and Information Technology. “Information systems integration” means plan, design, development, implementation, service and safeguard of computer system and network system. Currently the Company does not engage in information system integration business, therefore the Company is not required to have such qualification certificates. Companies planning to set up computer information systems may only retain systems integration companies with appropriate qualification certificates. The qualification certificate is subject to review every two years and is renewable every four years. In 2003, the Ministry of Industry and Information Technology promulgated the Amended Appraisal Condition for Qualification Grade of Systems Integration of Computer Information to elaborate the conditions for appraising each of the four qualification grades of systems integration companies. Companies applying for qualification are graded depending on the scale of the work they undertake. The grades range from Grade 1 (highest) to Grade 4 (lowest) in the scale of the work the respective companies can undertake. Companies with Grade 3 qualification can independently undertake projects at the medium-scale and small-scale enterprise level and undertake projects at the large-scale enterprise level in cooperation with other entities.

In 2009, the Ministry of Commerce and the Ministry of Industry and Information Technology jointly promulgated a rule aiming to protect a fair competition environment in the PRC service outsourcing industry. This rule requires that each of the domestic enterprises which provides IT and technological BPO services and each of its shareholders, directors, supervisors, managers and employees should not violate the service outsourcing contract to disclose, use or allow others to use the confidential information of its client. Such enterprises are also required to establish an information protection system and take various measures to protect clients’ confidential information, including causing their employees and third parties who have access to clients’ confidential information to sign confidentiality agreements and or non-competition agreements.

Regulations on Intellectual Property Rights

The PRC Copyright Law, as amended, together with various regulations and rules promulgated by the State Council and the National Copyright Administration, protect software copyright in China. These laws and regulations establish a voluntary registration system for software copyrights administered by the Copyright Protection Center of China. Unlike patent and trademark registration, copyrighted software does not require registration for protection. Although such registration is not mandatory under PRC law, software copyright owners are encouraged to go through the registration process and registered software may receive better protection. The PRC Trademark Law, as amended, together with its implementation rules, protect registered trademarks. The Trademark Office of the State Administration for Industry and Commerce handles trademark registrations and grants a renewable protection term of 10 years to registered trademarks.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended on August 5, 2008, the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996) and the Interim Measures on Administration on Foreign Debts (2003). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loans, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

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Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Company Law of the PRC (1993), as amended in 2013, the Foreign Investment Enterprise Law (1986), as amended in 2000, and the Administrative Rules under the Foreign Investment Enterprise Law (2001), as amended in 2014.

Under these regulations, wholly foreign-owned investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends, and a wholly foreign-owned enterprise is not permitted to distribute any profits until losses from prior fiscal years have been offset.

Circular 37. On July 4, 2014, SAFE issued Circular 37, which became effective as of July 4, 2014. According to Circular 37, PRC residents shall apply to SAFE and its branches for going through the procedures for foreign exchange registration of overseas investments before contributing the domestic assets or interests to a SPV. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required if the registered overseas SPV’s basic information such as domestic individual resident shareholder, name, operating period, or major events such as domestic individual resident capital increase, capital reduction, share transfer or exchange, merger or division has changed. Although the change of overseas funds raised by overseas SPV, overseas investment exercised by overseas SPV and non-cross-border capital flow are not included in Circular 37, we may be required to make foreign exchange registration if required by SAFE and its branches.

Moreover, Circular 37 applies retroactively. As a result, PRC residents who have contributed domestic assets or interests to a SPV, but failed to complete foreign exchange registration of overseas investments as required prior to implementation of Circular 37, are required to send a letter to SAFE and its branches for explanation. Under the relevant rules, failure to comply with the registration procedures set forth in Circular 37 may result in receiving a warning from SAFE and its branches, and may result in a fine of up to RMB 300,000 for an organization or up to RMB 50,000 for an individual. In the event of failing to register, if capital outflow occurred, a fine up to 30% of the illegal amount may be assessed. PRC residents who control our company are required to register with SAFE in connection with their investments in us. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Circular 37.

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006 and was amended on June 22, 2009. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel has advised us that, based on their understanding of the current PRC laws and regulations, that the corporate structure of the Group Companies shall not be deemed as “a foreign investor’s merger and acquisition of a domestic enterprise” as specified in the Article 2 of the New M&A Rule, so the Company is not required to obtain approval from the CSRC for listing and trading of its shares. However, uncertainties still exist as to how the New M&A Rule will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the New M&A Rule.

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Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors; and the Notice of the State Administration on Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment. Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE. Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange. Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position
Xiao Feng Yang	54	Chairman, President and Director
Raymond Ming Hui Lin	53	Chief Executive Officer and Director
Tian van Acken	48	Chief Financial Officer
Jian Xu	45	Senior Vice President of Operations, Corporate Secretary
Jin He Shao (1)(4)	50	Independent director
Kewei Huang (2)	50	Independent director
Kathryn Amooi (3)	63	Independent director

(1)	Chair of the Audit Committee.
(2)	Chair of the Compensation Committee.
(3)	Chair of the Nominating Committee.
(4)	Audit Committee financial expert.

Xiao Feng Yang is the chairman, president and director of the Company. Mr. Yang has over 20 years of executive management and operational experience in the IT services business. From October 2012 to present, Mr. Yang served as chairman and president of ChinaLink. From April 2009 to October 2012, Mr. Yang served as deputy general manager of ADP China to manage the service operation of HR BPO service in China. From June 2002 to April 2009, Mr. Yang was the Human Resource Director of Phillips. Mr. Yang graduated from Tongji University, Shanghai, China, with a bachelor’s degree in electrical engineering. Mr. Yang received his MBA degree both from Shanghai University of Finance and Webster University (US).

Raymond Ming Hui Lin, is the chief executive officer and director of the Company. Mr. Lin joined CLPS in February 2009 as chief executive officer. From January 2008 to January 2009, Mr. Lin was business consultant of VanceInfo, after VanceInfo Acquired A-IT Software (Shanghai) Co. Ltd. Mr. Lin acted as general manager of A-IT Software (Shanghai) Co. Ltd. from April 2002 to December 2007. Mr. Lin is an IT outsourcing service veteran with a deep understanding of IT talent acquisition, training, development and service delivery. He has developed and pioneered the first kind of training programs for mainframe and VisionPLUS (a credit card processing solution) in China, which has made CLPS as one of the largest mainframe resource powerhouse and the VisionPLUS project team in Greater China. In 2015, Mr. Lin became the MSE senior advisor in Fudan University, Shanghai, China.

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Tian van Acken Ms. Tian van Acken is the chief financial officer of the company. From December 2015 to September 2017, Ms. van Acken served as chief financial officer at ec+ Communication Corporation. From September 2011 to December 2015, Ms. van Acken held chief financial officer positions at various start-up companies in China. From March 2006 to September 2011, Ms. van Acken served as Greater China chief financial officer at Lowe China, subsidiary of Lowe Worldwide (Interpublic Group of Companies) in China. From 1996 to 2006, Ms. van Acken held various managerial financial positions at Siegfried Resources LLC in New York, Highland Capital Partners and PricewaterhouseCoopers in Boston, respectively. Ms. van Acken holds an MBA degree in Finance and Accounting from Rochester Institute of Technology. She is a Chartered Financial Analyst and a certified public account licensed in the State of Massachusetts.

Jian Xu is our senior vice president of operations and corporate secretary. He has been the SVP of Opertions since July 2008. From December 2003 to June 2008, Mr. Xu acted as IT consultant and trainer at A-IT Software Co., Ltd. From January 2003 to December 2003, Mr. Xu served as senior software developer at Neusoft Group Co., Ltd. From July 2000 to December 2003, he held the position of senior software developer at two software companies. Mr. Xu holds a Bachelor’s degree in Mechanical and Electronic Engineering from Shenyang University of Technology.

Jin He Shao is an independent director of the Company. From January 2002 to present, Mr. Shao has been a partner at Shanghai Huajin Accounting & Consulting Professional Services. From August 1995 to December 2001, he served as senior tax manager at Phillips (China) Investment Co., Ltd. Mr. Shao received a joint MBA degree from Shanghai University of Finance & Economics and The Webster University. Mr. Shao holds the PRC equivalent of the CPA license. In addition, Mr. Shao attended Shanghai Grain College where he majored in finance and accounting, and STV University where he majored in auditing.

Kewei Huang is an independent director of the Company. From September 2014 to present, Mr. Huang has held the office of the chief technology officer at Moxian, Inc. (MOXC), a Nasdaq listed company. In 1995, he received a PhD degree in component based technologies from the University of New South Wales. In addition, Mr. Huang holds a Bachelor’s degree in English from National University of Singapore and an MBA degree from Preston University.

Kathryn Amooi is an independent director of the Company. Ms. Amooi has held various positions at Automatic Data Processing (ADP), LLC, a human capital management company, including as Senior Vice President from May 2011 to December 2014, as Senior Division Vice President from May 2008 to June 2011, and Managing Director/General Manager from June 2005 to June 2008 at Automatic Data Processing (ADP) China, LLC. Ms. Amooi attended University of Southern California.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Board of Directors and Board Committees

Composition of Board; Risk Oversight

Our Board of Directors presently consists of 5 directors. Pursuant to our memorandum and articles of association, our officers will be elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office by resolution of our shareholders. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or becomes physically or mentally incapable of acting as director. Except as noted above, there are no family relationships between any of our executive officers and directors. Officers are elected by, and serve at the discretion of, the board of directors. Our board of directors shall hold meetings on at least a quarterly basis.

As a smaller reporting company under the NASDAQ rules we are only required to maintain a board of directors comprised of at least 50% independent directors, and an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

There is no formal requirement under the Company’s memorandum and articles of association mandating that we hold an annual meeting of our shareholders. However, notwithstanding the foregoing, we intend to hold such meetings on our annual meeting to, among other things, elect our directors.

While it may be deemed a “controlled company” under the NASDAQ Marketplace Rules (specifically, as defined in Rule 5615(c)), the Company does not intend to avail itself of the corporate governance exemptions afforded to a controlled company under the NASDAQ Marketplace Rules. Similarly, the Company intends to comply with all applicable NASDAQ corporate governance requirements irrespective of its “foreign private issues” status.

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Our board plays a significant role in our risk oversight. The board makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer serve on the board as he plays key roles in the risk oversight or the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Director Independence

Our board has reviewed the independence of our directors, applying the NASDAQ independence standards. Based on this review, the board determined that each of Kathryn Amooi, Kewei Huang and Jin He Shao are “independent” within the meaning of the NASDAQ rules. In making this determination, our board considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board deemed relevant in determining their independence. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Board Committees

Currently, three committees have been established under the board: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

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●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-party transactions.

Our Audit Committee consists of Kathryn Amooi, Kewei Huang and Jin He Shao, with Mr. Shao serving as chair of the Audit Committee. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. In addition, our board has determined that Mr. Shao qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NASDAQ rules.

Compensation Committee

The Compensation Committee will be responsible for, among other matters:

●	reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors;

●	reviewing key employee compensation goals, policies, plans and programs;

●	administering incentive and equity-based compensation;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee consists of Kathryn Amooi, Kewei Huang and Jin He Shao, with Mr. Huang serving as chair of the Compensation Committee. Our board has affirmatively determined that each of the members of the Compensation Committee meets the definition of “independent director” for purposes of serving on Compensation Committee under NASDAQ rules.

Nominating Committee

The Nominating Committee will be responsible for, among other matters:

●	selecting or recommending for selection candidates for directorships;

●	evaluating the independence of directors and director nominees;

●	reviewing and making recommendations regarding the structure and composition of our board and the board committees;

●	developing and recommending to the board corporate governance principles and practices;

●	reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

●	overseeing the evaluation of the Company’s management

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Our Nominating Committee consists of consists of Kathryn Amooi, Kewei Huang and Jin He Shao, with Ms. Amooi serving as chair of the Nominating Committee. Our board has affirmatively determined that each of the members of the Nominating Committee meets the definition of “independent director” for purposes of serving on a Nominating Committee under NASDAQ rules.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

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Executive Compensation

Summary Compensation Table

The following table shows the annual compensation paid by us for the years ended June 30, 2017 and June 30, 2016.

Name/principal position	Year	Salary	Equity Compensation	All Other Compensation	Total Paid
Xiao Feng Yang, Chairman and President (1)	2017	$51,470	$-	$585,402	$636,872
	2016	$47,396	$-	$3,260,616	$3,308,012

Raymond Ming Hui Lin, CEO and Director (2)	2017	$37,379	$-	$585,402	$622,781
	2016	$39,127	$-	$3,260,617	$3,299,744

Tian van Acken, CFO (3)	2017	$-	$-	$-	$-
	2016	$-	$-	$-	$-

(1)	Appointed Chairman and President effective as of December 9, 2017. All other compensation amounts represent cash dividend payments in 2016 and 2017.
(2)	Appointed Chief Executive Officer effective as of December 9, 2017. All other compensation amounts represent cash dividend payments in 2016 and 2017.
(3)	Appointed Chief Financial Officer effective as of December 9, 2017.

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Employment Agreements

Xian Feng Yang Employment Agreement

On December 9, 2017, we entered into an employment agreement with Xian Feng Yang pursuant to which he agreed to serve as our President. The agreement provides for an annual base salary of RMB144,000 and HK$566,472 (a total of approximately USD$94,100) payable in accordance with the Company’s ordinary payroll practices. Under the terms of the agreement, commencing with the year ended June 30, 2018, Mr. Yang will be entitled to receive an annual cash bonus the extent and timing of which are to be determined by the Company’s Compensation Committee; Mr. Yang is also entitled to reimbursement of reasonable expenses, and vacation, sick leave, health and other benefits customary to the agreements of this nature. The term of the agreement shall expire on December 8, 2022, which term will automatically extend for additional 12 month periods unless a party to the agreement terminates it upon 90 days’ notice. If the executive’s employment with the Company is terminated for any reason, the Company will pay to such executive any unpaid portion of his salary through the date of his termination, and any unpaid bonus through the date of termination, as well as any unpaid or unused portions of his benefits under the agreement. If his employment is terminated at our election without “cause” (as defined in the agreement), which requires 30 days’ advanced notice, or by him for “good reason” (as defined in the agreement), Mr. Yang shall be entitled to receive severance payments equal to 9 months’ of his base salary and a pro rata portion of his target annual bonus for the year when termination occurs. Mr. Yang has agreed not to compete with us for 9 months after the termination of his employment; he also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

Raymond Ming Hui Lin Employment Agreement

On December 9, 2017, we entered into an employment agreement with Raymond Ming Hui Lin pursuant to which he agreed to serve as our Chief Executive Officer. The agreement provides for an annual base salary of RMB144,000 and HK$389,880 (a total of approximately USD$71,400) payable in accordance with the Company’s ordinary payroll practices. Under the terms of the agreement, commencing with the year ended June 30, 2018, Raymond Ming Hui Lin will be entitled to receive an annual cash bonus the extent and timing of which are to be determined by the Company’s Compensation Committee; he is also entitled to reimbursement of reasonable expenses, and vacation, sick leave, health and other benefits customary to the agreements of this nature. The term of the agreement shall expire on December 8, 2022, which term will automatically extend for additional 12 month periods unless a party to the agreement terminates it upon 90 days’ notice. If the executive’s employment with the Company is terminated for any reason, the Company will pay to such executive any unpaid portion of his salary through the date of his termination, and any unpaid bonus through the date of termination, as well as any unpaid or unused portions of his benefits under the agreement. If his employment is terminated at our election without “cause” (as defined in the agreement), which requires 30 days’ advanced notice, or by him for “good reason” (as defined in the agreement), Raymond Ming Hui Lin shall be entitled to receive severance payments equal to 9 months’ of his base salary and a pro rata portion of his target annual bonus for the year when termination occurs. Raymond Ming Hui Lin has agreed not to compete with us for 9 months after the termination of his employment; he also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

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Tian van Acken Employment Agreement

On December 9, 2017, we entered into an employment agreement with Tian van Acken pursuant to which she agreed to serve as our Chief Financial Officer. The agreement provides for an annual base salary of RMB144,000 and HK$558,000 (a total of approximately USD$93,010) payable in accordance with the Company’s ordinary payroll practices. Under the terms of the agreement, commencing with the year ended June 30, 2018, Ms. van Acken will be entitled to receive an annual cash bonus the extent and timing of which are to be determined by the Company’s Compensation Committee; she is also entitled to reimbursement of reasonable expenses, and vacation, sick leave, health and other benefits customary to the agreements of this nature. The term of the agreement shall expire on December 8, 2022, which term will automatically extend for additional 12 month periods unless a party to the agreement terminates it upon 90 days’ notice. If the executive’s employment with the Company is terminated for any reason, the Company will pay to such executive any unpaid portion of her salary through the date of his termination, and any unpaid bonus through the date of termination, as well as any unpaid or unused portions of her benefits under the agreement. If her employment is terminated at our election without “cause” (as defined in the agreement), which requires 30 days’ advanced notice, or by her for “good reason” (as defined in the agreement), Tian van Acken shall be entitled to receive severance payments equal to 9 months’ of her base salary and a pro rata portion of her target annual bonus for the year when termination occurs. Tian van Acken has agreed not to compete with us for 9 months after the termination of her employment; she also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

2017 Equity Incentive Plan

We have adopted a 2017 Equity Incentive Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of, among others, stock options, stock awards and stock unit awards to key employees and directors of the Company. The purpose of the Plan is to recognize contributions made to our company and its subsidiaries by such individuals and to provide them with additional incentive to achieve the objectives of our Company. No grants have been made under the plan as of the date hereof. The following is a summary of the Plan and is qualified by the full text of the Plan.

Administration. The Plan will be administered by our board of directors, or, once constituted, the Compensation Committee of the board of directors (we refer to body administering the Plan as the “Committee”).

Number of Shares of Common Shares. The number of common shares that may be issued under the Plan is 2,210,000. Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the Plan. The number of common shares issuable under the Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the Plan. No award granted under the Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All key employees and directors of the Company are eligible to receive awards under the Plan.

Awards to Participants. The Plan provides for discretionary awards of, among others, stock options, stock awards and stock unit awards to participants. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. The aggregate maximum number of shares as to which a Key Employee may receive Stock Options and Stock Appreciation Rights in any calendar year is 100,000, except that the aggregate maximum number of shares as to which a Key Employee may receive Stock Options and Stock Appreciation Rights in the calendar year in which such Key Employee begins employment with the Company or its Subsidiaries is 250,000.

Stock Awards. The Committee has the discretion to grant stock awards to participants. Shares granted under the Plan will be effective and exercisable as of the Company’s completion of our initial public offering of its securities and other terms, restrictions and qualifications that may be set forth in the individual grant agreements. Stock awards will consist of common shares granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the Committee in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse. The aggregate maximum number of shares that may be used for Stock Awards, Stock Bonus Awards and or Stock Unit Awards that may be granted to any Key Employee in any calendar year is 250,000, or, in the event the award is settled in cash, an amount equal to the fair market value of such number of shares on the date on which the award is settled.

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Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold common shares otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired common shares that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Amendment of Award Agreements; Amendment and Termination of the Plan; Term of the Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule. The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No awards may be granted under the Plan on or after the tenth anniversary of the effective date of the Plan.

While currently the Company does not have specific amounts and grantees designated, following the completion of this offering, the Company’s Board of Directors may issue grants permissible under the Plan in such amounts and to such eligible grantees as may be advisable and appropriate in the exercise of the Board’s discretion.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into.

A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. For the services rendered by the independent director in any capacity the company will a cash fee in the amount of USD$1,500 per month. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

Limitation on Liability and Other Indemnification Matters

The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

All directors hold office until the next annual meeting of shareholders until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $1,500 per month for serving as directors and may receive option grants from our company. Our directors received no compensation in 2017.

RELATED PARTY TRANSACTIONS

The following is a description of transactions since July 1, 2014, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years and for the six months ended December 31, 2017, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Reorganization agreement with our shareholders

On November 2, 2017, the controlling shareholders transferred their 100% ownership interest in CLPS Shanghai to CLPS QC and Qiner, which are 100% owned by Qinheng and CLPS. On October 31, 2017, the controlling shareholders transferred 100% of their equity interests in Qiner to CLPS. The considerations for these transfers are at a nominal amount.

Other related party transactions:

The balances due to and due from related parties were as follows:

	As of June 30,			As of December 31,
	2015	2016	2017	2017
				(Unaudited)
Due from related parties:
Non-controlling shareholder of CLPS Beijing	$-	$-	$14,751	$-
Affiliates of non-controlling interest shareholder of Judge China*	-	-	103,255	-
Non-controlling interest shareholder of Judge China	-	-	-	60,136
Mr. Xiao Feng Yang, Chairman and President of the Company (ii)	353,011	-	-	-
Mr. Raymond Ming Hui Lin, CEO of the Company (ii)	1,094,367	-	-	-
Total	$1,447,378	$-	$118,006	60,136
* The amount was subsequently offset with the acquisition payable
Due to related parties
Shanghai Qisheng Co., Ltd (“Qisheng”), controlled by the Chairman of the Company	$7,742	$7,222	$7,080	$-
Non-controlling shareholder of CLPS Beijing	-	-	-	65
Non-controlling shareholder of JQ	-	-	-	66,116
Mr. Raymond Ming Hui Lin, CEO of the Company (i)		1,140,975	1,722,711	854,192
Total	$7,742	$1,148,197	$1,729,791	920,373

(i)	Due to related parties mainly represents the unpaid dividends, wages and other benefit to the Company’s executives.

(ii)	The amounts due from Mr. Yang and Mr. Lin of $353,011 and $1,094,367 as of June 30, 2015, respectively, represented short term loans to them with annual interest of 6% and due on demand. These loans were fully repaid in August 2015. For the years ended June 30, 2016 and 2015, the interest income was $Nil and $107,662, respectively.

On May 17, 2017, the Company entered into a revolving credit facility with China Merchants Bank (“CMB Credit Facility”) which permits the Company to borrow up to approximately $753,100 (RMB 5,000,000) during the period from May 17, 2017 to May 16, 2018. The CMB Credit Facility is guaranteed by the CEO and Chairman and President of the Company as joint guarantors. During the six months ended December 31, 2017, the Company borrowed $1,505,752 (RMB 10,000,000) from CMB Credit Facility which was fully repaid as of December 31, 2017.

On January 3, 2018, the Company entered into an additional credit facility with China Merchants Bank which permits the Company to borrow up to $1,111,712 (RMB 7,000,000) with an interest rate at 5.655% per annum expiring June 30, 2018.

In February 2018, the Company borrowed $1,906,193 (RMB 12,000,000) from China Merchants Bank. These loans are due in May and July 2018.

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PRINCIPAL STOCKHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our common shares and as adjusted to reflect the sale of the common shares offered by us in our initial public offering, for:

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common shares;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to subscribe for within 60 days of April 17, 2018 through the exercise of any warrants or other rights. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power or the power to receive the economic benefit with respect to all common shares that they beneficially own, subject to applicable community property laws. None of the stockholders listed in the table are a broker-dealer or an affiliate of a broker dealer. None of the stockholders listed in the table are located in the United States and none of the common shares held by them are located in the United States. Applicable percentage ownership is based on 11,290,000 common shares outstanding as of April 17, 2018. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o CLPS Incorporation, c/o 2nd Floor, Building 18, Shanghai Pudong Software Park, 498 Guoshoujing Road, Pudong, Shanghai 201203. People’s Republic of China.

	Beneficial Ownership Prior to Offering (1)		Beneficial Ownership After Offering (1)
Name of Beneficial Owner	Common Shares	Percentage	Percentage
Xiao Feng Yang (2)	5,000,000	44.29%	37.62%
Raymond Ming Hui Lin (3)	5,000,000	44.29%	37.62%
Tian van Acken	0	-	-
Jin He Shao	0	-	-
Kewei Huang	0	-	-
Kathryn Amooi	0	-	-

All directors and executive officers as a group (6 persons)	10,000,000	88.58%	75.24%

Qinrui Ltd. (2)	5,000,000	44.29%	37.62%
Qinhui Ltd. (3)	5,000,000	44.29%	37.62%

5% or greater beneficial owners as a group	10,000,000	88.58%	75.24%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares or the power to receive the economic benefit of the common shares. This calculation also assumes that the underwriters exercise their option to purchase additional shares in full for the purpose of covering over-allotments. See “Underwriting”.

(2)	A British Virgin Islands corporation with the mailing address of c/o Vistra Corporate Services Centre, WIskhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands, with Xian Feng Yang as its sole shareholder. As such, Mr. Yang is deemed to be the owner of all shares of the Company held by this entity.
(3)	A British Virgin Islands corporation with the mailing address of c/o Vistra Corporate Services Centre, WIskhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands, with Raymond Ming Hui Lin as its sole shareholder. As such, Mr. Lin is deemed to be the owner of all shares of the Company held by this entity.

As of December 7, 2017, there were 5 holders of record entered in our share register, of which no holders were U.S. residents. The number of individual holders of record is based exclusively upon our share register and does not address whether a share or shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a share or shares in our company.

To our knowledge, no other shareholder beneficially owns more than 5% of our shares. Our company is not owned or controlled directly or indirectly by any government or by any corporation or by any other natural or legal person severally or jointly. Our major shareholders do not have any special voting rights.

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our Memorandum and Articles of Association and Companies Law of the Cayman Islands, which we refer to as the Companies Law below. As of the date hereof, our authorized share capital consists of 100,000,000 common shares with a par value of US$0.0001 per share. As of April 14, 2018, there are 11,290,000 common shares issued and outstanding. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares.

Common Shares

General. All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their common shares in accordance with the Memorandum and Articles of Association.

Dividends. The holders of our common shares are entitled to such dividends as may be declared by our board of directors. Our articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each common share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case an advance notice of at least 120 clear days is required for the convening of our annual general meeting and other general meetings by requisition of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the common shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Common Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any common share irrespective of whether the shares is fully paid or the Company has no lien over it. If our board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of this offering, we intend to waive our right to refuse transfers of any common shares. The registration of transfers may, after compliance with any notice required of the stock exchange on which our shares are listed, be suspended at such times and for such periods as our board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as our board of directors may determine.

Calls on Common Shares and Forfeiture of Common Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Common Shares. The Companies Law and our memorandum of association permit us to purchase our own shares. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Law have been satisfied, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records. Holders of our common shares have no general right under our articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our memorandum of association authorizes our board of directors to issue additional common shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series to be issued;

●	the number of shares of the series;

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●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of common shares.

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Articles of Association – Exclusive Forum Provision

Our Articles of Association provides that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Companies Law, the Memorandum of Association of the Company or the Articles of Association of the Company, and (iv) any action asserting a claim against the Company in respect of shareholders’ rights as shareholders or distributions of dividends. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court, including a Cayman Islands court, could find these provisions of our Articles of Association to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Law subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

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In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our articles of association allow our shareholders holding not less than 40% of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Law but our articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

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Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. The Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common shares in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares that may be sold in the future.

Upon the completion of this offering, we will have outstanding 13,290,000 shares (or 13,590,000 shares assuming that the underwriters’ over-allotment option is exercised in full). All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

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Lock-Up

We and our executive officers and directors have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our common shares, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is [twelve] months (subject to extension) after the date of this prospectus, except with the prior written consent of Benchmark on behalf of the underwriters. Benchmark in its sole discretion on behalf of the underwriters, may release any of the securities subject to these lock-up agreements at any time without notice. The lock-up period may be extended in the circumstances described under “Underwriting.”

Rule 144

Common shares held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after our Form F-1 Registration Statement becomes effective, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of common shares then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

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Material PRC Income Tax Considerations

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to a PRC income tax on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company may be considered a resident enterprise and may therefore be subject to a PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

If the PRC tax authorities determine that CLPS Incorporation or any of our subsidiaries outside of China is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, CLPS Incorporation or any of our subsidiaries outside of China may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax.

If CLPS Incorporation or any of our subsidiaries outside of China were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that it receives from its PRC operating subsidiary (assuming such dividends were considered sourced within the PRC) (1) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC — Hong Kong Tax Treaty”) were applicable, or (2) if such treaty does not apply (i.e., because the PRC tax authorities may deem the Hong Kong enterprise to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to its shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends we pay to its non-PRC shareholders that are not PRC tax “resident enterprises” and gains derived by them from transferring our common shares or warrants, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, we may be required to withhold the 10% PRC tax on any dividends paid to its non-PRC resident shareholders. Our non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of common shares or warrants in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain. If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

General

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our common shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

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If a beneficial owner of our shares is not described as a U.S. Holder in one of the four bullet points above and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Common Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular holder of our shares based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers who have elected mark-to-market accounting;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

●	persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

●	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such shares will be in U.S. dollars.

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We have not sought, and will not seek, a ruling from the Internal Revenue Service (or “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Common Shares

Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company (or “PFIC”), rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our common shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such common shares.

With respect to corporate U.S. Holders, dividends on our shares will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, dividends on our shares may be taxed at the lower applicable long-term capital gains rate (see “— Taxation on the Disposition of Common Shares” below) provided that (1) our common shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the “U.S.-PRC Tax Treaty,” (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. U.S. Holders should consult their own tax advisors regarding the tax treatment of any dividends paid with respect to our common shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our common shares, such U.S. Holder may be entitled to a reduced rate of PRC tax under the U.S-PRC Tax Treaty. In addition, such PRC taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Common Shares

Upon a sale or other taxable disposition of our common shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common shares. Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common shares exceeds one year. The deductibility of capital losses is subject to various limitations. If PRC taxes would otherwise apply to any gain from the disposition of our common shares by a U.S. Holder, such U.S. Holder may be entitled to a reduction in or elimination of such taxes under the U.S.-PRC Tax Treaty. Any PRC taxes that are paid by a U.S. Holder with respect to such gain may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations that could reduce or eliminate the available tax credit). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

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Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Based on our current composition and assets, we do not expect to be treated as a PFIC under the current PFIC rules. Our PFIC status, however, will not be determinable until after the end of each taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (or “QEF”), election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) common shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its common shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the common shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our common shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our common shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our common shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of a PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held common shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our common shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our common shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its common shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its common shares at the end of its taxable year over the adjusted basis in its common shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common shares over the fair market value of its common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our common shares under their particular circumstances.

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If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made). The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our common shares should consult their own tax advisors concerning the application of the PFIC rules to our common shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Common Shares

Dividends paid to a Non-U.S. Holder in respect to its common shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares, unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

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Individual U.S. Holders may be required to report ownership of our common shares and certain related information on their individual federal income tax returns in certain circumstances. Generally, this reporting requirement will apply if (1) the common shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution” or (2) the common shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds US$50,000 during a taxable year. For avoidance of doubt, this reporting requirement should not apply to common shares held in an account with a U.S. brokerage firm. Failure to comply with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply, and U.S. Holders of our common shares are advised to consult with their own tax advisors concerning all such reporting requirements.

ENFORCEABILITY OF CIVIL LIABILITIES

We incorporated in the Cayman Islands in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following: (1) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Vcorp Services, LLC, located at 25 Robert Pitt Drive, Suite 204, Monsey, NY 10952, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Hansen & Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

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Hansen & Partners has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with The Benchmark Company, LLC as representative for the underwriters in this offering. Each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of common shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of common shares
The Benchmark Company, LLC
Cuttone & Co., LLC
Total

The underwriting agreement will provide that the underwriters are obligated to purchase all of the common shares offered by this prospectus, other than those covered by the over-allotment option, if any common shares are purchased. The underwriters are offering the common shares when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the SEC.

The representative of the underwriters has advised us that the underwriters propose to offer our common shares to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $[●] per share. The underwriters and selected dealers may re-allow a concession to other dealers, including the underwriters, of not more than $[●] per share. After completion of the public offering of the common shares, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 300,000 common shares on the same terms as the other shares being purchased by the underwriters from us, underwriting discounts and commissions to cover over-allotments, if any. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional offered securities in proportion to each of their commitments set forth in the prior table.

Underwriters’ Compensation

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

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Discount

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.

We have agreed to sell the common shares to the underwriters, (i) with respect to sales of common shares to investors introduced by the underwriters in this offering, at the initial offering price of $[●] per share, which represents the initial public offering price of the common shares of common stock set forth on the cover page of this prospectus less a 6.5% underwriting discount; and (ii) with respect to sales of common shares to investors introduced by Company in this offering, at the initial offering price of $[●] per share, which represents the initial public offering price of the common shares of common stock set forth on the cover page of this prospectus less a 4% underwriting discount.

The following table shows the per share price and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 300,000 additional common shares.

			Total Without Exercise of	Total With Exercise of
	Per Common share	Per Warrant	Over-allotment option	Over-allotment option
Discounts & commissions
Non-accountable expense allowance
Net proceeds to us

Expense Reimbursement

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 0.5% of the gross proceeds received in this offering. In addition to the 0.5% non-accountable expense allowance, we have also agreed to pay or reimburse the underwriters for certain of the underwriters’ out-of-pocket expenses relating to the offering, including all reasonable fees and expenses of the underwriters’ outside legal counsel, which shall not exceed $75,000 ($10,000 of which was already paid). All fees already paid shall be reimbursable to us to the extent not actually incurred. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $9.8 million.

Warrants

Upon the closing of this offering, we have agreed to sell to the underwriters a warrant to purchase: (i) up to 5% of the number of common shares sold to investors introduced by the underwriters in this offering; and (ii) up to 3% of the number of common shares issued to investors identified by us in this offering. The warrant will be exercisable at a per share and warrant exercise price equal to 120% of the public offering price per common share and warrant sold pursuant to this offering, subject to standard anti-dilution adjustments for share splits and similar transactions. The warrant will be exercisable at any time, and from time to time, in whole or in part, during the period from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrant is also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). Except as permitted by Rule 5110(g)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales under this prospectus. Although the warrants and the underlying common shares have been registered in the registration statement of which this prospectus forms a part, we have also agreed on only one occasion to register all of such underlying common shares at such time as we become eligible to file a resale registration statement on Form F-3. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants, and shall expire on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.

In May     , 2018, we placed an escrow fund in the amount of USD $200,000 in an escrow account to be released to the underwriters in the connection with the payments of our indemnification pursuant to the underwriting agreement. The escrow account will remain in place for a period of 18 months.

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Lock-up Agreements

We have agreed with the underwriters that we will not, without the prior consent of The Benchmark Company, LLC, as representative of the underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any common shares or securities convertible into, exchangeable or exercisable for any common shares (excluding the exercise of certain warrants and or options currently outstanding and exercisable) for a period of [twelve] months after the date of this prospectus.

In addition, each of our executive officers and directors and 5% or more holders of all of our common shares and warrants outstanding prior to the effective date of this offering, have agreed with the underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any common shares or securities convertible into, exchangeable or exercisable for any common shares, without the prior written consent of The Benchmark Company, LLC, as representative of the underwriters, for a period of six months after the date of this prospectus.

Stabilization

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may over-allot in connection with this offering by selling more common shares than they are obligated to purchase under the underwriting agreement, creating a short position in our common shares. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common of stock over-allotted by the underwriters is not greater than the number of common shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of common shares involved is greater than the number of common shares in the over-allotment option. To close out a short position or to stabilize the price per share of our common shares the underwriters may bid for, and purchase, common shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common share available for purchase in the open market as compared to the price at which it may purchase common shares through the over-allotment option. If the underwriters sell more than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, common shares in market making transactions, including “passive” market making transactions as described below.

The foregoing transactions may stabilize or maintain the market price of our common shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in common shares on the Nasdaq Capital Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act of 1934. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common share and or warrants in excess of the highest independent bid price by persons who are not passive market makers; net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common share during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common shares offered.

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Participation in Future Offerings

Until twelve months from the closing of the offering, the underwriters shall have a right of first refusal to act on our behalf as lead or managing underwriters or exclusive financial advisors for any offering of securities, merger, acquisition or similar transaction.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common shares. The public offering price of the common shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the common shares were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The experience and skills of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares can be resold at or above the public offering price.

Listing

The common shares have been approved for listing on The Nasdaq Capital Market under the symbol “CLPS”.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

The underwriters have informed us that they do not expect to confirm sales of our common shares offered by this prospectus to any accounts over which they exercise discretionary authority.

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Selling Restrictions Outside the United States

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations . Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the common shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our common shares be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan, the Republic of China

The common shares have not been and will not be registered with the Financial Supervisory Commission of (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

109

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$1,669.41
FINRA filing fee	$650
NASDAQ listing fee	$55,000
Underwriters out-of-pocket expenses (due diligence, etc.)	$92,580
Legal fees and expenses for Benchmark counsel	$75,000
Legal fees and expenses for Cayman Islands counsel	$44,500
Legal fees and expenses for U.S. counsel	$270,000
Accounting fees and expenses	$25,000
Investor relations fees and expenses	$36,000
Website fees and expenses	$20,000
Financial advisor fees and expenses	$60,000
Printing fees and expenses*	$42,900
Transfer agent and registrar fees and expenses*	$500
Total	$723,568.22

* Estimates

LEGAL MATTERS

Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by Schiff Hardin LLP. The validity of the shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Hansen & Partners of People’s Republic of China. Hunter Taubman Fischer & Li LLC has acted as counsel for the underwriters with respect to this offering.

EXPERTS

Financial statements as of June 30, 2017 and 2016, respectively, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Friedman LLP an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

110

CLPS INCORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

F-1

CLPS INCORPORATION

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

CLPS Incorporation

We have audited the accompanying consolidated balance sheets of CLPS Incorporation and Subsidiaries (collectively, the “Company”) as of June 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CLPS Incorporation and Subsidiaries as of June 30, 2017 and 2016, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, New York

December 8, 2017, except for Notes 1, 2, 17, and 18 which are dated March 27, 2018

F-3

CLPS INCORPORATION

CONSOLIDATED BALANCE SHEETS

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,814,568	$5,277,196	$4,659,037
Accounts receivable, net	6,644,774	4,373,489	10,813,479
Prepayments, deposits and other assets, net	578,391	260,156	952,494
Prepaid income tax	169,557	-	134,559
Amount due from related parties	118,006	-	60,136
Total Current Assets	12,325,296	9,910,841	16,619,705

Property and equipment, net	273,347	326,820	417,026
Intangible assets, net	305,464	-	291,384
Goodwill	195,080	-	203,265
Prepayments, deposits and other assets, net	123,783	114,248	121,405
Long-term investment	-	45,141	-
Deferred tax assets, net	298,953	74,479	200,614
Total Assets	$13,521,923	$10,471,529	$17,853,399

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	239,165	58,593	526,861
Short-term bank loans	-	-	753,116
Tax payables	640,864	428,675	688,117
Deferred revenue	110,631	-	127,211
Customer deposits	97,740	49,612	779,219
Salaries and benefits payable	5,392,434	4,578,928	7,190,519
Amounts due to related parties	1,729,791	1,148,197	920,373
Total Current Liabilities	8,210,625	6,264,005	10,985,416

Commitments and Contingencies

Shareholders’ Equity
Common share, $0.0001 par value; 100,000,000 shares authorized; 11,290,000 shares issued and outstanding as of June 30, 2017 and 2016 and December 31, 2017 *	1,129	1,129	1,129
Additional paid-in capital	7,120,943	7,120,943	7,120,943
Statuary reserves	680,671	418,722	905,553
Accumulated deficit	(2,521,285)	(2,984,943)	(1,414,838)
Accumulated other comprehensive loss	(447,270)	(352,361)	(236,819)

Total CLPS Incorporation’s Shareholders’ Equity	4,834,188	4,203,490	6,375,968

Non-controlling Interests	477,110	4,034	492,015

Total Shareholders’ Equity	5,311,298	4,207,524	6,867,983

Total Liabilities and Shareholders’ Equity	$13,521,923	$10,471,529	$17,853,399

*The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CLPS INCORPORATION

CONSOLIDATED statements of INCOME AND COMPREHENSIVE INCOME

	For the years ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)

Revenues	$31,361,976	$29,024,178	$22,199,995	$14,323,938
Less: Cost of revenues	(18,669,812)	(17,463,416)	(13,341,978)	(8,483,897)
Gross profit	12,692,164	11,560,762	8,858,017	5,840,041

Operating expenses:
Selling and marketing	1,206,493	413,016	1,132,931	282,618
Research and development	4,232,788	5,579,058	3,562,988	2,006,766
General and administrative	5,647,790	4,955,037	3,064,232	3,032,589
Total operating expenses	11,087,071	10,947,111	7,760,151	5,321,973
Income from operations	1,605,093	613,651	1,097,866	518,068
Subsidies and other income	508,187	1,446,408	366,798	455,009
Other expense	(10,469)	(5,935)	(13,213)	(2,146)

Income before income tax	2,102,811	2,054,124	1,451,451	970,931
Provision (benefit) for income taxes	(118,546)	269,153	126,060	(54,042)
Net income	2,221,357	1,784,971	1,325,391	1,024,973
Less: Net income (loss) attributable to non-controlling interests	173,912	(41,141)	(5,938)	(475)
Net income attributable to CLPS Incorporation’s shareholders	$2,047,445	$1,826,112	$1,331,329	$1,025,448

Other comprehensive (loss) income
Foreign currency translation (loss) gain	$(93,177)	$(387,100)	$231,224	$(233,825)
Less: foreign currency translation gain (loss) attributable to Non-controlling interests	1,732	(1,471)	20,773	(7,049)
Other comprehensive (loss) income attributable to CLPS Incorporation’s shareholders	$(94,909)	$(385,629)	$210,451	$(226,776)

Comprehensive income
CLPS Incorporation shareholders	$1,952,536	$1,440,483	$1,541,780	$798,672
Non-controlling interests	175,644	(42,612)	14,835	(7,524)
	$2,128,180	$1,397,871	$1,556,615	$791,148

Basic and diluted earnings per common share *	$0.16	$0.18	$0.12	$0.09
Weighted average number of share outstanding – basic and diluted	11,290,000	11,290,000	11,290,000	11,290,000

*	The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CLPS INCORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
					Retained	Other
			Additional		Earnings	Comprehensive	Non-
	Common Share		Paid-in	Statutory	(Accumulated	Income	controlling
	Shares*	Amount*	Capital	Surplus	Deficit)	(Loss)	interest	Total
Balance at July 1, 2015	11,290,000	$1,129	$2,696,377	$540,967	$2,639,885	$33,268	$1,515	$5,913,141
Shareholder’s contribution	-	-	3,377,813	-	-	-	-	3,377,813
Recapitalization of Shanghai CLPS	-	-	1,051,952	(551,684)	(500,268)	-	-	-
Non-controlling shareholders’ contribution	-	-	-	-	-	-	46,919	46,919
Repurchase of Non-controlling interest	-	-	(5,199)	-	-	-	(1,788)	(6,987)
Dividends declared	-	-	-	-	(6,521,233)	-	-	(6,521,233)
Net income for the year	-	-	-	-	1,826,112	-	(41,141)	1,784,971
Appropriation of statutory reserve	-	-	-	429,439	(429,439)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	(385,629)	(1,471)	(387,100)
Balance at June 30, 2016	11,290,000	$1,129	$7,120,943	$418,722	$(2,984,943)	$(352,361)	$4,034	$4,207,524
Non-controlling shareholders’ contribution	-	-	-	-	-	-	6,438	6,438
Non-controlling interest through acquisition	-	-	-	-	-	-	290,994	290,994
Dividend declared	-	-	-	-	(1,321,838)	-	-	(1,321,838)
Net income for the year	-	-	-	-	2,047,445	-	173,912	2,221,357
Appropriation of statutory reserve	-	-	-	261,949	(261,949)	-	-	-
Foreign currency translation adjustments	-	-	-			(94,909)	1,732	(93,177)
Balance at June 30, 2017	11,290,000	$1,129	$7,120,943	$680,671	$(2,521,285)	$(447,270)	$477,110	$5,311,298
Non-controlling interest through acquisition	-	-	-	-	-	-	70	70
Net income for the period	-	-	-	-	1,331,329	-	(5,938)	1,325,391
Appropriation of statutory reserve	-	-	-	224,882	(224,882)	-	-	-
Foreign currency translation adjustments	-	-	-		-	210,451	20,773	231,224
Balance at December 31, 2017 (Unaudited)	11,290,000	$1,129	$7,120,943	$905,553	$(1,414,838)	$(236,819)	$492,015	$6,867,983

*	The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CLPS INCORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,221,357	$1,784,971	$1,325,391	$1,024,973
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	143,626	54,105	102,365	71,778
Deferred tax (benefit) provision	(221,114)	(96,713)	109,116	(124,663)
Provision for doubtful accounts	86,463	5,223	1,908	60,787
Changes in assets and liabilities
Accounts receivable	(2,410,155)	1,053,207	(4,168,705)	(1,474,414)
Prepayment, deposits and other assets	(357,761)	417,190	(303,637)	(348,107)
Prepaid income tax	(168,825)	-	(34,998)	25,880
Accounts payable and other current liabilities	52,574	27,152	287,696	225,277
Taxes payable	219,672	208,772	47,253	(71,010)
Deferred revenue	110,153	-	16,580	-
Customer deposits	48,892	51,194	681,479	406,488
Salaries and benefits payable	899,462	957,167	1,798,085	943,076
Net cash provided by (used in) operating activities	624,344	4,462,268	(137,467)	740,065

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(62,518)	(327,768)	(219,693)	(30,380)
Payment for business acquisition	(349,617)	-	-	-
Cash acquired from acquisition	266,856	-	-	266,856
Disposition (acquisition) of long term investment	44,061	(46,580)	-	-
Net cash (used in) provided by investing activities	(101,218)	(374,348)	(219,693)	236,476

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	-	-	2,243,570	-
Repayment of short-term bank loans	-	-	(1,505,752)	-
Capital contribution by shareholders	-	2,135,673	-	-
Non-controlling interest shareholder’s contribution	6,438	46,919	-	6,438
Purchase of non-controlling interest	-	(6,987)	-	-
Restricted cash	-	155,267	-	-
Amounts due from related parties	-	2,491,794	57,870	(14,162)
Amounts due to related parties	(102,754)	77,590	(209,251)	177,956
Dividend paid	(736,436)	(5,279,093)	(600,167)	-
Net cash (used in) provided by financing activities	(832,752)	(378,837)	(13,730)	170,232

Effect of exchange rate changes	(153,002)	(227,771)	215,359	(120,034)

Net (decrease) increase in cash	(462,628)	3,481,312	(155,531)	1,026,739
Cash and cash equivalents, beginning of period	5,277,196	1,795,884	4,814,568	5,277,196

Cash and cash equivalents, end of period	$4,814,568	$5,277,196	$4,659,037	$6,303,935

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income tax paid	$335,143	$285,019	$131,826	$133,111
Interest paid	$-	$-	$14,681	$-

Non-Cash Transactions of Investing and Financing Activities
Dividend payable included in due to related parties	$585,402	$-	$-	$-
Payable for business acquisition	$128,371	$-	$26,750	$468,742
Dividend contributed to capital	$-	$1,242,140	$-	$-
Capital contribution from non-controlling shareholders	$-	$-	$70	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

CLPS Incorporation (“CLPS” or the “Company”), is a company that was established under the laws of the Cayman Islands on May 11, 2017 as a holding company. The Company, through its subsidiaries, designs, builds, and delivers IT services, solutions and product services. The Company customizes its services to specific industries with customer service teams typically based on-site at the customer locations. The Company’s solutions enable its clients to meet the changing demands in an increasingly global, internet-driven, and competitive marketplace. Mr. Xiao Feng Yang, the Company’s Chairman of the Board and President, together with Mr. Raymond Ming Hui Lin, the Company’s Chief Executive Officer (“CEO”) are the controlling shareholders of the Company. (the “controlling shareholder”).

Reorganization

CLPS Incorporation (“CLPS” or the “Company”), is a company that was established under the laws of the Cayman Islands on May 11, 2017 as a holding company. The Company, through its subsidiaries, designs, builds, and delivers IT services, solutions and product services. The Company customizes its services to specific industries with customer service teams typically based on-site at the customer locations. The Company’s solutions enable its clients to meet the changing demands of an increasingly global, Internet-driven, and competitive marketplace. Mr. Xiao Feng Yang, the Company’s Chairman and President, together with Mr. Raymond Ming Hui Lin, the Company’s Chief Executive Officer (“CEO”) are the controlling shareholders of the Company (the “Controlling shareholders”).

A reorganization of the legal structure was completed on November 2, 2017. The reorganization involved the incorporation of CLPS, a Cayman Islands holding company; Qinheng Co., Limited (“Qinheng”) and Qiner Co., Limited (“Qiner”), two holding companies established in Hong Kong, and Shanghai Qincheng Information Technology Co., Ltd (“CLPS QC” or “WOFE”) established in the People’s Republic of China (“PRC”); and the transfer of ChinaLink Professional Service Co., Ltd (“CLPS Shanghai”) from the controlling shareholders to CLPS QC.

Prior to the reorganization, CLPS Shanghai’s equity interests were 100% controlled by the same group of the controlling shareholders of CLPS.

CLIVST and FDT-CL are subsidiaries of Qinheng. JQ Technology Co., Limited (“JQ”) and JIALIN Technology Limited (“JL”) are subsidiaries of Qiner since October 17, 2017. CLPS Dalian Co., Ltd (“CLPS Dalian”), CLPS Ruicheng Co., Ltd (“CLPS RC”), CLPS Beijing Hengtong Co., Ltd (“CLPS Beijing”), CLPS TECHNOLOGY (SINGAPORE) PTE.LTD (“CLPS SG”), CLPS TECHNOLOGY (AUSTRALIA) PTY LTD (“CLPS AU”), CLPS Technology (Hong Kong) Co., Limited (“CLPS Hong Kong”), Judge (Shanghai) Co., Ltd (“Judge China”), Judge (Shanghai) Human Resource Co., Ltd (“Judge HR”), CLPS Shenzhen Co., Ltd (“CLPS Shenzhen”) and CLPS Guangzhou Co., Ltd (“CLPS Guangzhou”) are all subsidiaries of CLPS Shanghai.

On November 2, 2017, the controlling shareholders transferred their 100% ownership interest in CLPS Shanghai to CLPS QC and Qiner, which are 100% owned by Qinheng and CLPS. On October 31, 2017, the controlling shareholders transferred 100% of their equity interests in Qiner to CLPS. After the reorganization, CLPS owns 100% equity interests of the entities mentioned above. On December 7, 2017, the Board of Directors approved an amendment of the article association of CLPS and a nominal share issuance to the existing shareholders. As a result, the existing shareholders own the same percentage of ownership in CLPS as their ownership interests in CLPS Shanghai prior to the reorganization.

Since the Company and its subsidiaries are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

F-8

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS - continued

Reorganization - continued

Upon the reorganization, the Company has subsidiaries in PRC, Hong Kong, Taiwan, British Virgin Islands, Australia and Singapore. Details of the subsidiaries of the Company are set out below:

Name of Entity	Date of Incorporation/ acquisition	Place of Incorporation	% of Equity Ownership		Principal Activities
CLPS Incorporation (“CLPS” or the “Company”)	Incorporated on May 11, 2017	Cayman Islands	Parent		Holding Company
Qinheng Co., Limited (“Qinheng”)	Incorporated on June 9, 2017	Hong Kong, China	100%	Consolidated subsidiary	Holding Company
Qiner Co., Limited (“Qiner”)	Incorporated on April 21, 2017	Hong Kong, China	100%	Consolidated subsidiary	Holding Company
Shanghai Qincheng Information Technology Co., Ltd (“CLPS QC” or “WOFE”)	Incorporated on August 4, 2017	Shanghai, China	100%	Consolidated subsidiary	Holding Company
ChinaLink Professional Service Co., Ltd (“CLPS Shanghai”)	Incorporated on August 30, 2005	Shanghai, China	100%	Consolidated subsidiary	Software development
CLPS Dalian Co., Ltd (“CLPS Dalian”)	Incorporated on May 25, 2011	Dalian, China	100%	Consolidated subsidiary	Software development
CLPS Ruicheng Co., Ltd (“CLPS RC”)	Incorporated on June 26, 2013	Shanghai, China	100%	Consolidated subsidiary	Software development
CLPS Beijing Hengtong Co., Ltd (“CLPS Beijing”)	Incorporated on March 30, 2015	Beijing, China	70% owned by CLPS Shanghai and 30% owned by unrelated individual shareholders	Consolidated subsidiary	Software development
CLPS TECHNOLOGY (SINGAPORE) PTE.LTD (“CLPS SG”)	Incorporated on August 18, 2015	Singapore	100%	Consolidated subsidiary	Software development
CLPS TECHNOLOGY (AUSTRALIA) PTY LTD (“CLPS AU”)	Incorporated on November 10, 2015	Australia	100%	Consolidated subsidiary	Software development
CLPS Technology (Hong Kong) Co., Limited (“CLPS Hong Kong”)	Incorporated on January 7, 2016	Hong Kong, China	80% owned by CLPS Shanghai and 20% owned by unrelated individual shareholders	Consolidated subsidiary	Software development
Judge (Shanghai) Co., Ltd (“Judge China”)	Acquired on November 9, 2016	Shanghai, China	60% owned by CLPS Shanghai and 40% owned by an unrelated Company;	Consolidated subsidiary	Software development
Judge (Shanghai) Human Resource Co., Ltd (“Judge HR”)	Acquired on November 9, 2016	Shanghai, China	70% owned by Judge China and 30% owned by an unrelated company	Consolidated subsidiary	Software development
CLPS Shenzhen Co., Ltd (“CLPS Shenzhen”)	Incorporated on April 7, 2017	Shenzhen, China	70% owned by CLPS Shanghai and 30% owned by CLPS Hong Kong	Consolidated subsidiary	Software development
CLPS Guangzhou Co., Ltd(“CLPS Guangzhou”) *	Incorporated on September 27, 2017	Guangzhou, China	100%	Consolidated subsidiary	Software development
Tianjin Huanyu Qinshang Network Technology Co., Ltd (“Huan Yu”) *	Incorporated on September 27, 2017	Tianjin, China	30%	Equity investment	Network technology
CLIVST Ltd. (“CLIVST”) *	Incorporated on July 25, 2017	British Virgin Islands	100%	Consolidated subsidiary	Holding Company
FDT-CL Financial Technology Services Limited (“FDT-CL”) *	Incorporated on October 24, 2017	Hong Kong, China	52% owned by CLIVST, 48% owned by an unrelated individual	Consolidated subsidiary	Software development
JQ Technology Co., Limited(“JQ”) *	Acquired on October 17, 2017	Hong Kong, China	55% owned by Qiner, 45% owned by an unrelated individuals	Consolidated subsidiary	Software development
JIALIN Technology Limited (“JL”) *	Acquired on October 17, 2017	Taiwan	100% owned by JQ	Consolidated subsidiary	Software development

*	Entities incorporated or acquired subsequent to June 30, 2017 are included in the Company’s unaudited condensed consolidated financial statement for the six months ended December 31, 2017.

F-9

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and requirements of the Securities Exchange Commission (“SEC”).

The accompanying consolidated financial statements include the financial statements of CLPS, Qinheng, Qiner, CLPS QC, CLPS Shanghai, CLPS Beijing, CLPS RC, CLPS Dalian, CLPS AU, CLPS SG, CLPS Hong Kong, CLPS Shenzhen, Judge China, Judge HR, CLIVST, CLPS Guangzhou, FDT-CL, JQ and JL. All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates and Assumptions

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, valuation of accounts receivable, prepayments, deposits and other assets, useful lives of property and equipment, intangible assets, goodwill impairment, the impairment of long-lived assets, provision for contingent liabilities, revenue recognition, accrued expenses and other current liabilities and realization of deferred tax assets. Actual results could differ from those estimates.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, other receivables and other current assets, accounts payable, customer deposits, accrued expenses and other current liabilities approximates their recorded values due to their short-term maturities.

F-10

CLPS INCORPORATION

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Cash and cash equivalents

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of its bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Accounts receivable

Accounts receivable are recorded at original invoice. The Company determines the adequacy of a reserve for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Prepayments, deposit and other assets

Prepayment, deposit and other assets primarily consists of advances to suppliers for purchasing goods or services that have not been received or provided and advances to employees. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired.

Deferred  contract costs

Deferred contract costs represent costs incurred in advance of revenue recognition arising from direct and incremental staff costs in respect of the fixed fee contracts according to the customer’s requirements prior to the delivery of services, and such deferred costs will be recognized upon the recognition of the related revenue.

Long term investment

Investee companies over which the Company has the ability to exercise significant influence, but does not have a controlling interest are accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting shares of the investee between 20% and 50%, and other factors, such as representation in the investee’s Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

F-11

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Business combination

Business combinations are recorded using the business acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired.

Non-controlling interests

The non-controlling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interests in the results of the Company are presented on the face of the consolidated statement of income and comprehensive income as an allocation of the total income or loss for the year between non-controlling interest holders and the shareholders of the Company.

Property and Equipment, net

Property and equipment, net, are stated at cost less accumulated depreciation and amortization. The straight-line method is used to compute depreciation and amortization over the estimated useful lives of the assets, as follows:

Useful life
Leasehold improvement	the shorter of lease terms or the estimated useful lives
Machinery equipment	5–10 years
Transportation vehicles	5 years
Office equipment and furniture	5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is charged to the statement of income.

Intangible assets with definite lives

Intangible assets, other than goodwill, are initially measured and recorded at their fair values. Intangible assets primarily consists of customer contacts acquired by Judge China.  Customer contacts are amortized using the estimated attrition pattern which is estimated over 10 years.

F-12

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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Goodwill

Goodwill represents the excess of the consideration over the fair value of the net assets acquired at the date of acquisition. Goodwill is not amortized but rather tested for impairment at least annually at the reporting unit level by applying a fair-value based test in accordance with accounting and disclosure requirements for goodwill and other indefinite-lived intangible assets. This test is performed by management annually or more frequently if the Company believes impairment indicators are present. Goodwill was allocated to the one reporting unit as of June 30, 2017 and December 31, 2017.

Impairment of long-lived assets

The Company reviews its long-lived assets, other than goodwill including property and equipment and intangible assets with definite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying values of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Company would recognize an impairment loss based on the excess of the carrying value over the assessed discounted cash flow amount.

Impairment of goodwill

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the option to assess qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantities impairment test described below is required. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

F-13

CLPS INCORPORATION

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Revenue Recognition

The Company provides a comprehensive range of IT services and solutions, which primarily are on a time-and-expense basis, or fixed-price basis.

Revenue is considered realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.

Time-and-expense basis contracts

Revenues from time-and-expense basis contracts are recognized as the related services are rendered assuming all other basic revenue recognition criteria are met. Under time-and-expense basis contracts, the Company is reimbursed for actual hours incurred at pre-agreed negotiated hourly billing rates. Clients may terminate the contracts at any time before the work is completed but are obligated to pay the actual service hours incurred through the termination date at the contract billing rate.

Fixed-price basis contracts

Revenues from fixed-price customized solution contracts require the Company to perform services for systems design, planning and integrating based on customers’ specific needs which requires significant production and customization. The required customization work period is generally less than one year. Upon delivery of the services, customer acceptance is generally required. In the same contract, the Company is generally required to provide post-contract customer support (“PCS’) for a period from three months to one year (“PCS period”) after the customized application is delivered. The type of service for PCS clause is generally not specified in the contract or stand-ready service on when-and-if-available basis.

The Company determines there are following separated service elements in the fixed-fee customized solution contract:

1.	Solution development service and

2.	PCS

3.	Specific service such as training, if applicable

For multiple-element arrangements that include application customized services and PCS as well as specific service component, if applicable, the Company allocates contract revenue to all deliverables based on their relative selling prices. The Company uses a hierarchy to determine the selling price to be used for allocating revenue to the deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of the selling price (“TPE”) and (iii) best estimate of the selling price (“BESP”). The Company uses VSOE of selling price in the selling price allocation in all instances where it exists. VSOE of selling price for products and services is determined when a substantial majority of the selling prices fall within a reasonable range when sold separately. Otherwise, BESP is used because the Company’s customized application differs substantially from that of competitors, it is difficult to obtain the reliable standalone competitive pricing necessary to establish TPE. Accordingly, the Company uses its best estimate of selling prices of solution development service and PCS (and specific service if applicable) as the basis of revenue allocation. In estimating its selling price for solution development service and PCS (and specific service if applicable), the Company considers the internal estimated cost to provide such services adjusted by reasonable profit margin for similar arrangements, customer demand, and the historical pricing as significant factors to determine the BESP.

F-14

CLPS INCORPORATION

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Revenue Recognition (continued)

Revenue allocates to solution development service component is recognized using contract accounting in accordance with Accounting Standards Codification (“ASC”) 605-35-25. The revenue recognition for these contracts varies depending on the terms of the individual contracts, and may be recognized proportionally over the term of the contract or deferred until the end of the contract term and recognized when our obligations have been fulfilled with the customer. For contacts with development period within three months, the related revenue is recognized on the completed contract method. Otherwise, revenue is recognized as the service is performed using the percentage of completion method of accounting, under which the total value of revenue is recognized on the basis of the percentage that total labor cost to date bears to the total expected labor costs. The Company considers labor time, the input measurement, is the best available indicator of the pattern and timing in which contract obligations are fulfilled. The Company has a long history of providing these services resulting in its ability to reasonably estimate the service hours expected to be incurred and the progress toward completion on each fixed-price customized contract based on the proportion of service hours incurred to date relative to total estimated service hours at completion. Estimated contract costs are based on the budgeted service hours, which are updated based on the progress toward completion on a monthly basis. Pursuant to the contract terms, the Company has enforceable right on payments for the work performed. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. In instances where substantive acceptance provisions are specified in customer contracts, revenues are deferred until all acceptance criteria have been met.

The fixed-priced customized solution arrangement provides customers with rights to unspecified PCS, if and when available. These services grant the customers on line and telephone access to technical support personnel during the term of the service. The revenue allocated to unspecific PCS component is deferred and recognized on a straight-line basis over the PCS period. Revenue allocates to the specific PCS or other services is recognized as the related services are rendered.

To date, the Company has not incurred a material loss on any contracts. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated.

Differences between the timing of billings and the recognition of revenue based on various methods of accounting are recorded as deferred revenue.

Revenue includes reimbursements of travel and out-of-pocket expense, with equivalent amounts of expense recorded in cost of revenue. The Company reports revenues net of value added tax (“VAT”).  The Company’s subsidiaries in the PRC are subject to a 6% to 17% value added tax (“VAT”) and related surcharges on the revenues earned from providing services.

F-15

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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Research and development

Research and development incur in the development of new software modules and products, either as part of internally used software or in conjunction with anticipated customer projects.  Technological feasibility for the Company’s software products is reached before the products are released for sale.  To date, expenditures incurred after technological feasibility was established and prior to completion of software development have not been material, and accordingly, the Company has expensed all when incurred.

Government subsidies

Government subsidies mainly represent amounts granted by local government authorities as an incentive for companies to promote development of the local technology industry. The Company receives government subsidies related to government sponsored projects, and records such government subsidies as a liability when it is received. The Company records government subsidies as other income when there is no further performance obligation. Total government subsidies amounted to $385,448 and $1,282,882 for the years ended June 30, 2017 and 2016, respectively. Total government subsidies amounted to $332,070 and $388,099 for the six-month periods ended December 31, 2017 and 2016, respectively.

Advertising expenditures

Advertising expenditures are expensed as incurred and such expenses were minimal for the periods presented.  Advertising expenditures have been included as part of selling and marketing expenses.

Operating leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records the total expenses on a straight-line basis over the lease term.

Employee defined contribution plan

Full time employees of the Company in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on a certain percentage of the employee’s salaries. The Company has no legal obligation for the benefits beyond the contributions. The total amount was expensed as incurred.

F-16

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended June 30, 2017 and 2016 and for the six months ended December 31, 2017 and 2016. All of the tax returns of the Company’s subsidiaries in China remain subject to examination by the tax authorities for five years from the date of filing.

Value added tax (“VAT”)

Revenue represents the invoiced value of service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 17%, depending on the type of service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payable. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

F-17

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Foreign Currency Translation

The functional currencies of the Company are the local currency of the county in which the subsidiary operates. The Company’s financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Concentrations and Risks

-     Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

Our functional currency is the RMB, and our financial statements are presented in U.S. dollars. The RMB depreciated by 7.2% in fiscal year 2016 and further depreciated by 2.0% in fiscal 2017. The RMB appreciated by 4.0% for the six months ended December 31, 2017 and depreciated by 4.5% for the six months ended December 31, 2016. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect our financial results reported in the U.S. dollar terms without giving effect to any underlying changes in our business or results of operations. Currently, our assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

-     Concentration of credit risk

As of June 30, 2017 and 2016, $4,199,905 and $4,890,214 of the Company’s cash and cash equivalents was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of June 30, 2017, the Company had $130,614, $130,413 and $353,636 of cash and cash equivalents on deposit at financial institutions in Singapore, Australia and Hong Kong, respectively. As of June 30, 2016, the Company had $224,292, $136,914 and $25,776 of cash and cash equivalents on deposit at financial institutions in Singapore, Australia and Hong Kong, respectively.

As of December 31, 2017 and 2016, $ 4,384,139 and $ 5,967,797 of the Company’s cash and cash equivalents was on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of December 31, 2017, the Company had $ 47,432, $ 44,794, $134,880 and $ 47,792 of cash and cash equivalents on deposit at financial institutions in Singapore, Australia, Hong Kong and Taiwan, respectively.

F-18

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Concentrations and Risks (continued)

-     Significant customers

For the years ended June 30, 2017 and 2016, Citibank accounted for 38.6% and 59.2% of the Company’s total revenues, respectively. For the year ended June 30, 2017, Citibank accounted for 39.1% of the Company’s total accounts receivable balance. For the year ended June 30, 2016, Citibank and eBay accounted for 47.3% and 10.0% of the Company’s total accounts receivable balance.

For the six months ended December 31, 2017, Citibank accounted for 30.7% of the Company’s total revenues. For the six months ended December 31, 2016, Citibank and eBay accounted for 41% and 15.5% of the Company’s total revenues, respectively. For the six months ended December 31, 2017, Citibank accounted for 33.8% of the Company’s total accounts receivable balance. For the six months ended December 31, 2016, Citibank and eBay accounted for 41.6% and 14.0% of the Company’s total accounts receivable balance.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Risks and Uncertainties

The significant operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, may not be indicative of future results.

F-19

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company’s fiscal year beginning July 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 606 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. We are planning to adopt Topic 606 in the first quarter of our fiscal -2020 using the retrospective transition method, and are continuing to evaluate the impact our pending adoption of Topic 606 will have on our consolidated financial statements.  The Company’s current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09.  Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts.  While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In November 2015, the FASB issued ASU No. 2015-17 (“ASU 2015-17”), Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax liabilities and assets into current and noncurrent amounts in the consolidated balance sheet statement of financial position. The amendments in the update require that all deferred tax liabilities and assets be classified as noncurrent in the consolidated balance sheet. The amendments in this update are effective for fiscal years beginning after December 15, 2016, and interim periods therein and may be applied either prospectively or retrospectively to all periods presented. Early adoption is permitted. The Company elected to early adopt the ASU 2015-17 in 2016 on a retrospective basis. The adoption of ASU 2015-17 did not have material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on July 1, 2020. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

F-20

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued)

In August, 2016, the FASB issued a new pronouncement ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic. The ASU’s amendments add or clarify guidance on eight cash flow issues: (1)Debt prepayment or debt extinguishment costs; (2)Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) Contingent consideration payments made after a business combination; (4) Proceeds from the settlement of insurance claims; (5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) Distributions received from equity method investees; (7) Beneficial interests in securitization transactions; (8) Separately identifiable cash flows and application of the predominance principle. For public business entities, the guidance in the ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years assuming the Company will remain as emerging growth company at that date. Early adoption is permitted for all entities. Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

In October 2016, FASB issued ASU 2016-16, “Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” which amends the accounting for income taxes. The new guidance requires the recognition of the income tax consequences of an intra-entity asset transfer, other than transfers of inventory, when the transfer occurs. For intra-entity transfers of inventory, the income tax effects will continue to be deferred until the inventory has been sold to a third party. The ASU is effective for reporting periods beginning after December 15, 2017 assuming the Company will remain as emerging growth company at the date, with early adoption permitted. The new guidance is required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company is currently evaluating the effects, if any, that the adoption of this guidance will have on the Company’s consolidated financial position, results of operations and cash flows.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years assuming the Company will remain an emerging growth company at that date. Early adoption is permitted, including adoption in an interim period. The Company has not early adopted this update and it will become effective on July 1, 2017. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods assuming the Company will remain an emerging growth company at that date. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

F-21

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued)

In January 2017 the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” This new standard eliminates Step 2 from the goodwill impairment test. Instead, an entity should compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, which means that it will be effective for us in the first quarter of our fiscal year beginning July 1, 2020 assuming the Company still remains an emerging growth company at that date. Early adoption is permitted. The Company is currently evaluating the impact of our pending adoption of ASU 2017-04 on its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Scope of Modification Accounting, to provide guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the changes in terms or conditions. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017 assuming the Company still remains an emerging growth company at that date. Early adoption is permitted and application is prospective. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815). The guidance of Part I is to clarify accounting for certain financial instruments with down round feature in a financial instrument that reduces the strike price of an issued financial instrument if the issuer sells shares of its stock for an amount less than the currently stated strike price of the issued financial instrument or issues an equity-linked financial instrument with a strike price below the currently stated strike price of the issued financial instrument. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features. The amendments also recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. The amendments in Part I of ASU No. 2017-11 are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company has not early adopted this update and it will become effective on July 1, 2020. The Company is currently evaluating the impact of our pending adoption of ASU 2017-11 on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. The amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. ASU No. 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company has not early adopted this update and it will become effective on July 1, 2019. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10), to provide guidance to clarify recognition and measurement of financial assets and financial liabilities. The amendments clarify certain aspects of the guidance issued in ASU No. 2016-01. All entities may early adopt ASU No. 2018-03 for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, as long as they have adopted Update 2016-01. The Company has not early adopted this update and it will become effective on July 1, 2018. The Company is currently evaluating the impact of our pending adoption of ASU 2018-03 on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting statements, if recently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

F-22

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – BUSINESS ACQUISITION

Acquisition of Judge China

On November 9, 2016, CLPS Shanghai acquired 60% of Judge China and its 70% owned subsidiary Judge HR from Judge Company Asia Limited (“Judge Asia”) with the final purchase price of $480,061 (RMB 3.25 million). The Company funded the acquisition with cash and a payable to Judge Asia of $128,928 (RMB 0.9 million), of which $103,255 was subsequently offset with the Company’s receivables from Judge Asia. The Company believes that the acquisition will allow it to better manage opportunities and capitalize on the growth potential in the human resource related industries.

The transaction was accounted for as a business combination using the purchase method of accounting. The purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date. The purchase price allocation to assets acquired and liabilities assumed as of the date of acquisition was as follows:

Amounts
Cash acquired	$268,014
Accounts receivable	325,888
Prepayment and other receivable	67,570
Property and equipment, net	1,875
Intangible – customer relationship, net	339,883
Wages payable and accruals	(86,483)
Tax payables	(16,147)
Other payable and other current liabilities	(259,361)
Deferred tax liability	(65,264)
Non-controlling interests	(290,994)
Goodwill	195,080

Total consideration	$480,061

The intangible assets include customer contacts of $339,883, which was acquired by Judge China in 2013 with an estimated useful life of 10 years. The goodwill is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

Investment in JQ

On October 17, 2017, the Company acquired 55% of JQ equity interest, and its 100% owned subsidiary – JL in Taiwan for a cash consideration of approximately $0.07 million. As of the acquisition date, the assets of JQ were cash and other receivables and JQ and its subsidiary has no significant operating activities since inception. The estimated fair value of the assets acquired and liabilities assumed at the acquisition date was approximately the carrying value of the assets and liabilities based on the short-term nature of the assets acquired and liabilities assumed. The Company believes that this investment could offer new opportunities for operational synergies in the related markets.

F-23

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Trade accounts receivable	$6,753,891	$4,420,263	$10,885,607
Less: allowance for doubtful accounts	(109,117)	(46,774)	(72,128)
Accounts receivable, net	$6,644,774	$4,373,489	$10,813,479

Unbilled accounts receivable included in trade accounts receivable above amounted to $263,434 and Nil as of June 30, 2017 and 2016, respectively. Unbilled accounts receivable included in trade accounts receivable above amounted to $775,305 as of December 31, 2017.

Movement of the allowance for doubtful accounts is as follows:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Balance at the beginning of the period	$46,774	$48,654	$109,117
Provision for doubtful accounts	62,990	1,429	1,908
Write off for doubtful accounts	-	-	(42,631)
Foreign currency translation adjustments	(647)	(3,309)	3,734
Balance at end of period	$109,117	$46,774	$72,128

NOTE 5 – PREPAYMENTS, DEPOSITS AND OTHER ASSETS, NET

Prepayments, deposits and other assets consisted of the following:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Deferred contract costs	$263,065	$13,470	$421,102
Advances and deposits to suppliers	231,731	216,752	258,043
Prepaid expenses	179,384	58,732	282,631
Note receivable	21,813	-	49,961
Advances to employees	47,783	103,840	109,956
Less: allowance for doubtful accounts	(41,602)	(18,390)	(47,794)
	702,174	374,404	1,073,899
Less: Long term portion	(123,783)	(114,248)	(121,405)
Prepayments, deposits and other assets – current portion	$578,391	$260,156	$952,494

Movement of the allowance for doubtful accounts is as follows:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Balance at the beginning of the period	$18,390	$15,771	$41,602
Provision for doubtful accounts	23,473	3,794	4,446
Foreign currency translation adjustment	(261)	(1,175)	1,746
Balance at end of period	$41,602	$18,390	$47,794

NOTE 6 – LONG TERM INVESTMENT

In February 2016, the Company’s subsidiary CLPS Shanghai invested $45,141 (or RMB 300,000) in Guangzhou Rongzhuan Technology Co., Ltd (“Guangzhou Rongzhuan”) to acquire a 30% equity interest in Guangzhou Rongzhuan. The balance of 70% of the equity of Guangzhou Rongzhuan was held by three independent shareholders. Rongzhuan provides system training and software development business in Guangzhou, PRC. As the Company has the ability to exercise significant influence over the operating and financial decisions, the equity method was used to account for the investment. Due to Guangzhou Ronghuan’s slow business development, CLPS Shanghai in March 2017 sold its investment to the other existing shareholders of Guangzhou Rongzhuan at cost.

F-24

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Equipment	$386,590	$328,025	$516,300
Office Furniture	100,524	104,817	108,144
Automobiles	35,706	36,422	122,128
Leasehold improvement	66,157	67,485	78,342
Total	588,977	536,749	824,914
Less: accumulated depreciation and amortization	(315,630)	(209,929)	(407,888)
Property and equipment, net	$273,347	$326,820	$417,026

Depreciation expense was $109,356 and $54,105 for the years ended June 30, 2017 and 2016, respectively. Depreciation expense was $76,014 and $63,131 for the six months ended December 31, 2017 and 2016, respectively.

NOTE 8 – INTANGIBLE ASSETS, NET

Intangible assets consisted of customer contacts acquired by Judge China. Judge China was acquired by the Company on November 9, 2016 (Note 3).

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Customer contacts	$339,883	$-	$354,144
Less: accumulated amortization	(34,419)	-	(62,760)
Intangible assets, net	$305,464	$-	$291,384

Amortization expense was $34,270 for the year ended June 30, 2017. Amortization expense was $26,351 and $8,647 for the six months ended December 31, 2017 and 2016, respectively. Estimated future amortization expense is as follows:

Twelve months ending December 31,	Amortization expense
2018	$53,794
2019	53,794
2020	53,794
2021	53,794
2022	53,794
Remaining	22,414
Total	$291,384

F-25

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – GOODWILL

The changes in the carrying amount of goodwill were as follows:

	For the year ended June 30, 2017	For six months ended December 31, 2017
		(Unaudited)
Balance at the beginning of the period	$-	$195,080
Goodwill arising from acquisition of Judge China (Note 3)	194,237	-
Foreign currency translation adjustment	843	8,185
Balance at the end of the period	$195,080	$203,265

The Company performed its annual goodwill impairment review for the year ended June 30, 2017 and for the six months ended December 31, 2017, and determined there was no impairment as of June 30, 2017 and as of December 31, 2017.

NOTE 10 – SHORT-TERM BANK LOANS

Outstanding balances of short-term bank loans consisted of the following:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Loan from Bank of Communication, with an interest rate of 5.655% per annum due February 8, 2018	$-	$-	$753,116

On November 6, 2017, the Company entered into a revolving credit facility with Bank of Communication (“BC Credit Facility”) which permits the Company to borrow up to approximately $753,100 (RMB 5,000,000) during the period from October 9, 2017 to October 9, 2018. On February 8, 2018, the Company repaid the loan.

On February 8, 2018, the Company borrowed $775,047 (RMB 4,900,000) from Bank of Communication at an interest rate of 5.655% per annum and due on July 20, 2018.

On May 17, 2017, the Company entered into a revolving credit facility with China Merchants Bank (“CMB Credit Facility “) which permits the Company to borrow up to approximately $753,100 (RMB 5,000,000) during the period from May 17, 2017 to May 16, 2018. The CMB Credit Facility is guaranteed by the CEO and Chairman and President of the Company as joint guarantors.  During the six months ended December 31, 2017, the Company borrowed $1,505,752 (RMB 10,000,000) from CMB Credit Facility which was fully repaid as of December 31, 2017.

On January 3, 2018, the Company entered into an additional credit  facility with China Merchants Bank which permits the Company to borrow up to $1,111,712 (RMB 7,000,000) with an interest rate at 5.655% per annum expiring June 30, 2018.

In February 2018, the Company borrowed $1,906,193 (RMB 12,000,000) from China Merchants Bank. These loans are due in May and July 2018.

Interest expense was $14,681 and Nil for the six months ended December 31, 2017 and 2016, respectively.

F-26

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SALARIES AND BENEFITS PAYABLE

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Salaries and benefits payable	$5,392,434	$4,578,928	$7,190,519

Full time employees of the Company located in the PRC participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company accrued for these benefits based on certain percentages of the employees’ salaries. Wages and benefits payable included $2,349,795 and $2,360,272 accrued employer portion of social benefit payable to local government for the years ended June 30, 2017 and 2016, respectively. Wages and benefits payable included $2,569,719 accrued employer portion of social benefit payable to local government for the six months ended December 31, 2017.

NOTE 12 – RELATED PARTY TRANSACTIONS

The balances due to and due from related parties were as follows:

	As of June 30,		As of December 31,
	2017	2016	2017
			(Unaudited)
Due from related parties:
Non-controlling shareholder of CLPS Beijing	$14,751	$-	$-
Affiliates of non-controlling interest shareholder of Judge China*	103,255	-	60,136
Total	$118,006	$-	$60,136

* The amount was subsequently offset with the acquisition payable (Note 3)

Due to related parties
Shanghai Qisheng Co., Ltd (“Qisheng”), controlled by the Chairman of the Company	$7,080	$7,222	$-
Mr. Raymond Ming Hui Lin, CEO of the Company (i)	1,722,711	1,140,975	854,192
Non-controlling shareholder of JQ	-	-	66,116
Non-controlling interest shareholder of CLPS Beijing	-	-	65
Total	$1,729,791	$1,148,197	$920,373

(i)	Due to related parties mainly represents the unpaid bonus, dividends, wages and other benefit to the Company’s executives.

F-27

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – TAXES

(a)	Corporate Income Taxes (“CIT”)

CLPS was incorporated in the Cayman Islands as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Islands.

CLPS Hong Kong was established in Hong Kong and is subject to statutory income tax rate at 16.5%. CLPS SG are subject to Singapore income taxes at the rate of 17%.  CLPS AU was established in Australia and subject to corporate income tax at 30%. JL are subject to Taiwan income taxes at the rate of 17%.

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. CLPS Shanghai, the Company’s main operating subsidiary in PRC, has been approved as HNTEs in 2010 and reapproved in 2013 and 2016. The Company is entitled to a reduced income tax rate of 15% through November 2019. In addition, CLPS Dalian has qualified as a Software Enterprise company and enjoys a two-year income tax exemption starting from their first profitable year, followed by a reduced income tax rate of 12.5% for the subsequent three years.

EIT is typically governed by the local tax authority in China. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The impact of the tax holidays noted above decreased income taxes by $317,488 and $290,159 for the fiscal year 2017 and 2016, respectively. The benefit of the tax holidays on net income per share (basic and diluted) was $0.03 and $0.03 for the years ended June 30, 2017 and 2016, respectively.  The impact of the tax holidays noted above decreased income taxes by $166,596 and $155,809 for the six months ended December 31, 2017 and 2016, respectively. The benefit of the tax holidays on net income per share (basic and diluted) was $0.01 for the six months ended December 31, 2017 and 2016, respectively.

Income (loss) before income taxes

	For the years ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
PRC	$2,516,211	$2,297,424	$1,705,753	$1,122,323
Non-PRC	(413,400)	(243,300)	(254,302)	(151,392)
	$2,102,811	$2,054,124	$1,451,451	$970,931

The following table reconciles the statutory rate to the Company’s effective tax rate:

	For the years ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
PRC statutory income tax rate	25%	25%	25%	25%
Effect of income tax rate difference in other jurisdictions	4.8%	5.9%	1.5%	4.4%
Effect of PRC preferential tax rate and tax holidays	(15.1)%	(14.1)%	(11.5)%	(16.0)%
R&D credits	(14.3)%	(11.9)%	(13.5)%	(13.6)%
Permanent difference and others*	(6.0)%	8.2%	7.2%	(5.4)%
Effective tax rate	(5.6)%	13.1%	8.7%	(5.6)%

*	Permanent difference and other primarily represented tax effect on the intercompany transactions and non-deductible expenses.

F-28

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – TAXES - continued

(a)	Corporate Income Taxes (“CIT”) (continued)

The provision (benefit) for income tax consists of the following:

	For the years ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
Current income tax provision	$102,568	$365,866	$16,944	$70,621
Deferred income tax (benefit) provision	(221,114)	(96,713)	109,116	(124,663)
Total (benefit) provision for income tax expenses	$(118,546)	$269,153	$126,060	$(54,042)

As of December 31, 2017, the tax years ended December 31, 2011 through December 31, 2017 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of June 30, 2017 and 2016, the Company had net operating loss carry forwards of approximately $1,234,500 and $131,500, respectively, from the Company’s PRC subsidiaries, which will expire by December 31, 2021. As of June 30, 2017, the Company had net operating loss carry forwards of approximately $415,800, $40,600 and $200,200 from its operations in Singapore, Australia and Hong Kong, respectively. As of December 31, 2017 and 2016, the Company had net operating loss carry forwards of approximately $ 1,697,878 and $ 1,386,817, respectively, from the Company’s PRC subsidiaries, which will expire by December 31, 2021. As of December 31, 2017, the Company had net operating loss carry forwards of approximately $ 504,856, $ 107,095 and $42,225 from its operations in Singapore, Australia and Hong Kong, respectively. The net operating losses in Singapore, Australia and Hong Kong will be carried forward indefinitely.

The significant components of the deferred tax assets are as follows:

	June 30, 2017	June 30, 2016	December 31, 2017
			(Unaudited)
Deferred tax assets:
Net operating loss carry forwards	$423,543	$81,839	$396,853
Accrued expenses and other	9,611	-	7,377
Total deferred tax assets	433,154	81,839	404,230

Deferred tax liabilities:
Unbilled accounts receivables	(62,855)	-	(175,367)
Deferred contract cost	(71,346)	(7,360)	(28,249)
	(134,201)	(7,360)	(203,616)

Total deferred tax assets, net	$298,953	$74,479	$200,614

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets as at June 30, 2017 and 2016 and December 31, 2017.

F-29

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – TAXES - continued

(b)	Taxes Payable

The Company’s taxes payable consists of the following:

	June 30, 2017	June 30, 2016	December 31, 2017
			(Unaudited)

VAT tax payable	$182,036	$139,016	$174,694
Corporate income tax payable	-	63,988	-
Other taxes payable	458,828	225,611	513,423
Total taxes payable	$640,864	$428,675	$688,117

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2017 and 2016, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended June 30, 2017 and 2016 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2017. As of December 31, 2017 and 2016, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months ended December 31, 2017 and 2016 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2017.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company’s subsidiaries lease administrative office space under various operating leases. Rent expense amounted to $565,328 and $431,043 for the years ended June 30, 2017 and 2016, respectively.

Rent expense amounted to $310,505 and $244,458 for the periods ended December 31, 2017 and 2016, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows:

Twelve months ending December 31,	Lease expense
2018	$543,174
2019	217,397
2020	24,860
Total	$785,431

F-30

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – SHAREHOLDERS’ EQUITY

Common shares

CLPS was established under the laws of Cayman Islands on May 11, 2017. The original authorized number of common shares was 1 share with a par value of $1. After an amendment on December 7, 2017, the authorized number of common shares became 100,000,000 shares with a par value of $0.0001 each. As of June 30, 2017 and 2016 and December 31 2017, 11,290,000 shares were issued at par value, the equivalent to share capital of $1,129 for each of the period ended 2017 and 2016. The shares are presented on a retroactive basis to reflect the nominal share issuance discussed below.

On November 18, 2017, the Board of Directors (“Board”) approved the 2017 Stock Incentive Plan (“Plan”), subject to approval by the Company’s shareholders. The Plan is a stock-based compensation plan that provides for discretionary grants of, among others, stock options, stock awards and stock unit awards to key employees and directors of the Company. The purpose of the Plan is to recognize contributions made to our company and its subsidiaries by such individuals and to provide them with additional incentive to achieve the objectives of our Company. The Board authorized up to 2,210,000 shares for grants under the terms of the Plan. The grants under the Plan generally have a maximum contractual term of ten years from the date of grant. Stock awards granted under the plan at the determination of the Board shall be effective and exercisable upon the Company’ completion of an initial public offering of its securities. The terms of individual agreements for various grants under the Plan will be determined by the Board (or its Compensation Committee) and might contain both service and performance conditions.

On December 7, 2017, in order to optimize the Company’s share capital structure, the Board of Directors approved a stock split of the Company’s issued and outstanding shares of common shares at a ratio of 1-10,000. After the stock split, the Company’s issued and outstanding common shares became 10,000 shares with par value of $0.0001. The Board of Directors also approved to amend the articles of association (the “Amendment”) to increase total authorized number of common shares from 10,000 shares to 100,000,000 shares with par value of $0.0001. In connection with the Amendment, the Board of Directors further approved to issue 11,280,000 common shares at par value (the “Nominal share issuance”) to the existing shareholders of the Company. As a result, the existing shareholders of the Company have the same equity interests percentage in the Company as in CLPS shanghai prior to the reorganization. The Company believes it is appropriate to reflect the stock split, Amendment and the Nominal share issuance on a retroactive basis similar to share split, in accordance with SEC SAB Topic 4.

Effective on December 9, 2017, the Board appointed Mr. Xiao Feng Yang as the Company’s Chairman and President, Mr. Raymond Ming Hui Lin as the Company’s chief executive officer (“CEO”) and director and Ms. Tian van Acken as the Company’s chief financial officer (“CFO”). Their employment term is five years starting on December 9, 2017. Mr. Xiao Feng Yang, Mr. Raymond Ming Hui Lin and Ms. Tian van Acken’s basic annual compensations are approximately $94,100, $71,400 and $93,010, respectively, with annual bonuses determined based on the sole direction of the Compensation Committee of the Board of Directors in accordance with criteria established by the Compensation Committee of the Board.

Additional paid-in capital

As of June 30, 2017 and 2016 and December 31, 2017, additional paid-in capital in the consolidated balance sheet represented the combined contributed capital of the Company’s subsidiaries.

For the year ended June 30, 2016, the Company’s controlling shareholders contributed additional capital in the aggregate of $3,377,813 to CLPS Shanghai, which was included in additional paid-in capital.

For the year ended June 30, 2016, CLPS Shanghai had a recapitalization. CLPS Shanghai’s accumulated retained earnings and statutory reserve in the aggregate was $1,051,952 which was reclassified to additional paid – in capital in the consolidated financial statements.

On July 25, 2017, the Company incorporated CLIVST as a holding company in BVI. On September 27, 2017 and October 24, 2017, the Company incorporated CLPS Guangzhou in Guangzhou, PRC and FDT-CL in Hong Kong to develop business in the related area.

On September 27, 2017, the Company and a non-controlling interest shareholder of CLPS Beijing incorporated Tianjin Huanyu Qinshang network technology Co., Ltd (“Huan Yu”). The Company subscribed 30% of equity interest in Huan Yu for $0.4 million. The Company planned to complete the capital injection of $0.4 million by the end of 2017.

F-31

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statutory reserve

The Company’s subsidiaries located in mainland China are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The Company allocated $261,949 and $429,439 to statutory reserves during the years ended June 30, 2017 and 2016, respectively in accordance with PRC GAAP. The Company allocated $224,882 to statutory reserves during the six months ended December 31, 2017 in accordance with PRC GAAP.

NOTE 16 – NON-CONTROLLING INTERESTS

	CLPS RC	CLPS Beijing	CLPS Shenzhen	CLPS Hong Kong	Judge China	JQ	Total
Balance as of July 1, 2015	$1,857	$(342)	$-	$-	$-	$-	$1,515
Net loss	-	(41,141)	-	-	-	-	(41,141)
Capital contribution from non-controlling shareholders (i)	-	46,919	-	-	-	-	46,919
Repurchase of non-controlling interest (ii)	(1,788)	-	-	-	-	-	(1,788)
Foreign currency translation adjustments	(69)	(1,402)	-	-	-	-	(1,471)
Balance as of June 30, 2016	-	$4,034	-	-	-	-	$4,034
Net (loss) income	-	37,267	(973)	(20,157)	157,775	-	173,912
Capital contribution from non-controlling shareholders (iii) (iv)	-	-	-	6,438	290,994	-	297,432
Foreign currency translation adjustments	-	982	(5)	71	684	-	1,732
Balance as of June 30, 2017	-	$42,283	$(978)	$(13,648)	$449,453	-	$477,110
Net (loss) income	-	(107,489)	182	36,316	50,108	14,945	(5,938)
Capital contribution from non-controlling shareholders (v)	-	-	-	-	-	70	70
Foreign currency translation adjustments	-	(454)	(36)	6	19,898	1,359	20,773
Balance as of December 31, 2017 (Unaudited)	-	$(65,660)	$(832)	$22,674	$519,459	$16,374	$492,015

(i)	For the year ended June 30, 2016, the non-controlling shareholder of CLPS Beijing contributed $46,919 to CLPS Beijing.

(ii)	For the year ended June 30, 2016, the Company paid $6,987 to acquire a non-controlling interest in CLPS RC. After the acquisition, CLPS RC became a wholly owned subsidiary of the Company. The payment in excess of carrying value of the non-controlling interest amounted to $5,199, which was charge to additional paid in capital.

F-32

CLPS INCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – NON-CONTROLLING INTERESTS - continued

(iii)	For the year ended June 30, 2017, the non-controlling shareholder of CLPS Hong Kong contributed $6,438 as capital.

(iv)	On November 9, 2016, CLPS Shanghai acquired 60% of Judge China and its 70% owned subsidiary Judge HR from Judge Asia. As a result, the fair value of non-controlling interests was $290,994 (Note 3).

(v)	On October 17, 2017, the Company acquired 55% of JQ and its 100% owned subsidiary – JL. For the six months ended December 31, 2017, the non-controlling shareholder of JQ contributed $70 to JQ.

NOTE 17 – SEGMENT INFORMATION AND REVENUE ANALYSIS

The Company follows ASC 280, Segment Reporting, which requires that companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company has one operating segment. The Company’s revenue and net income are substantially derived from enterprise application services and financial industry IT services.

The Company’s operations are primarily based in China, where the Company derives a substantial portion of their revenues. For the year ended June 30, 2017, revenues generated in mainland China, Hong Kong and Australia were $30,822,390, $362,892 and $176,694, respectively. For year ended June 30, 2016, all revenues were generated in mainland China. For the six months ended December 31, 2017, revenues generated in mainland China, Hong Kong, Australia and Taiwan were $21,407,903, $540,837, $138,960 and $112,295, respectively. For six months ended December 31, 2016, revenues generated in mainland China, Hong Kong and Australia were $14,060,682, $231,599 and 31,657 respectively.

The following table presents revenues by the service lines.

	For the years ended June 30,		For the six months ended December 31,
	2017	2016	2017	2016
			(Unaudited)	(Unaudited)
Fintech IT consulting service	$29,146,470	$28,015,173	$21,632,609	$13,282,841
Customized IT solution service	1,846,423	927,185	524,220	760,599
Other	369,083	81,820	43,166	280,498
Total	$31,361,976	$29,024,178	$22,199,995	$14,323,938

NOTE 18 – SUBSEQUENT EVENTS

On January 10, 2018, the Company contributed capital of $92,370 in Tianjin Huanyu Qinshang network technology Co., Ltd (“Huan Yu”).

On February 6, 2018, the Company contributed capital of $1,592 in CLPS Shenzhen. On March 1, 2018, the Company injected additional capital of $7,866 in CLPS Shenzhen.

On January 18, 2018, the Company contributed capital of $7,791 in CLPS Guangzhou. On January 25, 2018, the Company contributed capital of $7,913 in CLPS Guangzhou. On February 27, 2018 and March 20, 2018, the Company contributed additional capital in CLPS Guangzhou of $7,915 and $15,798, respectively.

The accompanying consolidated financial statements were approved by management and available for issuance on March 27, 2018. The Company evaluated subsequent events through the date these consolidated financial statements were available for issuance.

F-33

CLPS Incorporation

2,000,000 Common Shares

Prospectus

Benchmark Book Running Manager	Cuttone & Co., LLC Co-Manager

Until [_], (25 days after commencement of our initial public offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Since our inception, we issued 11,290,000 shares in the aggregate to 5 shareholders upon the reorganization of our company and in transactions that were not required to be registered under the Securities Act. All such share issuances were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, certain share issuances were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903 of Regulation S promulgated thereunder by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

The information below lists all of the securities related to CLPS Shanghai since CLPS Shanghai was registered:

ChinaLink Professional Services Co., Ltd.

On August 30, 2005, Jingsu Pan and Xiaochun Deng agreed to establish ChinaLink Professional Services Co., Ltd. (“CLPS Shanghai”) and signed CLPS Shanghai’s Articles of Association. Pursuant to the Articles of Association, Jingsu Pan and Xiaochun Deng agreed to invested RMB250,000 (approximately US$30,881) in cash for 50% of equity interests in CLPS Shanghai, and the total registered capital of CLPS Shanghai was RMB500,000 (approximately US$61,763).

On December 5, 2005, Jingsu Pan and Xiaochun Deng signed the Resolution of the Board of Shareholders and agreed to increase CLPS Shanghai’s registered capital to RMB1,000,000 (approximately US$123,671). Jingsu Pan and Xiaochun Deng respectively made full payment for their subscribed capital to RMB500,000 (approximately US$61,835).

On March 29, 2010, Yan Pan entered into a Share Purchase Agreement with Jingsu Pan pursuant to which Yan Pan purchased all of Jingsu Pan’s shares in CLPS Shanghai.

On October 19, 2010, Raymond Ming Hui Lin entered into a Share Purchase Agreement with Xiaochun Deng pursuant to which Raymond Ming Hui Lin purchased all of Xiaochun Deng’s shares in CLPS Shanghai.

On October 31, 2012, CLPS Shanghai increased its registered capital to RMB5,000,000 (approximately US$799,987). Yan Pan and Raymond Ming Hui Lin respectively made full payment for their subscribed capital to RMB2,500,000 (approximately US$399,993).

On October 30, 2013, Xiao Feng Yang entered into a Share Purchase Agreement with Yan Pan pursuant to which Xiao Feng Yang purchased all of Yan Pan’s shares in CLPS Shanghai.

On June 24, 2014, CLPS Shanghai increased its registered capital to RMB30,000,000 (approximately US$4,759,004). Xiao Feng Yang and Raymond Ming Hui Lin respectively made full payment for their subscribed capital to RMB15,000,000 (approximately US$2,379,502).

On December 15, 2015, CLPS Shanghai changed its form into a PRC joint stock limited company. The share capital of CLPS Shanghai was RMB30,000,000, which was divided into 30,000,000 shares of RMB1.00 per share. Xiao Feng Yang and Raymond Ming Hui Lin respectively held 15,000,000 shares of CLPS Shanghai.

On May 16, 2016, CLPS Shanghai issued 3,870,000 shares to three limited partnerships (hereinto: 1,700,000 shares to Shanghai Qinyao Investment Partnership, 1,270,000 shares to Shanghai Qinzhi Investment Partnership, and 900,000 shares to Shanghai Qinshang Software Technology Counsel Partnership) of RMB1.00 per share. CLPS Shanghai’s registered capital was increased to RMB33,870,000.

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On July 18, 2017, three abovementioned limited partnerships transferred all their shares of CLPS Shanghai to their individual partners according to the proportion of each partner’s capital contribution. Total 47 individuals became shareholders of CLPS Shanghai.

In August 2017, Qiner Co., Ltd. (“Qiner”) entered into three Share Purchase Agreement with three non-Chinese individual shareholders of CLPS Shanghai pursuant to which the three non-Chinese individual shareholders of CLPS Shanghai were to sell all their shares of CLPS Shanghai to Qiner. The share transfer price was RMB1.00 per share.

In November 2017, Shanghai Qincheng Information Technology Co., Ltd (“WOFE”) entered into 46 Share Purchase Agreement with all 46 Chinese individual shareholders of CLPS Shanghai pursuant to which the 46 Chinese individual shareholders of CLPS Shanghai were to sell all their shares of CLPS Shanghai to WOFE. The share transfer price was RMB1.00 per share.

CLPS Ruicheng Co., Ltd.

On May 10, 2013, CLPS Ruicheng Co., Ltd. (“CLPS RC”) was established by Wenbin Li and CLPS Shanghai. Wenbin Li invested RMB45,000 (US$7,321) in cash for 45% of equity interests in CLPS RC, and CLPS Shanghai invested RMB55,000 (US$8,948) in cash for 55% of equity interests in CLPS RC. The total registered capital of CLPS RC was RMB100,000 (US$16,269).

On April 2, 2014, Wenbin Li and CLPS Shanghai signed/sealed the Resolution of the Board of Shareholders and agreed to increase CLPS RC’s registered capital to RMB10,000,000 (US$1,611,500). Wenbin Li increased his subscribed capital to RMB4,500,000 (US$725,175), and CLPS Shanghai increased its subscribed capital to RMB5,500,000 (US$886,325).

On November 17, 2015, Wenbin Li entered into a Share Purchase Agreement with CLPS Shanghai pursuant to which CLPS Shanghai purchased all of Wenbin Li’s shares in CLPS RC.

CLPS Dalian Co., Ltd.

On May 28, 2011, CLPS Shanghai decided to establish CLPS Dalian Co., Ltd. (“CLPS Dalian”) and sealed its Articles of Association. CLPS Shanghai invested RMB100,000 (US$15,234) in cash for 100% of equity interests in CLPS Dalian, and the total registered capital of CLPS Dalian was RMB100,000 (US$15,234).

On June 13, 2012, CLPS Dalian increased its registered capital to RMB1,000,000 (US$157,023). CLPS Shanghai made full payment for its subscribed capital to RMB1,000,000 (US$157,023).

On March 5, 2014, CLPS Dalian increased its registered capital to RMB2,000,000 (US$326,371). CLPS Shanghai increased its subscribed capital from RMB1,000,000 to RMB2,000,000 (US$326,371).

CLPS Beijing Hengtong Co., Ltd.

On March 30, 2015, CLPS Beijing Hengtong Co., Ltd. (“CLPS Beijing”) was established by Jingwei Sun and CLPS Shanghai. Jingwei Sun subscribed RMB3,000,000 (US$483,364) in cash for 30% of equity interests in CLPS Beijing, and CLPS Shanghai subscribed RMB7,000,000 (US$1,127,850) in cash for 70% of equity interests in CLPS Beijing. The total registered capital of CLPS Beijing was RMB10,000,000 (US$1,611,214).

On March 20, 2016, Jingwei Sun and CLPS Shanghai signed/sealed the Resolution of the Board of Shareholders and agreed to reduce CLPS Beijing’s registered capital to RMB1,000,000 (US$154,603). Jingwei Sun reduced his subscribed capitial to RMB300,000 (US$46,381) and CLPS Shanghai reduced its subscribed capital to RMB700,000 (US$108,222).

Judge China & Judge HR

On November 9, 2016, CLPS Shanghai entered into a Share Purchase Agreement with JUDGE GROUP ASIA LIMITED pursuant to which CLPS Shanghai purchased 60% of JUDGE GROUP ASIA LIMITED’s shares in Judge (Shanghai) Co., Ltd. (“Judge China”) which is established by JUDGE GROUP ASIA LIMITED in November 23, 2010. The registered capital of Judge China was RMB18,630,000 (US$2,804,329).

On September 20, 2012, Judge China and an unrelated company agreed to establish Judge (Shanghai) Human Resource Co., Ltd. (“Judge HR”). Judge China subscribed RMB700,000 (US$111,048) for 70% of equity interests in Judge HR.

CLPS Shenzhen Co., Ltd.

On April 7, 2017, CLPS Shenzhen Co., Ltd. (“CLPS Shenzhen”) was established by CLPS Shanghai and CLPS Technology (HK) Co., Ltd. (“CLPS Hong Kong”). CLPS Shanghai subscribed RMB3,500,000 (US$507,408) for 70% of equity interests in CLPS Shenzhen, and CLPS Hong Kong subscribed RMB1,500,000 (US$217,461) for 30% of equity interests in CLPS Shenzhen. The total registered capital of CLPS Hong Kong was RMB5,000,000 (US$724,869).

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Tianjin Huanyu Qinshang Network Technology Co., Ltd.

On September 27, 2017, Tianjin Huanyu Qinshang Network Technology Co., Ltd. (“Huanyu”) was established by CLPS Shanghai and Jingwei Sun. CLPS Shanghai subscribed RMB3,000,000 (US$451,807) for 30% of equity interests in Huanyu, and Jingwei Sun subscribed RMB7,000,000 (US$1,054,217) for 70% of equity interests in Huanyu. The total registered capital of Huanyu was RMB10,000,000 (US$1,506,024).

CLPS Guangzhou Co., Ltd.

On September 27, 2017, CLPS Guangzhou Co., Ltd. (“CLPS Guangzhou”) was established by CLPS Shanghai and Qiner Co., Limited (“Qiner”). CLPS Shanghai subscribed RMB510,000 (US$76,807) for 51% of equity interests in CLPS Guangzhou, and Qiner subscribed RMB490,000 (US$73,795) for 49% of equity interests in CLPS Guangzhou. The total registered capital of CLPS Guangzhou was RMB1,000,000 (US$150,602).

CLPS Technology (Australia) Pty. Ltd.

On November 10, 2015, CLPS Shanghai invested AUD200,000 (US$140,600) to establish CLPS Technology (Australia) Pty. Ltd. and CLPS held 100% of equity interests in CLPS AU.

CLPS Technology (Singapore) Pte. Ltd.

On August 18, 2015, CLPS Shanghai invested SGD100,000 (US$71,149) to establish CLPS Technology (Singapore) Pte. Ltd. and CLPS held 100% of equity interests in CLPS SG.

On June 21, 2016, CLPS Shanghai decided to increase investment to SGD500,000 (US$372,606) and CLPS kept holding 100% of equity interests in CLPS SG.

CLPS Technology (HK) Co., Ltd.

On January 7, 2016, CLPS Shanghai invested HKD200,000 (US$25,793) to establish CLPS Technology (HK) Co., Ltd. and CLPS held 100% of equity interests in CLPS Hong Kong.

On November 24, 2016, Zhaolong Zhang invested HKD50,000 (US$6,447) in CLPS Hong Kong, and got 20% of equity interests in CLPS Hong Kong correspondingly. CLPS Shanghai held 80% of equity interests after the investment.

On December 27, 2017, the Company entered into a one-year agreement with Ascent Investor Relations LLC (“Ascent”) pursuant to which Ascent was to provide certain investor relations consulting services to the Company. In addition to the cash fee of $6,000 per month, the Company agreed to issue to Ascent a five-year common share purchase warrant to purchase 107,000 shares of the Company’s common shares.

On December 1, 2017, the Company entered into a financial advisory agreement with Gear Ltd. (“Gear”) pursuant to which Gear was to provide certain due diligence support, advisory, consulting, investor relations and other related services to the Company. In addition to the cash retainer fee of RMB 400,000 (US$59,003), the Company also agreed to issue to Gear a five-year common share purchase warrant to purchase 0.7% of the number of the common shares of the Company at closing of the contemplated IPO.

II-3

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title

1.1	Form of Underwriting Agreement.*

3.1	Memorandum and Articles of Association (1).

4.1	Specimen Share Certificate (1).

5.1	Opinion of Ogier.

8.1	Opinion of Hansen & Partners.

8.2	Opinion of Schiff Hardin LLP.

10.1	2017 Equity Incentive Plan (1).

10.2	Form Independent Director Agreement (1).

10.3	Employment Agreement between the Company and Xiao Feng Yang (1).

10.4	Employment Agreement between the Company and Raymond Ming Hui Lin (1).

10.5	Employment Agreement between the Company and Tian van Acken (1).

10.6	ANZ Global Services and Operations (Chengdu) Company Limited Agreement (1).

10.7	Master Lease Agreement - Shanghai Pudong Software Park Co., Ltd. (1).

10.8	Form of Framework Contract for Subcontracting (1).

10.9	Form Warrant Agreement.*

10.10	Form Lockup Agreement.*

10.11	Escrow Indemnification Agreement.*

14.1	Code of Conduct and Ethics (1).

21.1	List of Subsidiaries of the Registrant (1).

23.1	Consent of Friedman LLP.

23.2	Consent of Ogier (included in Exhibit 5.1).

23.3	Consent of Hansen & Partners (included in Exhibit 8.1).

23.4	Consent of Schiff Hardin LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature page).

99.1	Charter of the Audit Committee (1).

99.2	Charter of the Compensation Committee (1).

99.3	Charter of the Nominating Committee (1).

*	To be filed by amendment.

(1)	Previously filed as part of the registration statement filed with the SEC on March 30, 2017.

(b) Financial Statement Schedules

None.

II-4

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.”

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on April 24, 2018.

CLPS Incorporation

By:	/s/ Raymond Ming Hui Lin
Name:	Raymond Ming Hui Lin
Title:	Chief Executive Officer (Principal Executive Officer)

Xiao Feng Yang

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Xiao Feng Yang	Chairman, President and Director	April 24, 2018
Xiao Feng Yang

/s/ Raymond Ming Hui Lin	Chief Executive Officer and Director	April 24, 2018
Raymond Ming Hui Lin	(Principal Executive Officer)

/s/ *	Chief Financial Officer	April 24, 2018
Tian van Acken	(Principal Accounting and Financial Officer)

/s/ *	Independent Director	April 24, 2018
Jin He Shao

/s/ *	Independent Director	April 24, 2018
Kewei Huang

/s/ *	Independent Director	April 24, 2018
Kathryn Amooi

By:*	Xiao Feng Yang
Xiao Feng Yang Attorney in fact

II-6

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this registration statement or amendment thereto in New York on April 24, 2018.

Authorized U.S. Representative
VCorp Services, LLC 25 Robert Pitt Drive, Suite 204 Monsey, NY 10952 Telephone: (888) 528-2677

By:	/s/ Isaac Muller
Name: Isaac Muller
Title: Authorized Person

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